Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

HENRY ENERGY LP,

HENRY RESOURCES LLC,

and

MORIAH HENRY PARTNERS LLC

as Seller

and

Vital energy, inc.

as Purchaser

Dated September 13, 2023

Page

Article 1 PURCHASE AND SALE		1

1.1	Purchase and Sale	1
1.2	Certain Definitions	1
1.3	Excluded Assets	16

Article 2 PURCHASE PRICE		18

2.1	Purchase Price	18
2.2	Allocated Values	19
2.3	Adjustments to Unadjusted Purchase Price	19
2.4	Certain Ordinary-Course Costs and Revenues	21
2.5	Procedures	22
2.6	Adjustments to Stock Consideration at Closing	22
2.7	Withholding	23

Article 3 TITLE AND ENVIRONMENTAL MATTERS		23

3.1	Purchaser’s Title Review	23
3.2	Definition of Defensible Title	24
3.3	Definition of Permitted Encumbrances	25
3.4	Environmental Assessment; Environmental Defects	29
3.5	Environmental Defects	31
3.6	Notice of Title and Environmental Defects and Benefits; Adjustment	31
3.7	Cure	34
3.8	Adjustment for Title Defects and Benefits and Environmental Defects	36
3.9	Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts	38
3.10	Dispute Resolution	40
3.11	Notice to Holders of Consent and Preferential Purchase Rights	41
3.12	Consent Requirements	42
3.13	Preferential Purchase Rights	43
3.14	Limitations on Applicability	44
3.15	Tag-Along Rights	44

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		45

4.1	Seller	45
4.2	Litigation	46
4.3	Taxes and Assessments	46
4.4	Compliance with Laws	47
4.5	Material Contracts	47
4.6	Payments for Production	47
4.7	Imbalances	47
4.8	Consents and Preferential Purchase Rights	48
4.9	Liability for Brokers’ Fees	48
4.10	Bankruptcy	48
4.11	Wells and Equipment	48
4.12	Non-Consent Operations	49
4.13	Outstanding Capital Commitments; Payout Balances	49
4.14	Hedges	49
4.15	Environmental	49

-i-

(continued)

Page

4.16	Permits	50
4.17	Leases	50
4.18	Credit Support	51
4.19	Insurance	51
4.20	Suspense Funds	51
4.21	Rights of Way; Surface Fee Estates; Gila Water System; Personal Property	51
4.22	Dedications; Minimum Volume Commitments	52
4.23	Condemnation	52
4.24	Other Owners	52
4.25	Investment Representations	53
4.26	Capitalization	54
4.27	Sufficiency of Assets	55
4.28	Acquired Companies Special Warranty	55
4.29	Financial Statements; Books and Records	55
4.30	Absence of Certain Changes	56
4.31	Labor/Employee Matters	56
4.32	Benefit Plans	56
4.33	Powers of Attorney	56
4.34	Bank Accounts; Authorized Signatories	56
4.35	Regulatory	56
4.36	Limitations	57

Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		58

5.1	Existence and Qualification	58
5.2	Power	58
5.3	Authorization and Enforceability	58
5.4	No Conflicts	58
5.5	Consents, Approvals or Waivers	59
5.6	Valid Issuance	59
5.7	Capitalization	59
5.8	SEC Documents, Financial Statements, No Liabilities	60
5.9	Internal Controls; NYSE Listing Matters	60
5.10	Absence of Certain Changes	61
5.11	Compliance with Law	61
5.12	Litigation	62
5.13	Investment Company	62
5.14	Form S-3	62
5.15	Independent Investigation	62
5.16	Liability for Brokers’ Fees	62
5.17	Qualification; Bonding	63
5.18	Bankruptcy	63
5.19	Investment Representations	63
5.20	Limitations	63

Article 6 COVENANTS OF THE PARTIES		64

6.1	Access	64
6.2	Notification of Breaches	64
6.3	Press Releases	65
6.4	Operation of Business	65

-ii-

(continued)

Page

6.5	Indemnity Regarding Access	68
6.6	Regulatory Approvals	69
6.7	Further Assurances	70
6.8	Supplemental Disclosures	70
6.9	NYSE Listing	71
6.10	Stockholder Approval	71
6.11	Conduct of Purchaser	71
6.12	Operatorship	72
6.13	Financial Information	73
6.14	Further Actions	75
6.15	Pre-Closing Reorganization	75

Article 7 CONDITIONS TO CLOSING		76

7.1	Conditions of Seller to Closing	76
7.2	Conditions of Purchaser to Closing	77

Article 8 CLOSING		78

8.1	Time and Place of Closing	78
8.2	Obligations of Seller at Closing	78
8.3	Obligations of Purchaser at Closing	80
8.4	Closing Payment, Closing Consideration and Post-Closing Adjustments	81

Article 9 TAX MATTERS		83

9.1	Allocation of Taxes	83
9.2	Tax Returns	84
9.3	Transfer Taxes	85
9.4	Cooperation on Tax Matters	85
9.5	Refunds	85
9.6	Pre-Purchase Tax Proceedings	85
9.7	Allocation of Purchase Price	86
9.8	Push-Out Election for Acquired Companies.	86
9.9	Intended Tax Treatment	86

Article 10 TERMINATION		87

10.1	Termination	87
10.2	Effect of Termination	87
10.3	Distribution of Deposit and Remedies Upon Termination; Specific Performance	88

Article 11 INDEMNIFICATION; LIMITATIONS		89

11.1	Assumed Obligations	89
11.2	Retained Obligations	90
11.3	Indemnification	91
11.4	Indemnification Actions	92
11.5	Casualty and Condemnation	94
11.6	Limitation on Actions	94

-iii-

(continued)

Page

Article 12 MISCELLANEOUS		97

12.1	Counterparts	97
12.2	Notices	98
12.3	Expenses	98
12.4	Replacement of Credit Support	98
12.5	Records	99
12.6	Governing Law	99
12.7	Venue; Waiver of Jury Trial	99
12.8	Captions	99
12.9	Waivers	99
12.10	Assignment	100
12.11	Entire Agreement	100
12.12	Amendment	100
12.13	No Third-Person Beneficiaries	100
12.14	Severability	100
12.15	Time of the Essence	101
12.16	References	101
12.17	Construction	101
12.18	Limitation on Damages	101
12.19	Non-Recourse Parties	102
12.20	Reliance	102
12.21	Joint and Several Liability of Sellers	102

-iv-

(continued)

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells and Well Locations
Exhibit A-3	Units
Exhibit A-4	Fee Minerals
Exhibit A-5	Rights of Way
Exhibit A-6	Surface Fee
Exhibit A-7	Field Offices
Exhibit A-8	Prospects
Exhibit A-9	Gila Water System
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit B-2	Form of Mineral Deed
Exhibit B-3(A)	Form of Surface Deed (Energy)
Exhibit B-3(B)	Form of Surface Deed (Moriah)
Exhibit B-4	Form of Assignment and Assumption Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Certificate of Designations
Exhibit F	Form of Investor Agreement

-v-

(continued)

SCHEDULES:

Schedule K	Knowledge Persons
Schedule TI	Target Intervals
Schedule 1.2	Seller Equity Interests
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocated Values
Schedule 3.2(a)	Unrecorded Written Title Instruments
Schedule 3.3	Certain Additional Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 3.15	Tag-Along Rights; Tag Properties
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.7	Imbalances
Schedule 4.8(a)	Preferential Rights to Purchase
Schedule 4.8(b)	Material Consents
Schedule 4.8(c)	Consents to Assign
Schedule 4.11	Wells and Equipment
Schedule 4.12	Non-Consent Operations
Schedule 4.13	Outstanding Capital Commitments; Payout Balances
Schedule 4.15	Environmental
Schedule 4.17(a)	Lease Expirations
Schedule 4.17(b)	Lease Demands
Schedule 4.17(c)	Lease Defaults
Schedule 4.17(d)	Drilling Commitments
Schedule 4.17(e)	Lease Maintenance Payments
Schedule 4.18	Credit Support
Schedule 4.19(a)	Insurance Policies
Schedule 4.19(b)	Pending Insurance Claims
Schedule 4.20	Suspense Funds
Schedule 4.21	Rights of Way; Surface Fee Estates; and Gila Water System
Schedule 4.21(d)	Material Customers
Schedule 4.22	Dedications; Minimum Volume Commitments
Schedule 4.24(a)	Individual Owners
Schedule 4.24(b)	Affiliate Owners
Schedule 4.24(d)	Pre-Closing Reorganization
Schedule 4.26	Acquired Company Capitalization
Schedule 4.29	Financial Statements; Books and Records
Schedule 4.29(e)	Acquired Company Indebtedness
Schedule 4.30	Absence of Certain Changes
Schedule 4.33	Powers of Attorney
Schedule 4.34	Bank Accounts; Authorized Signatories
Schedule 4.35	Regulatory
Schedule 5.7	Purchaser Capitalization
Schedule 6.4 – Part A	Seller Operation of Business
Schedule 6.4 – Part B	Purchaser Contact Persons
Schedule 6.11 – Part A	Purchaser Operation of Business
Schedule 6.11 – Part B	Seller Contact Persons

-vi-

(continued)

2020 Reserve Report	73
8/8ths Properties	1
AC Financial Statements	55
Accounting Arbitrator	83
Acquired Companies	1
Acquired Companies Assets	1
Acquired Companies Properties	1
Adjustment Period	20
Affiliate	1
Affiliate Owners	53
Agreement	1
Allocated Value	19
Applicable Depth	2
Applicable Percentage	2
Asset Taxes	2
Assets	2
Assignment and Assumption Agreement	2
Assignment and Bill of Sale	23
Assumed Obligations	89
Audit Firm	73
Audited 2020 Financial Statement	74
Audited Financial Statements	73
Balance Sheet Date	55
Benefit Plan	2
Benefit Plan Liabilities	2
BITS Energy	2
BITS Energy Mgmt.	2
BITS LPA	18
Business Day	2
Casualty Loss	94
Certificate of Designations	18
Claim	93
Claim Notice	93
Closing	78
Closing Common Stock	81
Closing Consideration	81
Closing Date	78
Closing Payment	81
Closing Preferred Stock	81
Code	2
Common Stock Consideration	18
Consent	48
Contracting Parties	102
Contracts	3
Control	1

-vii-

(continued)

Credit Support	51
Cure Date	34
Cure Target Defect	34
Cure Target Environmental Defect	34
Cure Target Title Defect	34
Cut-Off Date	3
Damages	97
Defect Claim Date	31
Defect Escrow	36
Defect Escrow Shares	36
Defensible Title	24
Deposit	18
Disputed Environmental Matters	40
Disputed Matter	36
Disputed Title Matters	40
Effect	11
Effective Date	3
Employee Liabilities	3
Encumbrances	25
Energy Properties	5
Environmental Arbitrator	41
Environmental Consultant	29
Environmental Cure Date	34
Environmental Defect	31
Environmental Defect Amount	36
Environmental Defect Asset	33
Environmental Defect Claim Notice	33
Environmental Information	30
Environmental Laws	3
Environmental Matters	3
Environmental Permits	49
Environmental Review	29
Equipment	3
Escrow Agent	18
Escrow Agreement	18
Exchange Act	4
Excluded Assets	16
Excluded Records	4
Execution Date	1
Fee Minerals	5
Field Office	6
Final Adjustment Date	42
Final Price	83
Final Settlement Statement	82
Financial Statements	60

-viii-

Table of DEFINED TERMS

Financing	74
Fraud	4
G&G Data	4
GAAP	5
GILA ROWs	52
Gila Water System	5
Governmental Authority	5
Hazardous Substance	5
Hedge	5
Henry Assets	5
Henry Energy	1
Henry Resources	1
HPC Energy	7
HSR Act	69
Hydrocarbons	7
Income Taxes	7
Indebtedness	7
Indemnified Person	93
Indemnifying Person	93
Individual Defect Threshold	39
Individual Indemnity Threshold	96
Individual Owners	53
Information	54
Initial Reserve Reports	73
Interim Financial Statements	74
Investor Agreement	7
Knowledge	7
Laws	7
Leases	7
Material Consent	8
Material Contract	8
Mineral Deed	23
Moriah Henry	1
Net Revenue Interest	9
Nine Month Interim Financials	74
Non-Disclosure Agreement	9
Nonparty Affiliates	102
NORM	30
NYSE	9
Other Owners	53
Outside Date	87
Overhead Costs	9
Parties	1
Party	1
Per Share Common Value	9
Per Share Preferred Value	9
Permits	50
Permitted Encumbrances	25
Person	10
Phase I	29
Pre-Closing Reorganization	53

-ix-

Table of DEFINED TERMS

Pre-Closing Reorganization Documents	10
Pre-Closing Reorganization Liabilities	76
Preferred Stock Consideration	18
Preferred Stock Deposit	10
Preliminary Settlement Statement	81
Pre-Purchase Tax Proceeding	86
Properties	10
Property Costs	10
Purchase Price	11
Purchaser	1
Purchaser Annual Meeting	11
Purchaser Comment Deadline	82
Purchaser Common Stock	11
Purchaser Disclosure Schedules	64
Purchaser Financial Statements	74
Purchaser Fundamental Representations	11
Purchaser Group	91
Purchaser Material Adverse Effect	11
Purchaser Preferred Stock	12
Reclassification Event	18
Records	12
Records Period	74
Registration Rights Agreement	12
Regulation S-X	73
Representatives	12
Retained Obligations	90
Retained Percentage	12
Rights of Way	12
Royalties	13
SEC	13
SEC Documents	60
Securities Act	13
Seller Disclosure Schedules	58
Seller Equity Interests	7
Seller Fundamental Representations	13
Seller Group	91
Seller Material Adverse Effect	13
Seller Taxes	14
Six Month Interim Financials	73
Special Warranties	24
Stock Consideration	18
Stockholder Approval	14
Straddle Period	14
Subject Well	14
Subsidiary	14
Surface Deed (Energy)	14
Surface Deed (Moriah)	14
Surface Deeds	14
Surface Fee Estates	6
Suspense Adjustment Amount	20
Suspense Funds	15

-x-

TABLE OF DEFINED TERMS

Tag Parties	44
Tag Properties	44
Tag-Along PSAs	45
Tag-Along Rights	44
Target Closing Date	78
Target Interval	15
Tax	15
Tax Return	15
Third Party	15
Title Arbitrator	40
Title Benefit	25
Title Benefit Amount	36
Title Benefit Threshold	40
Title Cure Date	34
Title Defect	25
Title Defect Amount	36
Title Defect Claim Notice	31
Title Defect Property	31
Title Matters	15
Transaction Agreements	15
Transactions 15
Transfer Taxes	15
Transition Services Agreement	15
Treasury Regulations	15
Unadjusted Purchase Price	18
Unapproved Exception	16
Units	16
Well Location	16
Wells	16
Working Interest	16

-xi-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of September 13, 2023 (the “Execution Date”), by and among Henry Energy LP, a Texas limited partnership (“Henry Energy”), Henry Resources LLC, a Texas limited liability company (“Henry Resources”), Moriah Henry Partners LLC, a Texas limited liability company (“Moriah Henry” and, together with Henry Resources and Henry Energy, “Seller”, each a “Seller Party”) and Vital Energy, Inc., a Delaware corporation (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.

RECITALS:

Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets (including the Seller Equity Interests (as defined below)) that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE

1.1            Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.

1.2            Certain Definitions. As used herein:

(a)            “8/8ths Properties” means the assets described in subsection (i) of the definition of “Henry Assets”, provided, however, that such assets are not limited by the Applicable Percentages of Seller’s right, title and interest, but rather are one-hundred percent (100%) of Seller’s right, title and interest in and to the assets described in subsections 1.2(ii)(i)(A) through 1.2(ii)(i)(L) of the definition of “Henry Assets”;

(b)            “Acquired Companies” means HPC Energy, BITS Energy, and BITS Energy Mgmt.

(c)            “Acquired Companies Assets” means assets of the types described in subsections 1.2(ii)(i)(A) through 1.2(ii)(i)(L) of the definition of “Henry Assets”; that are held by the Acquired Companies, not Seller or any Other Owner.

(d)            “Acquired Companies Properties” means (i) assets of the types described as Energy Properties that are held by the Acquired Companies, not Seller or any Other Owner, and (ii) the Gila Water System and all Rights of Way related thereto that are held by the Acquired Companies.

(e)            “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise. For purposes of this Agreement, the Acquired Companies shall be deemed to be Affiliates of Seller prior to Closing and of Purchaser from and after Closing.

(f)            “Applicable Depth” means, as to any Subject Well: (i) if such Subject Well is currently producing, those formations from which such Subject Well is currently producing; (ii) if such Subject Well is a Well that is not currently producing, the last depth or formation at which it produced; or (iii) if such Subject Well is a Well Location, the formation identified on Exhibit A-2 or Schedule 2.2 for such Well Location, in each case, as the context requires.

(g)            “Applicable Percentage” means, with respect to each Prospect, the undivided interest expressed as a percentage for such Prospect as described in Exhibit A-8 and denoted as “Applicable Percentage”.

(h)            “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Henry Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(i)            “Assets” means the Henry Assets and/or the Acquired Companies Assets, as the context requires.

(j)            “Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B-4 assigning the Seller Equity Interests from Seller to Purchaser.

(k)            “barrel” means forty-two (42) U.S. gallons.

(l)            “Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or any bonus, incentive, deferred compensation, employment, consulting, severance, change in control, retention, termination or other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether or not reduced to writing, and in each case that is sponsored, maintained, contributed to or required to be maintained or contributed to by the Seller Parties or any of their Affiliates or with respect to which the Seller Parties or any of their Affiliates has an actual or contingent liability.

(m)            “Benefit Plan Liabilities” means all obligations, responsibilities and liabilities under or with respect to the Benefit Plans.

(n)            “BITS Energy” means BITS Energy LP, a Texas limited partnership.

(o)            “BITS Energy Mgmt.” means BITS Energy Mgmt LLC, a Texas limited liability company.

(p)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas or Tulsa, OK, United States of America.

(q)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(r)            “Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law, which includes any affiliated group that is required to file a combined group report under Texas Tax Code Section 171.1014.

(s)            “Contracts” means all currently existing contracts, agreements, and instruments pertaining to the Acquired Companies or Assets, including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; compressor agreements; rental agreements (to the extent freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration); gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements; provided, however, that the term “Contracts” shall not include (x) the Leases, the Rights of Way and other instruments constituting Seller’s or any Acquired Companies’ chain of title to the applicable Leases or Rights of Way, or (y) any master services agreements, drilling contracts and other similar service contracts.

(t)            “Cut-Off Date” means five o’clock p.m. in Houston, Texas on the date that is twelve (12) months following the Closing Date.

(u)            “Effective Date” means 7:00 a.m. in Houston, Texas on August 1, 2023.

(v)            "Employee Liabilities” means all obligations and liabilities to or in respect of any current or former officers, directors, employees and individual independent contractor service providers of the Seller Parties or any of their Affiliates.

(w)            “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws, including common law, as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, biological or cultural resources, exposure to pollution or chemicals in the environment or protection of occupational safety, including those Laws relating to the storage, handling and use of Hazardous Substances and Laws relating to the generation, processing, treatment, storage, transportation, disposal or management thereof and all regulations implementing the foregoing.

(x)            “Environmental Matters” means (i) the terms of Article 3, (ii) Seller’s representations and warranties in Sections 4.2 and 4.15, (iii) Seller’s covenants and agreements pursuant to Section 6.4, (iv) the Retained Obligations and (v) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) any Retained Obligations (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(y)            “Equipment” means all surface and subsurface equipment, machinery, fixtures, and other tangible personal property and improvements, whether owned or leased, that are (i) owned by any Acquired Company or (ii) if owned by Seller, located at, on or under any of the lands covered by or attributable to any of the Properties , Surface Fee Estates or Field Office or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, boilers, tubing, motors, fixtures, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, Hydrocarbons measurement facilities, metering facilities, interconnections, tanks, tank batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, processing and separation facilities, platforms, SCADA equipment, frac tanks and ponds and other materials, supplies, inventory, facilities, machinery, equipment and similar personal property (both surface and subsurface)).

(z)            “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(aa)      “Excluded Records” means:

(i)            all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business, operations, assets, and properties to the extent not related to or part of the Assets;

(ii)           any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(iii)          all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall, for purposes of clarity, be included in the Henry Assets);

(iv)         data and records relating to the sale of the Henry Assets or the Acquired Companies, including communications with the advisors or other Representatives of Seller or any member of Seller Group;

(v)          any data and records, to the extent relating to the other Excluded Assets or assets and properties to the extent they do not constitute Assets under this Agreement; and

(vi)          those original data and records retained by Seller pursuant to Section 12.5.

(bb)      “Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Subpart 1 of Schedule K (in the case of Seller) or Subpart 2 of Schedule K (in the case of Purchaser) had Knowledge of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Article 4 or Article 5 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

(cc)      “G&G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties that Seller or the applicable Acquired Company is not prohibited by agreement from transferring (directly or indirectly) to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).

(dd)      “GAAP” means United States generally accepted accounting principles, consistently applied.

(ee)      “Gila Water System” means that certain water gathering and disposal system owned by HPC Energy and more particularly described on Exhibit A-9 attached hereto.

(ff)      “Governmental Authority” means any national, state, county, federal, municipal, or multinational government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, administrative body, legislature, executive or other authority or regulatory body or other instrumentalities of any of them.

(gg)      “Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM, petroleum and any fraction thereof and any other substances referenced in Section 3.4(c).

(hh)      “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.

(ii)            “Henry Assets” means the following, individually and in the aggregate:

(i)            the Applicable Percentage, on a Prospect-by-Prospect basis, of Seller’s (as of the Closing Date) and each Other Owner’s (as of the date of this Agreement) right, title, and interest in and to the following (but excluding in all cases any Excluded Assets):

(A)            the Leases located within each Prospect (for the avoidance of doubt, if a Lease covers lands located within multiple Prospects, then the Lease shall be further divided as there shall be multiple Applicable Percentages attributable to such Lease: each Applicable Percentage shall correspond with that portion of the Lease INSOFAR AND ONLY INSOFAR as such Lease covers the lands corresponding to each Prospect);

(B)            all Wells attributable to such Prospect;

(C)            all Units attributable to such Prospect;

(D)            all fee mineral interests in the applicable Prospect, including those identified or described on Exhibit A-4 (the “Fee Minerals”) (such Applicable Percentage interest, respectively, in the Leases, the Subject Wells, the Units and the Fee Minerals, in each of the Prospects shall collectively be referred to as the “Energy Properties”);

(E)            all Hydrocarbons produced from, or attributable to, the Energy Properties from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Energy Properties that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); and, to the extent related or attributable to the other Assets, all production, plant, and transportation imbalances (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection 1.2(ii)(i)(E) shall be satisfied solely pursuant to Sections 2.3(c) and 2.3(d)); and

(F)            except to the extent related to any of the Retained Obligations, all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Henry Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, (B) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the other Henry Assets or to the extent arising in favor of Seller with respect to any other Henry Asset or any Assumed Obligation for which Purchaser is providing indemnification hereunder, (C) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates arising under any of the other Henry Assets to the extent attributable to such other Henry Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Contracts ((1) whether related to periods of time occurring before, on or after the Effective Date and (2) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and (D) rights, remedies, claims, demands, interests or causes of action whatsoever, at Law or in equity, known or unknown, of Seller or any of its Affiliates against any third Person to the extent related to (1) the Henry Assets for periods of time from and after the Effective Date or (2) any Assumed Obligation, and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing matters described in this Section 1.2(ii)(i)(F), Seller grants to Purchaser the right to be subrogated thereto, except, in each case, to the extent relating to any of the Retained Obligations;

(G)            all Rights of Way applicable to such Prospect (for the avoidance of doubt, if a Right of Way covers lands located within multiple Prospects, then the Right of Way shall be further divided as there shall be multiple Applicable Percentages attributable to such Right of Way: each Applicable Percentage shall correspond with that portion of the Right of Way INSOFAR AND ONLY INSOFAR as such Right of Way covers the lands corresponding to each Prospect);

(H)           all Contracts applicable to such Prospect (for the avoidance of doubt, if a Contract covers lands located within multiple Prospects, then the Contract shall be further divided as there shall be multiple Applicable Percentages attributable to such Contract: each Applicable Percentage shall correspond with that portion of the Contract INSOFAR AND ONLY INSOFAR as such Contract covers the lands corresponding to each Prospect);

(I)            all Equipment applicable to such Prospect;

(J)            those certain surface fee estates located in the applicable Prospect and described on Exhibit A-6 (“Surface Fee Estates”) and that certain field office located in the applicable Prospect and described on Exhibit A-7 (the “Field Office”);

(K)            all currently existing Permits, to the extent related to the applicable Prospect and other Assets and to the extent transferrable; and

(L)            originals, to the extent available, otherwise copies (including electronic copies) of all Records applicable to such Prospect.

(ii)            one-hundred percent (100%) of Seller’s (as of the Closing Date) and each Other Owner’s (as of the date of this Agreement) direct and indirect right, title, and interest in and to the membership interests and partnership interests, as applicable, of the Acquired Companies, as further described on Schedule 1.2 (the “Seller Equity Interests”).

(jj)       “HPC Energy” means HPC Energy LLC, a Texas limited liability company.

(kk)      “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(ll)      “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

(mm)      “Income Tax Return” means any Tax Return with respect to the Income Taxes.

(nn)      “Indebtedness” means, without duplication, as of any particular time, the result of (i) the amount of all indebtedness for borrowed money of the Acquired Companies (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities of the Acquired Companies evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) liabilities of the Acquired Companies with respect to any drawn letters of credit, bankers’ acceptances, surety bonds or performance bonds; (iv) liabilities of the Acquired Companies to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business; (v) the amount of all guarantees provided by any Acquired Company; (vi) any accrued interest, penalties, prepayment fees or premiums or early termination fees or penalties related to the foregoing; and (vii) any other liability or obligation of the Acquired Companies that would constitute indebtedness on a balance sheet prepared in accordance with GAAP; provided, however, that “Indebtedness” does not include any matters that will be released at or prior to Closing.

(oo)            “Investor Agreement” means the Investor Agreement, substantially in the form attached hereto as Exhibit F to be executed and delivered by Purchaser and Seller at Closing.

(pp)      “Knowledge” (or “knowledge” or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Seller, the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 1 of Schedule K and (ii) with respect to Purchaser the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 2 of Schedule K.

(qq)      “Laws” means any federal, state, local or foreign or multinational law, statute, act, code, ruling, award, writ, ordinance, rule, regulation, judgment, order, injunction, decree, decision or agency requirement of any Governmental Authority, including common law.

(rr)      “Leases” means the oil and gas leases, oil, gas, and mineral leases and subleases, carried interests, operating rights, record title interests and other interests owned or held by Seller, the Acquired Companies and/or any Other Owner and located within the Prospects, including those identified or described on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from or are otherwise attributable the Prospects, including the lands covered by the leases, subleases, interests and rights described on Exhibit A-1, and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1.

(ss)      “Material Consent” means a Consent by a third Person (i) that if not obtained prior to the direct or indirect assignment of an Asset, (A) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of an Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or liquidated damages or (ii) that has affirmatively been denied in writing (except for any such consent that is otherwise waived in writing by Purchaser); provided, however, that “Material Consent” does not include (x) any consent or approval of Governmental Authorities customarily obtained after Closing for the transfer of the Henry Assets or (y) any Consent which by its express terms cannot be unreasonably withheld, unless such Consent has been affirmatively denied in writing.

(tt)      “Material Contract” means, to the extent binding on the Assets, the Acquired Companies or Purchaser’s direct or indirect ownership thereof after Closing (and after giving effect to the Pre-Closing Reorganization), any Contract which is one or more of the following types (provided, however, that the term “Material Contract” shall not include any Contract to which Buyer is a party prior to the Execution Date):

(i)            Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Purchaser, any of the Acquired Companies or any of the Assets after the Closing;

(ii)           Contracts between Seller or an Affiliate of Seller (other than an Acquired Company), on the one hand, and any Acquired Company, on the other hand, which will be binding on such Acquired Company or its Acquired Companies Assets after the Closing;

(iii)          Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Properties which are not cancelable without penalty to, or material payment by Seller, its Affiliates (including the Acquired Companies), or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(iv)          To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Date, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(v)          Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty to or material payment by Seller, its Affiliates (including the Acquired Companies), or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(vi)          Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, participation agreements, joint venture agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), farmin agreements, farmout agreements, non-compete agreements, production sharing agreements, exchange agreements, pooling agreements or other similar agreements, including any agreement with any express drilling or development obligations to the extent the same have not been fully performed or fulfilled and would be binding on Purchaser, the Acquired Companies and/or the Assets after Closing;

(vii)         Contracts requiring Seller or its Affiliates (including the Acquired Companies) to post guarantees, bonds, letters of credit or similar financial agreements;

(viii)        Contracts that provide for a call upon, option to purchase or similar right with respect to any of the Assets (including any Hydrocarbons produced therefrom or allocated thereto);

(ix)          Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien or other encumbrance on, any of the Assets after the Closing;

(x)            Contracts for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, which are not cancelable without penalty to or material payment by Seller, its Affiliates (including the Acquired Companies), or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(xi)            Contracts containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision;

(xii)          Contracts that constitute a lease under which Seller or any Acquired Company is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller or such Acquired Company without penalty or material payment upon sixty (60) days’ or less prior written notice and (B) involves (x) an annual base rental of more than One Hundred Thousand Dollars ($100,000) or (y) the payment of more than One Hundred Thousand Dollars ($100,000) in the aggregate (net to Seller’s interest);

(xiii)          All other Contracts that can reasonably be expected to involve aggregate payments by, or aggregate proceeds or revenues to, Seller or any of its Affiliates (including the Acquired Companies) in excess of One Hundred Thousand Dollars ($100,000) during the current year or any subsequent fiscal year; and

(xiv)          All Contracts with respect to G&G Data.

(uu)      “Net Revenue Interest” means, with respect to any Subject Well, Seller’s (as of the Closing Date), the Other Owners’ (as of the date of this Agreement) or the Acquired Companies’ (as applicable) interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Subject Well from the Applicable Depths, in each case after giving effect to all Royalties.

(vv)      “Non-Disclosure Agreement” means that certain Non-Disclosure Agreement dated as of June 8, 2023 by and between Vital Energy, Inc., and Seller, as amended from time to time.

(ww)      “NYSE” means the New York Stock Exchange.

(xx)            “Overhead Costs” means $250,000 per month (prorated in partial months).

(yy)      “Per Share Common Value” means Fifty-Four Dollars and Ninety-Six Cents ($54.96).

(zz)      “Per Share Preferred Value” means Fifty-Four Dollars and Ninety-Six Cents ($54.96).

(aaa)      “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(bbb)      “Pre-Closing Reorganization Documents” means the documents described on Schedule 4.24(d).

(ccc)      “Preferred Stock Deposit” means shares of Purchaser Preferred Stock in an amount equivalent to ten percent (10%) of the Purchase Price.

(ddd)      “Properties” means the Energy Properties and/or the Acquired Companies Properties, as the context requires.

(eee)      “Property Costs” means, without duplication, all ordinary course operating expenses (including costs of insurance (solely to the extent any such insurance costs are premiums that are paid with respect to the period of time between the Effective Date and the Closing Date), and overhead costs charged by any Third Party operator of any of the Assets) pursuant to an applicable joint operating agreement and capital expenditures, in each case, paid or payable to Third Parties and incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation), in each case, any and all liabilities, losses, costs, expenses, and Damages arising out of or otherwise attributable or related to:

(i)             claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)            obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or any other Asset;

(iii)            obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or that otherwise affect or relate to any of the Assets;

(iv)            (A) all title examination and curative matters (including any title examination and/or curative costs) paid or incurred in connection with, or with respect to, any Title Defects asserted pursuant to this Agreement, any special warranty claims made pursuant to the Assignment and Bill of Sale or Mineral Deed or with respect to curing any breach of any of Seller’s representations or warranties, including claims that Leases have terminated, and (B) all environmental matters, claims and/or obligations, including to remediate any contamination of water or personal property, or restore the surface around such wells, facilities or personal property, including under applicable Environmental Laws (including Environmental Defect claims asserted pursuant to this Agreement);

(v)            obligations to pay working interests, Royalties, and other revenues or proceeds attributable to sale of Hydrocarbons to Third Parties (including any applicable Suspense Funds and escheat related thereto), as well as claims of improper calculation or payment of same;

(vi)            gas balancing and other production balancing obligations;

(vii)            any Casualty Loss (including any mitigation, repair, replacement or restoration costs related thereto);

(viii)            Taxes (including Asset Taxes);

(ix)            obligations with respect to Hedges;

(x)            obligations to pay (A) any rentals, shut-in royalties or other similar lease maintenance payments, (B) any bonuses, broker fees and other Lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment that are not paid and/or incurred in accordance with Section 6.4 and (C) any transfer or similar fees associated with the assignment of the Assets from Seller to Purchaser pursuant to this Agreement;

(xi)            any of the Retained Obligations (except any such Retained Obligation described in Section 11.2(b) that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4) or any other matters for which Seller has an indemnity obligation under this Agreement;

(xii)            any general and administrative and/or overhead costs that are not (A) charged by Third Parties pursuant to an applicable joint operating agreement or (B) covered by the Overhead Costs adjustment contained in Section 2.3(f)(ii); and

(xiii)            any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, expenses and Damages of the type described in preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.

(fff)      “Prospect” means the prospects described on Exhibit A-8 and the area of land allocated to each of the Prospects as set forth on Exhibit A-8.

(ggg)      “Purchase Price” means the Unadjusted Purchase Price, as adjusted pursuant to this Agreement, including Section 2.1(c) and Section 2.3.

(hhh)      “Purchaser Annual Meeting” means the annual meeting of stockholders of Purchaser.

(iii)            “Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

(jjj)      “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3, 5.4(a), 5.6, 5.16 and 5.18.

(kkk)      “Purchaser Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts (each, an “Effect”) that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Purchaser, or (b) the ability of Purchaser to consummate the Transactions contemplated hereby; provided, however, that the term “Purchaser Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Purchaser relative to other Persons operating in the same industry and geographic area in which Purchaser operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Purchaser or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Seller; (xi) any change, in and of itself, in the market price or trading volume of Purchaser Common Stock or any other securities of Purchaser or any of its subsidiaries (it being understood that any Effect underlying such change may be deemed to continue, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); and (xii) any legal proceeding brought or threatened by shareholders of Purchaser (whether on behalf of Purchaser or otherwise) asserting allegations of breach of fiduciary duty arising out of or relating to (A) violations of securities Laws in SEC Documents or (B) this Agreement or the Transactions contemplated hereby (it being understood that any Effect underlying the claims in any such proceeding (or threatened proceeding) may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Purchaser Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso).

(lll)      “Purchaser Preferred Stock” means convertible preferred stock, par value $0.01 per share, of Purchaser.

(mmm)      “Records” means (less and except the Excluded Records) originals, to the extent available, otherwise copies (including electronic copies) of files, records, information and data in Seller’s or any of its Affiliates’ (including the Acquired Companies’) or the Other Owner’s possession or control and to the extent relating or relevant to Seller’s, the Other Owners’ or the Acquired Companies’ ownership and/or operation of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, KMZ files, and engineering, exploration and other technical data and information (excluding any interpretive data or other technical analysis) that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof).

(nnn)      “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by Purchaser and Seller at Closing.

(ooo)            “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, investors, members, managers, employees, financing sources, agents and advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors).

(ppp)      “Retained Percentage” ” means, with respect to each Prospect, the undivided interest expressed as a percentage for such Prospect and described in Exhibit A-8 and denoted as “Retained Percentage”.

(qqq)      “Rights of Way” means surface and/or subsurface easements, permits, licenses, servitudes, rights-of-way, leases, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water and other rights to use the surface appurtenant to, or used or held for use in connection with, the Properties and the Gila Water System, including those described on Exhibit A-5; provided, however, that the term “Rights of Way” shall not include interests held pursuant to the Leases and other instruments constituting Seller’s or the applicable Acquired Companies’ chain of title to the applicable Leases.

(rrr)      “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons.

(sss)      “SEC” means the United States Securities and Exchange Commission.

(ttt)      “Securities Act” means the United States Securities Act of 1933, as amended.

(uuu)      “Seller Consolidated Group” means any Consolidated Group of which each of (i) any Acquired Company and (ii) Seller or an Affiliate of Seller (other than the Acquired Companies), is or was a member on or prior to the Closing Date.

(vvv)      “Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

(www)      “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.9, 4.10, 4.26, 4.28.

(xxx)            “Seller Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets and the Acquired Companies, taken as a whole, or (b) the ability of Seller to consummate the Transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on (x) Seller or any Acquired Company relative to other Persons operating in the same industry and geographic area in which Seller or such Acquired Company operates or (y) the Assets relative to similar Assets within the same geographic area in which the Assets are located) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates (including the Acquired Companies); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith and (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Purchaser.

(yyy)      “Seller Pass-Through Return” means any Income Tax Return filed by or in respect of an Acquired Company to the extent that (i) such Acquired Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are required to be reflected on the Income Tax Return of Seller or the direct or indirect owners of Seller.

(zzz)      “Seller Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member prior to the Closing Date, (ii) Taxes of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events or transactions occurring prior to the Closing, (iii) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller (A) as a result of the adjustments to the Purchase Price pursuant to Section 2.3 or (B) in connection with the provisions of Section 11.4, as applicable), (iv) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, (v) Taxes arising directly from any restructuring or reorganization undertaken by Seller, any of its Affiliates or the Acquired Companies prior to the Effective Date, (vi) Asset Taxes (other than Taxes described in clauses (i), (ii), (iii), (iv) or (v) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Date, and (vii) Taxes (other than Asset Taxes) imposed on any Acquired Company (including pursuant to Section 6225 of the Code) for any Tax period (or portion of any Straddle Period) ending on or before the Closing Date.

(aaaa)      “Stockholder Approval” shall mean the approval by holders of a majority of the issued and outstanding shares of Purchaser Common Stock present in person (including virtual presence) or represented by proxy and eligible to vote, assuming a quorum is present, and required by the applicable rules and regulations of the New York Stock Exchange (or any successor entity) from the stockholders of the Company with respect to the issuance of the shares upon conversion of the shares of Purchaser Preferred Stock; provided, however, that for purposes of this definition, the shares of Purchaser Common Stock received by Seller and its designees pursuant to this Agreement shall not be (i) eligible to vote, (ii) counted for purposes of determining the “majority”, and (iii) counted for quorum purposes.

(bbbb)      “Straddle Period” means, (i) with respect to Asset Taxes, any Tax period beginning before and ending on or after the Effective Date, and (ii) with respect to Taxes payable by the Acquired Companies (other than Asset Taxes), any Tax period beginning on or before and ending after the Closing Date.

(cccc)      “Subject Well” means a Well and/or Well Location, as the context requires.

(dddd)      “Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

(eeee)      “Surface Deed (Energy)” means that Surface Deed in the form attached hereto as Exhibit B-3(A) pursuant to which Henry Energy will convey its Surface Fee Estates to Purchaser.

(ffff)      “Surface Deed (Moriah)” means that Surface Deed in the form attached hereto as Exhibit B-3(B) pursuant to which Moriah Henry will convey its Surface Fee Estates to Purchaser.

(gggg)      “Surface Deeds” means the Surface Deed (Energy) and/or the Surface Deed (Moriah), as the context requires.

(hhhh)      “Suspense Funds” means all positive funds held in suspense (including positive funds held in suspense for unleased interests) by Seller or its Affiliates (including the Acquired Companies) that are attributable to the Assets.

(iiii)      “Target Interval” has the meaning set forth in Schedule TI.

(jjjj)      “Tax” or “Taxes” means all federal, state, local and foreign income, branch profits, license, payroll, employment, environmental, social security, unemployment, disability, profits, franchise, sales, use, ad valorem, property, severance, production, conservation, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes, including any interest, penalty or addition thereto, whether disputed or not.

(kkkk)      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

(llll)      “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.

(mmmm)      “Title Matters” means (a) the terms of Article 3, (b) the Special Warranties, (c) Seller’s representations and warranties in Sections 4.2, 4.7, 4.8, 4.11(a), 4.12, 4.13(b), 4.17, 4.21, 4.22(b), 4.24, and 4.26, (d) Seller’s covenants and agreements pursuant to Section 6.4, (e) the Retained Obligations described in Sections 11.2(g) and 11.2(i), (f) Purchaser’s rights under Section 2.3(j), and (g) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(g) and 11.2(i) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(nnnn)      “Transaction Agreements” means this Agreement, the Pre-Closing Reorganization Documents and each other agreement or instrument to be executed and delivered pursuant hereto at the Closing.

(oooo)            “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(pppp)      “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the sale of the Assets pursuant to this Agreement.

(qqqq)      “Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit D, to be executed and delivered by Purchaser and Seller at Closing.

(rrrr)      “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed (to the extent they can be relied upon), temporary or final form.

(ssss)      “Unapproved Exception” means, with respect to any Lease as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), Subject Well or other applicable Asset, as applicable, any fact(s), circumstance(s), or other matter(s) that, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest for any Subject Well to an amount below the Net Revenue Interest set forth in Schedule 2.2 for such Subject Well, (ii) operate to increase Seller’s Working Interest for any Subject Well to an amount greater than the Working Interest set forth in Schedule 2.2 for such Subject Well (in each case, except to the extent the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth Schedule 2.2 for such Subject Well in the same or greater proportion as the cumulative increase in Seller’s or the Acquired Companies’ Working Interest therefor), or (iii) impair, or would reasonably be expected to impair, in any material respect, the ownership, operation, and/or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated and/or used by Seller or any of its Affiliates (including the Acquired Companies) or as would otherwise be owned, operated and/or used by a reasonably prudent owner and/or operator of assets similar to such Asset(s) and located in the same geographic area as such Asset(s), as applicable.

(tttt)      “Units,” means all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including, for purposes of clarity, such units more particularly identified on Exhibit A-3.

(uuuu)      “Well Location” means those undeveloped well locations specifically identified on Exhibit A-2.

(vvvv)      “Wells” means all Hydrocarbon, water, CO2, or injection or disposal wells identified on Exhibit A-2 and any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Rights of Way or Surface Fee Estates, including the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any Exhibit or Schedule hereto.

(wwww)      “Working Interest” means, with respect to any Subject Well (as to the Applicable Depths), the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for, on or in connection with such Subject Well (solely as to the Applicable Depths), without regard to the effect of any Royalties.

1.3            Excluded Assets. Notwithstanding anything to the contrary in Section 1.3 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:

(a)            the Retained Percentage, on a Prospect-by-Prospect basis, of Seller’s right, title and interest in and to the 8/8ths Properties;

(b)            the Excluded Records;

(c)            any interpretations of Seller made with respect to any G&G Data, as well as copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of all geological, geophysical and similar data and studies other than any such data and/or studies constituting or included in the G&G Data;

(d)            Assets excluded from this Agreement pursuant to Sections 3.4(a), 3.7(d), 3.7(e), 3.12 or 3.13;

(e)            subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;

(f)            all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(g)            except for the Field Office, Seller’s interests in offices, office leases and buildings;

(h)            any leased equipment and other leased personal property of Seller or any Acquired Company if such equipment or property, or the Contract pursuant to which it was leased, is not freely transferrable (directly or indirectly, as applicable) without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;

(i)            except to the extent described in sub-clause (i)(E) of the definition of “Henry Assets” or otherwise related to any Assumed Obligation, all indemnity and contribution rights, rights under any Contracts and all other rights and claims of Seller or any Affiliate of Seller (other than any Acquired Company) against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds with respect to amounts paid or incurred by Seller or an Acquired Company) or for which Seller is liable for payments or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(j)            except to the extent described in sub-clause (i)(E) of the definition of “Henry Assets” or otherwise related to any Assumed Obligation, all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods prior to the Effective Date, which adjustments arising from such audits are paid or received prior to the Cut-Off Date; provided, however, that such audit rights and rights to reimbursement shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date (unless any applicable joint interest audit is initiated by a Third Party prior to the Cut-Off Date, in which case such audit rights (solely with respect to the subject matter of any such joint interest audit) shall not terminate on the Cut-Off Date and shall continue until reasonably resolved);

(k)            any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes that are Seller Taxes (solely to the extent such Seller Taxes are actually paid or economically borne by Seller or any of its Affiliates (other than any Acquired Company) or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member prior to the Closing Date);

(l)            refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes if received from and after the Cut-Off Date;

(m)            except with respect to Equipment located at, on or in the Field Office, all office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Henry Assets;

(n)            subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Henry Assets for periods of time prior to the Effective Date;

(o)            whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts held by Seller;

(p)            any and all Hedges;

(q)            Seller’s vehicles;

(r)            (i) the Pre-Closing Reorganization Documents, other than the Agreement of Limited Partners of BITS LP (the “BITS LPA”), and (ii) notwithstanding subpart (i), all Pre-Closing Reorganization Liabilities; and

(s)            any other assets, contracts, or rights which are specifically identified or described on Schedule 1.3.

Article 2
PURCHASE PRICE

2.1            Purchase Price.

(a)            Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of the following (i) 3,716,914 shares of Purchaser Common Stock (the “Common Stock Consideration”), and (ii) 4,977,272 shares of Purchaser Preferred Stock (the “Preferred Stock Consideration” and, together with the Preferred Stock Consideration, the “Stock Consideration”). As used herein, “Unadjusted Purchase Price” means an amount equal to the sum of (A) the product of (x) the Common Stock Consideration, multiplied by (y) the Per Share Common Value, plus (B) the product of (x) the Preferred Stock Consideration, multiplied by (y) the Per Share Preferred Value. The Stock Consideration and Unadjusted Purchase Price shall be adjusted pursuant to Section 2.1(c), Section 2.3 and Section 2.6. The terms of the Purchaser Preferred Stock shall be specifically and fully set forth in a Certificate of Designations the form of which is attached hereto as Exhibit E (the “Certificate of Designations”).

(b)            Not later than one (1) Business Day following the Execution Date, Purchaser will deliver or cause to be delivered to Equiniti Trust Company LLC (the “Escrow Agent”), the Preferred Stock Deposit, to be held by the Escrow Agent (such amount, the “Deposit”) to be held and disbursed in accordance with the terms of this Agreement and an escrow agreement dated as of the Execution Date among Seller, Purchaser, and Escrow Agent (the “Escrow Agreement”).

(c)            If, at any time on or after the Execution Date and prior to the Closing Date, (i) Purchaser effects any (A) dividend on shares of Purchaser Common Stock in the form additional shares of Purchaser Common Stock, (B) subdivision or split of any shares of Purchaser Common Stock, (C) combination or reclassification of shares of Purchaser Common Stock into a smaller number of shares of Purchaser Common Stock or (D) issuance of any securities by reclassification of shares of Purchaser Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Purchaser Common Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), then the Common Stock Consideration, the Per Share Common Value and Conversion Price (as defined in the Certificate of Designations) shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(D) and (ii) to provide for the receipt by Seller, in lieu of any shares of Purchaser Common Stock constituting the Stock Consideration or Conversion Shares (as defined in the Certificate of Designations), the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Common Stock in connection with any such transaction described in clauses (i)(D) and (ii) of this Section 2.1(c). Any adjustments made pursuant to this Section 2.1(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.

(d)            Seller may, at its sole discretion, direct Purchaser to issue the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration to one of Seller’s direct or indirect equityholders or their designated Affiliates as its designee, by providing written notice of such direction to Purchaser not less than three (3) Business Days in advance of the Closing Date, subject to any such designee providing any documentation reasonably requested by Purchaser (which documentation shall include representations of such designee to the effect set forth in Section 4.25). Each such designee may elect to execute and deliver a countersignature to the Registration Rights Agreement (as applicable) in order for such designee to be named as a selling stockholder in, and to have such designee’s shares of Purchaser Common Stock included in, the initial resale shelf registration statement to be filed by Purchaser pursuant to the Registration Rights Agreement.

(e)            The Seller Equity Interests (i) and the Acquired Companies are being acquired by Purchaser at the Closing on a cash-free, debt-free basis, and (ii) shall, for the avoidance of doubt, be delivered to Purchaser at Closing free and clear of all Encumbrances other than Encumbrances arising under the organizational documents of the applicable Acquired Company or securities Laws.

2.2            Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The “Allocated Value” for any Subject Well or the Gila Water System equals the portion of the Unadjusted Purchase Price that is allocated to such Asset on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

2.3            Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows (without duplication), but (x) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (y) in the case of Section 2.3(f), only to the extent paid or received, as applicable, on or before the Cut-Off Date:

(a)            decreased in accordance with Section 3.8;

(b)            decreased as a consequence of Assets (or any portions thereof) excluded from the transactions contemplated by this Agreement as set forth in Sections 3.4(a), 3.7(d), 3.7(e), 3.12 or 3.13;

(c)            with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (i) decreased (for amounts owed by Seller or any of its Affiliates (including the Acquired Companies) to any third Person as of the Effective Date) or (ii) increased (for amounts owed by any third Person to Seller or any of its Affiliates (including the Acquired Companies) as of the Effective Date), as applicable, (A) by an amount equal to the amount of such imbalances, multiplied by the applicable Contract price for oil, gas or other Hydrocarbons, as applicable (in each case, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons) or (B) if there is no applicable Contract, by an amount agreed to in writing by the Parties;

(d)            increased by the aggregate amount of Seller’s or any Acquired Companies’ share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks included in the Assets upstream of delivery points to the relevant purchasers on the Effective Date and based on the quantities in such storage tanks as of the Effective Date (solely to the extent such Hydrocarbon inventories are not sold prior to the Closing Date), multiplied by the Contract price therefor, or, if there is no applicable Contract, the sales price in effect as of the Effective Time (in each case, net of any (x) Royalties; and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons);

(e)            increased by the net amount of all prepaid expenses attributable to periods from and after the Effective Date (including prepaid insurance costs (solely to the extent attributable to the period between the Effective Date and Closing only), bonuses; rentals; and cash calls to Third Party operators) which have been paid or economically borne by Seller or its Affiliates (including the Acquired Companies) (solely if, and to the extent, any of the foregoing constitute Property Costs hereunder);

(f)            without limiting either Party’s rights to indemnification under Article 11, adjusted for proceeds, revenues and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:

(i)            decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or any of its Affiliates (including the Acquired Companies):

(A)            amounts earned from the sale, during the period from and including the Effective Date through but excluding the Cut-Off Date (the “Adjustment Period”), of Hydrocarbons produced from, or attributable or allocable to, the Properties (net of any (x) Royalties and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid by or behalf of Seller or the Acquired Companies in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(iii); excluding the effects of any Hedges); and

(B)            other income earned with respect to the Assets during the Adjustment Period (excluding the effects of any Hedges);

(ii)            increased by an amount equal to the Overhead Costs for the period between the Effective Date and the Closing Date; and

(iii)            increased by an amount equal to the amount of all Property Costs which are incurred by Seller or the Acquired Companies in the ownership and operation of the Assets from and after the Effective Date and paid to Third Parties or that are otherwise economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date (including the Acquired Companies on or prior to the Closing Date), except, in each case, any costs already deducted in the determination of proceeds in Section 2.3(f)(i);

(g)            decreased by the amount of Suspense Funds at the Closing, and any interest accrued in escrow accounts for such Suspense Funds (the “Suspense Adjustment Amount”);

(h)            increased by the amount of Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates);

(i)            decreased by the amount of Taxes allocated to Seller pursuant to Section 9.1 but paid or otherwise economically borne by Purchaser (or any of its Affiliates);

(j)            notwithstanding anything in this Agreement to the contrary (and specifically without regard to the applicability of any threshold or deductible), decreased by the Allocated Value of all Assets held by any Other Owner who has not conveyed all of such Other Owner’s right, title and interest in and to the Assets to Seller prior to the Closing Date in accordance with Section 6.15;

(k)            decreased by any Indebtedness of the Acquired Companies as of the Closing Date; and

(l)            increased or decreased by any other amount agreed to by the Parties in writing.

2.4            Certain Ordinary-Course Costs and Revenues.

(a)            With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid, as applicable, after the Effective Date:

(i)            Subject to the terms of this Section 2.4, Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties, which amounts are received after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (B) Property Costs that are deducted by the purchaser of production, and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing but on or before the Cut-Off Date).

(ii)            Seller shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise), and entitled to any refunds and indemnities with respect to, all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for and entitlements to, as applicable, the foregoing shall terminate on the Cut-Off Date.

(b)            Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date of Hydrocarbons produced from, or attributable or allocable to, the Properties and after the Cut-Off Date the amounts described in Section 2.4(a)(i); and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date and after the Cut-Off Date the amounts described in Section 2.4(a)(i).

(c)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser receive after Closing, but on or before the Cut-Off Date, any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.

(d)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser pay after Closing, but on or before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller as promptly as reasonably practicable after receipt of an invoice therefor (regardless of whether such invoice is delivered to Seller before, on or after the Cut-Off Date), accompanied by copies of the relevant vendor or other invoice and proof of payment thereof.

(e)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller (other than the Acquired Companies) receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(f)            Notwithstanding anything herein to the contrary Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties and other income earned with respect to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets, to the extent (i) an invoice for such amounts has not been received or paid by Purchaser, Seller or any of their respective Affiliates and (ii) a claim for such amounts has not been made, in each case, respectively, on or before the Cut-Off Date.

(g)            All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

2.5            Procedures.

(a)            For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or, if there are not storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.

(b)            Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs (other than with respect to Asset Taxes, which shall be determined in accordance with Section 9.1) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date, but, notwithstanding anything to the contrary in this Agreement, prepaid insurance premiums that constitute Property Costs shall only be Purchaser’s responsibility to the extent attributable to the period of time between the Effective Date and the Closing Date.

(c)            After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that, prior to the Cut-Off Date, Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (and which shall be deemed granted if not affirmatively withheld within five (5) Business Days following receipt of Purchaser’s request therefor). Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

(d)            “Earned” and “incurred,” as used in Section 2.4 and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under GAAP.

2.6            Adjustments to Stock Consideration at Closing. Any adjustments to the Unadjusted Purchase Price made in accordance with Section 2.1(c) or Section 2.3 shall also be subject to this Section 2.6. Should the net adjustments determined by such Sections cause the Unadjusted Purchase Price to be adjusted (a) downward, then the quantum of Stock Consideration shall be reduced by an amount of shares of Purchaser Preferred Stock equal to (i) the net dollar amount of such downward adjustment, divided by (ii) the Per Share Preferred Value, and (b) upward, then, Purchaser shall settle such adjustment in cash pursuant to Section 8.4; provided, however, that the downward adjustment for the Suspense Adjustment Amount in Section 2.3(g) shall not be taken into consideration for purposes of the calculations of and potential adjustments to the Stock Consideration in this Section 2.6 and shall instead be settled solely in cash in accordance with Section 8.4. Notwithstanding anything herein to the contrary and for the avoidance of doubt, in addition, the Parties acknowledge and agree that the quantum of shares of each of the Purchaser Preferred Stock and Purchaser Common Stock that make up the Stock Consideration at Closing shall be adjusted, as appropriate, to account for the Tag-Along Rights and any affirmative election by a Tag Party, as set forth in Section 8.4.

2.7            Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable under this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or any other applicable Law; provided, that Purchaser will (a) notify Seller of any anticipated withholding no later than five (5) Business Days prior to the day on which the applicable consideration is payable or deliverable to, as applicable, Seller, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax Law, (c) reasonably cooperate with Seller to minimize the amount of any applicable withholding, (d) be entitled to sell shares of stock that are deducted or withheld in order to satisfy the applicable withholding requirement and (e) timely and properly remit such deducted and withheld amounts to the appropriate Governmental Authority in accordance with applicable Laws. To the extent that such amounts are remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

Article 3
TITLE AND ENVIRONMENTAL MATTERS

3.1            Purchaser’s Title Review.

(a)            From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.5, Purchaser shall have the right to conduct a review of Seller’s and its Affiliates’ (including the Acquired Companies’) and the Other Owners’ title to the Assets. The Title Matters and the condition to Closing set forth in Section 7.1(d) (together with any rights and remedies of Purchaser set forth in this Agreement with respect to such condition) provide Purchaser’s exclusive remedies with respect to any Title Defects or other deficiencies or defects in Seller’s and its Affiliates’ (including the Acquired Companies’) and the Other Owners’ title to the Properties.

(b)            Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to, and without limitation of the Title Matters, Seller hereby expressly disclaims and negates any and all other warranties of title whatsoever, whether express, implied, statutory, or otherwise.

(c)            The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing to convey the Henry Assets (other than the Seller Equity Interests) from Seller to Purchaser (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1 and shall contain a special warranty of Defensible Title to the Energy Properties by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. The Mineral Deed to be executed and delivered by the Parties at Closing (the “Mineral Deed”) shall be in the form attached hereto as Exhibit B-2, and shall contain a special warranty of title to the applicable Henry Assets by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of any Special Warranty for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Sections 3.6(a)(i) through 3.6(a)(v) on or before the date that is thirty-six (36) Months after Closing. Purchaser shall not be entitled to protection under (i) Seller’s special warranty of Defensible Title in the Assignment and Bill of Sale, (ii) special warranty of title in the Mineral Deed, or (iii) representation and warranty in Section 4.28 (collectively, the “Special Warranties”), in each case, against any Title Defect reported by Purchaser to Seller in a Title Defect Claim Notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Date. If Purchaser provides written notice of a breach of any Special Warranty to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed ninety (90) days following Seller’s receipt of such notice. In any event, the recovery on a breach of any Special Warranty (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset; provided, however, that, notwithstanding anything herein to the contrary and for the avoidance of doubt, no claim asserted by Purchaser in respect of a breach of any Special Warranty shall be subject to the limitations set forth in Sections 3.9(a)(vi)(A) or 3.9(a)(vi)(C).

3.2            Definition of Defensible Title.

(a)            As used in this Agreement, the term “Defensible Title” means that record title (including title evidenced by unrecorded written instruments that are awaiting recording with the applicable Governmental Authority if (x) such unrecorded written instruments are identified on Schedule 3.2(a) as of the Execution Date, (y) each Property that is affected by or related to each such unrecorded written instrument is identified on Schedule 3.2(a) as of the Execution Date and (z) Seller has made available to Purchaser reasonable evidence of the proper filing of each such unrecorded written instrument for recording with the applicable Governmental Authority) or beneficial title (solely in the case of contractual interests held pursuant to any applicable joint operating agreement, unit agreement or similar agreement) of Seller (for the avoidance of doubt, after giving effect to the conveyances from the Other Owners to Seller pursuant to the Pre-Closing Reorganization) or the Acquired Companies in and to the Leases and Subject Wells shown on Schedule 2.2 (with respect to the Applicable Depths), which, as of the Effective Date, the Defect Claim Date and the Closing Date, and subject to and except for Permitted Encumbrances:

(i)            with respect to each Subject Well set forth on Schedule 2.2, entitles Seller or the Acquired Companies to not less than the Net Revenue Interest set forth in Schedule 2.2 for such Subject Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller or the Acquired Company may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under and made in compliance with the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and conducted in compliance with the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-2 or Schedule 2.2;

(ii)            with respect to each Subject Well set forth on Schedule 2.2, obligates Seller or an Acquired Company to bear a Working Interest for such Subject Well, as applicable, that is not greater than the Working Interest set forth in Schedule 2.2 for such Subject Well without increase throughout the productive life of such Subject Well, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (B) increases that are accompanied by at least a proportionate increase in Seller’s or Acquired Company’s (or its successor’s or assign’s) Net Revenue Interest for such Subject Well, and (C) as otherwise expressly stated in Exhibit A-2 or Schedule 2.2; and

(iii)            is free and clear of any and all other liens, charges, encumbrances, mortgages, deeds of trust, and substantially equivalent obligations, and defects of any kind (collectively, “Encumbrances”), other than Permitted Encumbrances.

(b)            As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest, that causes or results in Seller’s or any Acquired Company’s title to any Lease or Subject Well identified or described on Schedule 2.2 to be less than Defensible Title.

(c)            As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller or any Acquired Company as of the Effective Date, Defect Claim Date and Closing Date in any Subject Well (solely with respect to the Applicable Depths) above that shown for such Subject Well on Schedule 2.2, or (ii) decrease the Working Interest of Seller or any Acquired Company as of the Effective Date, Defect Claim Date and Closing Date in any Subject Well (solely with respect to the Applicable Depths) below that shown for such Subject Well on Schedule 2.2 with no decrease in the Net Revenue Interest for such Subject Well, as applicable.

3.3            Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a)            all Royalties to the extent that they do not, and would not be reasonably likely to, individually or in the aggregate, reduce Seller’s or any Acquired Company’s Net Revenue Interest ownership in any Property below that shown in Schedule 2.2 for such Property or increase Seller’s or any Acquired Company’s Working Interest in any Property above that shown in Schedule 2.2 for such Property without a corresponding increase in the Net Revenue Interest thereof;

(b)            the terms of all Leases to the extent that the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(c)            the terms of all Material Contracts and Rights of Way including provisions for obligations, penalties, suspensions, or forfeitures contained therein, in each case, so long as the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(d)            rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets that are (i) set forth on Schedule 4.8(a) as of the Execution Date and (ii) are triggered by the Transactions;

(e)            all third Person consent requirements and similar restrictions (i) that are not applicable to the Transactions, (ii) that are Material Consents that are set forth on Schedule 4.8(b), if such consents are obtained from the appropriate Persons prior to the Closing Date, (iii) for which the appropriate time period for asserting the right to withhold or condition such consent has expired in accordance with its terms (unless (x) a dispute is pending or threatened with respect to or related to such consent or (y) such consent has been affirmatively withheld or refused by the holder thereof), (iv) that need not be satisfied prior to or in connection with a transfer of such Asset, (v) which are not Material Consents, but which are properly and timely addressed by Seller in accordance with Sections 3.11 and 3.12; or (vi) that relate solely and exclusively to Excluded Records or any other Excluded Assets held by Seller;

(f)            liens for Taxes (i) not yet due and payable or (ii) if due and payable, that are being contested in good faith by appropriate actions (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(g)            liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(h)            materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(i)            all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;

(j)            to the extent not yet triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(k)            easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate, result in or constitute an Unapproved Exception or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(l)            rights of a common owner of any interest in Rights of Way held by Seller or any Acquired Company, to the extent that the same do not result in or constitute an Unapproved Exception or as would otherwise be used, owned, and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(m)            any lien, charge, or other encumbrance which is expressly waived or assumed by Purchaser in writing or discharged by Seller, or otherwise released, in each case, at or prior to Closing;

(n)            defects based solely on the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent reasonable evidence that such failure or omission has resulted in, or would reasonably be expected to result in, a superior claim of title from a third Person attributable to such matter;

(o)            lack of a survey, unless a survey is required by Law;

(p)            any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease that is identified on Exhibit A-1 being held by production (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;

(q)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership and/or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date or as such Asset would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Asset and located in the same geographic area as such Asset(s), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(r)            defects based solely on assertions that Seller’s, Seller’s Representatives’ or the applicable operator’s files lack any information (including title opinions), or defects based solely on the inability to locate an unrecorded instrument of which Purchaser has actual notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(s)            defects based solely on a lack of evidence of the proper authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s or any Acquired Company’s chain of title absent reasonable evidence that such matter has resulted in or would be reasonably expected to result in, a superior claim of title from a third Person attributable to such matter;

(t)            any matter that has been cured, released or waived by any applicable Law of limitation or prescription, including adverse possession and/or the doctrine of laches which has existed for more than twenty-five (25) years and for which no reasonable evidence shows that another Person has asserted a superior claim of title to the applicable Assets;

(u)            unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(v)            any depth severances with respect to any Lease that do not (i) affect the Target Interval, (ii) the Applicable Depths or (iii) individually or in the aggregate, result in or constitute an Unapproved Exception;

(w)            calls on Hydrocarbon production under existing Material Contracts;

(x)            maintenance of uniform interest provisions (i) contained in any Contract or (ii) contained in any Lease to the extent a breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;

(y)            defects arising solely from a change in applicable Laws after the Execution Date;

(z)            production payments that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to a third Person’s superior claim of title to the applicable Asset(s);

(aa)      defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of Seller or any Acquired Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well contained in one or more Units and that crosses more than one Lease or tract, to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority, (ii) the allocation of Hydrocarbons produced from or allocated to such Well among such Lease(s) or tract(s) is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its applicable proportionate share of production and (iii) none of Seller or any of its Affiliates (including any Acquired Company) has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(bb)      any lien, obligation, burden, or defect that affects only which Person (other than Seller of any of its Affiliates (including the Acquired Companies) has the right to receive payments with respect to Royalties with respect to any Property (rather than the amount of such Royalties on the applicable Property) and that does not affect the validity of the Seller’s or the Acquired Company’s interest in such underlying Property;

(cc)      defects based solely on Seller’s failure to have a title opinion or title insurance policy on any Property;

(dd)      any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease or (iii) the failure of Exhibit A-1, Exhibit A-2 or Schedule 2.2 to reflect any Lease where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, except, in each case, to the extent Seller or any of its Affiliates (including the Acquired Companies) has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(ee)      lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a Well Location, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same would not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(ff)      defects arising solely from a discrepancy between the deeded and surveyed acreage with respect to any Lease;

(gg)      the terms and conditions of this Agreement;

(hh)      any other liens, charges, encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, result in or constitute an Unapproved Exception and (ii) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties that are similar to the Assets;

(ii)            any matters expressly identified and set forth on Schedule 3.3 as of the Execution Date;

(jj)      defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more unless Purchaser provides affirmative evidence that such probate proceedings or lack thereof results in another Person’s superior claim of title to the relevant Asset; and

(kk)      defects arising from any encumbrance created under deeds of trust, mortgages and similar instruments by the lessor under a Lease, which encumbrance has not been subordinated to the lessee’s interest and for which a reasonably prudent lessee would not customarily seek a subordination of such encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the applicable Lease and, in each case, excluding any such encumbrance if a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee or trustee thereunder.

3.4            Environmental Assessment; Environmental Defects.

(a)            From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.5 and this Section 3.4, Purchaser shall have the right to conduct, or cause Sport Environmental, (the “Environmental Consultant”), to conduct, an inspection of the environmental condition and compliance status of the Assets, including with respect to the operations, use, maintenance and development thereof (the “Environmental Review”), which may include conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or E2247-16) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from such Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s); provided, however, that Seller shall have no liability to Purchaser for failure to obtain such Third Party operator’s permission so long as Seller has uses its commercially reasonable efforts to obtain permission from the applicable Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s) (and, for purposes of clarity, Seller shall not be required to make any payments or undertake any obligations for the benefit of any Third Party with respect to such access to such non-operated Assets). Purchaser shall provide Seller with a minimum of twenty-four (24) hours’ advance written notice of its proposed environmental assessment activities prior to entering the Asset(s) to be assessed. Seller shall have the right to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity (each, an “Invasive Activity”) without (x) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are operated by Seller or any of its Affiliates, the prior written consent of Seller (which consent can be withheld in Seller’s sole discretion for any reason or no reason), or (y) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are not operated by Seller or any of its Affiliates, the prior written consent of Seller and the applicable Third Party operator; provided, however, that in the event that (A) Purchaser determines in good faith that any Phase I conducted by Purchaser or any Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any Invasive Activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for Purchaser or the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Amount thereof and (B) Seller (or, if applicable, the applicable Third Party operator of the affected Asset(s)) fails to grant its consent (which consent can be withheld in either Seller’s or the applicable Third Party operator’s sole discretion for any reason or no reason) to such Invasive Activity(ies) within five (5) days of its receipt of Purchaser’s request therefor, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Unadjusted Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Asset(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other Representatives to): (I) perform all work in a safe and workmanlike manner; (II) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (III) materially comply with all applicable Laws; and (IV) at its sole cost, risk, and expense, with respect to any physical damages or disturbances caused by the Environmental Review, repair any disturbances or damages to the Properties caused by the Environmental Review.

(b)            Purchaser shall provide to Seller (free of cost) copies of any final environmental reports generated by the Environmental Consultant with respect to any Environmental Defect asserted by Purchaser hereunder, if applicable. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates (including the Acquired Companies) shall maintain, and shall cause its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the prior written consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Closing, Purchaser shall continue to be subject to the confidentiality provisions in this Section 3.4(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives with the terms of this Section 3.4(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates (including the Acquired Companies) and its and their respective officers, directors, employees, contractors, consultants and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.

(c)            Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PROVIDED SELLER HAS SUBSTANTIALLY COMPLIED WITH ITS ACCESS RELATED OBLIGATIONS CONTAINED IN THIS AGREEMENT PURCHASER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.

3.5            Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, event or circumstance with respect to all or any portion of any of the Assets that causes such Asset(s) (or Seller or an Acquired Company, with respect to such Asset(s)) to be in violation of any Environmental Law or not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Law or (b) the existence as of the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, (ii) the presence of NORM or asbestos, as described in Section 3.4(c), other than with respect to the presence of NORM or asbestos in quantities that presently require remediation or abatement under Environmental Law, or (iii) the matters that are disclosed on Schedule 3.5 as of the Execution Date.

3.6            Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)            To assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices (each, a “Title Defect Claim Notice”) to Seller on or before 5:00 p.m. local time in Houston, Texas, on October 24, 2023 (the “Defect Claim Date”). Each such Title Defect Claim Notice shall be in writing and shall include:

(i)            a description of the alleged Title Defect(s);

(ii)            the Property(ies) affected thereby (each, a “Title Defect Property”);

(iii)            the Allocated Value of the Title Defect Property(ies) subject to the alleged Title Defect(s);

(iv)            to the extent in Purchaser’s possession or control, copies of supporting documents reasonably sufficient for Seller (as well as any attorney or examiner hired by Seller) to evaluate the alleged Title Defect(s) (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and

(v)            Purchaser’s good faith estimate of the Title Defect Amount attributable to such alleged Title Defect and the computations and information upon which Purchaser’s estimate is based; provided, in the case that only a portion of a Property is affected by the alleged Title Defect, Purchaser’s good faith estimate of the Title Defect Amount shall reflect only the portion of such Property so affected using the corresponding portion of the Allocated Value for such Property.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(a)(i) through Section 3.6(a)(v) above shall not render such Title Defect Claim Notice void or ineffective so long as such Title Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable Title Defect(s) and Title Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE TITLE MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and purchaser’s good faith estimate OF THE TITLE DEFECT(S) AND TITLE DEFECT AMOUNT(S) ASSERTeD IN SUCH TITLE DEFECT CLAIM NOTICE.

(b)            Should (x) Purchaser obtain knowledge of any Title Benefit on or before the Defect Claim Date or (y) Seller first obtain knowledge of any Title Benefit after the Execution Date and on or before the Defect Claim Date, then such Party shall, on or before the Defect Claim Date, deliver to the other Party a written notice of such alleged Title Benefit including:

(i)            a description of the alleged Title Benefit;

(ii)            the Property(ies) affected thereby;

(iii)            the Allocated Value of the Property subject to such alleged Title Benefit;

(iv)            to the extent in the possession or control of such notifying Party, copies of supporting documents reasonably sufficient for the other Party (as well as any attorney or examiner hired by the other Party) to verify the existence of the alleged Title Benefit(s); and

(v)            such notifying Party’s good faith estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Benefit notice to include any of the information or documentation identified or described in Section 3.6(b)(i) through Section 3.6(b)(v) above shall not render such Title Benefit notice void or ineffective so long as such Title Benefit notice is otherwise reasonably sufficient to provide notice to the applicable other Party of the existence, nature, and the applicable notifying Party’s good faith estimate of the applicable Title Benefit(s) and Title Benefit Amount(s) asserted therein.

SELLER shall be deemed to have waived AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND all Title Benefits of which no Party has RECEIVED on or before the Defect Claim Date A VALID TITLE BENEFIT NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO THE OTHER PARTY OF THE EXISTENCE, NATURE, and good faith estimate OF THE TITLE BENEFIT(S) AND TITLE BENEFIT AMOUNT(S) ASSERTeD IN SUCH TITLE BENEFIT NOTICE, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.6(b).

(c)            To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects (each, an “Environmental Defect Claim Notice”), which Environmental Defect Claim Notices shall be in writing and shall include:

(i)            a description of the alleged Environmental Defect, including the applicable Environmental Law(s) alleged to be violated and/or implicated thereby and the facts that Purchaser believes substantiate the existence of such alleged Environmental Defect;

(ii)            the Asset(s) affected by such alleged Environmental Defect (each, an “Environmental Defect Asset”);

(iii)            to the extent in Purchaser’s possession or control, such supporting documentation and/or Environmental Information as is reasonably sufficient for Seller (as well as any consultant hired by Seller) to evaluate the alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery));

(iv)            Purchaser’s good faith estimate of the Environmental Defect Amount attributable to such alleged Environmental Defect and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Environmental Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(c)(i) through Section 3.6(c)(iv) above shall not render such Environmental Defect Claim Notice void or ineffective so long as such Environmental Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature and Purchaser’s good faith estimate of the applicable Environmental Defect(s) and Environmental Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE Assets (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and Purchaser’s good faith estimate OF THE ENVIRONMENTAL DEFECT(S) AND ENVIRONMENTAL DEFECT AMOUNT(S) ASSERTeD IN SUCH ENVIRONMENTAL DEFECT CLAIM NOTICE.

(d)            Purchaser agrees to use commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects and alleged Environmental Defects (as well as any claims that would be claims under any Special Warranty) discovered by Purchaser during such calendar week, which notice may be preliminary in nature and may be amended, supplemented, replaced and/or withdrawn (in-whole or in-part), in Purchaser’s discretion, at any time on or prior to the Defect Claim Date and provided that, notwithstanding anything to the contrary herein, any failure of Purchaser to provide any such preliminary notice to Seller shall not be deemed or construed to waive, limit, restrict or otherwise prejudice Purchaser’s right to assert any Title Defect or Environmental Defect at any time on or prior to the Defect Claim Date. In addition, Purchaser shall be entitled, at is discretion at any time prior to Closing, to withdraw, in whole or in part, any Title Defect Claim Notice and/or Environmental Defect Claim Notice and any Title Defect and/or Environmental Defect alleged thereunder that has previously been submitted by Purchaser.

3.7            Cure.

(a)            Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove to the reasonable satisfaction of Purchaser (i) on or before one (1) Business Day prior to the Closing Date (such date, the “Environmental Cure Date”), any alleged Environmental Defects (each such alleged Environmental Defect, a “Cure Target Environmental Defect”) or (ii) on or before the date that is one hundred eighty (180) days after the Closing Date (such date, the “Title Cure Date” and, together with the Environmental Cure Date, each, a “Cure Date”, as applicable), any alleged Title Defects (each such alleged Title Defect, a “Cure Target Title Defect” and, together with all Cure Target Environmental Defect, collectively, the “Cure Target Defects”), in each case, of which Seller has been advised by Purchaser pursuant to Sections 3.6(a), 3.6(c) or 3.6(d), as applicable. To exercise any such cure or removal right with respect to any Cure Target Title Defects after Closing, Seller shall provide written notice to Purchaser of its intent to attempt to cure or remove any such Cure Target Title Defects on or before 5:00 p.m. local time in Houston, Texas on or before one (1) Business Day prior to the Closing Date. Seller may elect to perform any such environmental cure or removal work with respect to any Cure Target Environmental Defect at any time prior to the Environmental Cure Date by delivering prior written notice thereof to Purchaser. At Closing, (A) all Title Defect Properties that are affected by or subject to any such Cure Target Title Defects shall be included in the Assets to be directly or indirectly assigned, conveyed and transferred to Purchaser in connection with Closing and (B) all adjustments to the Unadjusted Purchase Price with respect to such Cure Target Title Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Seller to attempt to cure or remove one or more of such Cure Target Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution related to any such Cure Target Defect. Seller’s election to attempt cure or remove a Cure Target Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller’s right to dispute the existence, nature, or value of such Cure Target Defect.

(b)            Subject to, and without limitation of, the Parties’ respective rights under Section 3.10 with respect to any Disputed Matter, including, for purposes of clarity, the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence of and/or the Title Defect Amount or Environmental Defect Amount with respect to, as applicable, any Cure Target Defect that constitutes a Disputed Matter, to the extent any Cure Target Defect is not cured and/or remediated to Purchaser’s reasonable satisfaction by Seller on or before the applicable Cure Date, the adjustment required under Section 3.7(e) with respect thereto shall be made pursuant to Section 8.4(a) or Section 8.4(b), as applicable.

(c)            Any dispute between Seller and Purchaser relating to whether, and to what extent, a Cure Target Defect has been cured or remediated shall be deemed to constitute a Disputed Matter and shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before the date that is ten (10) Business Days after the applicable Cure Date; provided, however, that any prior or concurrent determination by the Title Arbitrator or Environmental Arbitrator, as applicable, with respect to Cure Target Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure or remediate pursuant to Section 3.7(a) shall be binding on the Parties with respect to such Cure Target Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(d)            Seller shall have the right to exclude any Environmental Defect Asset that constitutes a Lease or Subject Well that is a Henry Asset from this Agreement by delivery of written notice to Purchaser of the exercise of such right no later than three (3) Business Days prior to the Target Closing Date if Purchaser’s good faith estimate of the Environmental Defect Amount(s) for such Environmental Defect Asset(s), as set forth in the applicable Environmental Defect Claim Notice, in each case, equals or exceeds (i) one hundred percent (100%) of the Allocated Value of the applicable Environmental Defect Asset (if the applicable Environmental Defect Asset has an Allocated Value) or (ii) $75,000 if the applicable Environmental Defect Asset does not have an Allocated Value, and, in either such case, (x) the Closing Payment shall be reduced by the Allocated Value of the applicable Environmental Defect Asset (if any), (y) the Closing Consideration shall be reduced by a number of shares of Purchaser Preferred Stock equal to the applicable Allocated Value, divided by the Per Share Preferred Value, and (z) such applicable Environmental Defect Asset shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement; provided, however, that, notwithstanding the foregoing, Seller shall have no right to exclude any such Environmental Defect Asset if, and only if, (A) such Asset is an Acquired Company Asset; or (B) (1) Purchaser determines in good faith that the exclusion of such Environmental Defect Asset would materially and adversely affect Purchaser’s ownership, operation and/or use of any other Asset (or any group of Assets) in any material respect following Closing; and (2) the aggregate downward adjustment to the Purchase Price associated with all Environmental Defect Asset(s) addressed in subpart (B)(1) of this Section 3.7(d) (for the avoidance of doubt, if such Environmental Defect Asset(s) were not excluded from this Agreement) would be less than One Million Dollars ($1,000,000), in which case such Environmental Defect Asset(s) will be conveyed to Purchaser at Closing in accordance with the terms of this Agreement.

(e)            Seller shall have the right to exclude any Title Defect Property that constitutes a Lease or Subject Well that is a Henry Asset from this Agreement by delivery of written notice to Purchaser of the exercise of such right no later than three (3) Business Days prior to the Target Closing Date if Purchaser’s good faith estimate of the Title Defect Amount(s) for such Title Defect Property(ies), as set forth in the applicable Title Defect Claim Notice equals or exceeds seventy-five percent (75%) of the Allocated Value of the applicable Title Defect Property, and, in such case, (x) the Closing Payment shall be reduced by the Allocated Value of the applicable Title Defect Property, (y) the Closing Consideration shall be reduced by a number of shares of Purchaser Preferred Stock equal to the applicable Allocated Value, divided by the Per Share Preferred Value, and (z) such applicable Title Defect Property shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement. If, following Closing but prior to the Title Cure Date, Seller is able to cure or remove, to the reasonable satisfaction of Purchaser, all Title Defects with respect to any Title Defect Property that was excluded from Closing pursuant to this Section 3.7(e), then, prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Title Defects are cured or removed from a Title Defect Property, convey the applicable Title Defect Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Title Defect Property at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Title Defect Property, deliver to Seller a number of shares of Purchaser Preferred Stock equal to (x) the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Title Defect Property under this Agreement) on account of such Title Defect Property pursuant to this Section 3.7(e), divided by (y) the Per Share Preferred Value, and (D) such Title Defect Property shall no longer be deemed to be an Excluded Asset for any purposes hereunder.

3.8            Adjustment for Title Defects and Benefits and Environmental Defects.

(a)            With respect to each Asset for which any Title Defect or Environmental Defect has been alleged under Section 3.6(a) or 3.6(c), such Asset shall, subject to Seller’s exercise of its right in Section 3.7(d) with respect to any applicable Environmental Defect Asset or Section 3.7(e) with respect to any applicable Title Defect Property, be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and the Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of Environmental Defects, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect Amount”), in each case, as provided in ¨Sections 3.8(d), 3.8(e) and 3.8(f), as applicable; provided, however, that, notwithstanding the foregoing, without limitation of Section 3.8(e), no other reduction shall be made in the Unadjusted Purchase Price at Closing with respect to any Title Defect or Environmental Defect which (A) Seller elects to cure following Closing pursuant to Section 3.7(a) (solely with respect to Title Defects) or (B) are Disputed Matters.

(b)            With respect to each Property affected by Title Benefits reported under Section 3.6(b), there shall be an offset to Title Defects and Environmental Defects by an amount as determined pursuant to Section 3.9(b) (the “Title Benefit Amount”); provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Title Benefit Amount(s) result in any increase to the Unadjusted Purchase Price.

(c)            Seller and Purchaser shall use their respective commercially reasonable efforts and cooperate in good faith to attempt to agree upon the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts, in each case, on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10.

(d)            At Closing, the Unadjusted Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) or Section 3.7(e), as applicable, with respect to any Title Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) are not Disputed Matters, (ii) in accordance with Section 3.8(a) or Section 3.7(d), as applicable, with respect to any Environmental Defects which (A) Seller has not cured to Purchaser’s reasonable satisfaction as of the Closing Date and (B) are not Disputed Matters and (iii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.

(e)            At Closing, an amount equal to the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Purchaser in the applicable Title Defect Claim Notices and Environmental Defect Claim Notices provided in accordance with Sections 3.6(a) and/or 3.6(c), as applicable) related to (i) any Cure Target Title Defects which Seller elects to attempt to cure prior to the Title Cure Date in accordance with Section 3.7(a) or (ii) which are Disputed Matters (such aggregate amount, the “Defect Escrow Amount”), shall be deducted in the calculation of the Closing Payment and Closing Consideration, as provided in Section 8.4(a). To effect such adjustment, at the Closing, if (A) the Defect Escrow Amount divided by the Per share preferred Value (the “Defect Escrow Shares”), is greater than the Preferred Stock Deposit, then Purchaser shall deposit an amount of shares of Purchaser Preferred Stock with the Escrow Agent equal to such excess, and such Defect Escrow Shares and the Preferred Stock Deposit shall, from and after Closing, be held by the Escrow Agent in an account to be governed by the Escrow Agreement and referred to as the “Defect Escrow”, and (B) the Defect Escrow Shares are less than the Preferred Stock Deposit, then, at Closing, the Parties shall jointly instruct the Escrow Agent to disburse the Preferred Stock Deposit, less the Defect Escrow Shares, to Seller at Closing, and the Defect Escrow Share shall remain in escrow with the Escrow Agent and be held in the Defect Escrow. For the avoidance of doubt, no partial shares of Purchaser Preferred Stock shall be deposited into (or remain in or be disbursed from) the Defect Escrow, and the applicable Defect Escrow Amount shall be rounded up or down (as appropriate) to result in a whole number of Defect Escrow Shares based on the Per Share Preferred Value. The Defect Escrow Shares shall be held and disbursed in accordance with the terms of this Article 3 and the Escrow Agreement pending the curing and/or resolution, as applicable, of the applicable Cure Target Title Defects and/or the applicable Disputed Matters in accordance with the applicable terms of this Article 3.

(f)            After Closing, the Purchase Price shall be adjusted for (i) any Cure Target Title Defects which (A) Seller elects to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) or (B) are Disputed Matters and (ii) any Environmental Defects or Title Benefits which are Disputed Matters, in each case, to the extent the Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts for such Title Defects, Title Benefits and Environmental Defects are included in the Defect Escrow Amount, as provided in this Section 3.8(f). Within ten (10) Business Days after the later to occur of (x) the Title Cure Date and (y) the final date of determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10, as applicable, and after consideration of all other adjustments previously made to the Unadjusted Purchase Price and after giving effect to all applicable limitations set forth in Section 3.9, the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver to Seller or Purchaser, as applicable, a number of the Defect Escrow Shares equal to the net amount which such Party is entitled to receive in order to make the adjustments to the Unadjusted Purchase Price called for pursuant to this Section 3.8(f) divided by the Per Share Preferred Value, with respect to (a) any Disputed Matters, as determined by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) and/or Section 3.10(b), as applicable, and (b) any Cure Target Title Defects which Seller elected to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) and which are not Disputed Matters after considering the extent such Title Defects have been cured pursuant to Section 3.6(c) to Purchaser’s reasonable satisfaction. Notwithstanding anything herein to the contrary and for the avoidance of doubt, to the extent that the Parties or the applicable Title Arbitrator or Environmental Arbitrator, as applicable, determine that (x) Purchaser is entitled to a Purchase Price adjustment on account of any Cure Target Defects or Disputed Matters or (y) the Seller is not entitled to any portion of the Defect Escrow Amount and Defect Escrow Shares, then, in either case, the Parties shall promptly execute joint written instructions to the Escrow Agent instructing it to deliver such Defect Escrow Shares to Purchaser and Seller shall have no claim to any of such Defect Escrow Shares hereunder.

(g)            The Parties shall treat for Tax purposes, any disbursements of Purchaser Preferred Stock pursuant to this Section 3.8 as an adjustment to the Purchase Price.

(h)            SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, THE TITLE MATTERS, THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, THE CONDITION TO CLOSING IN SECTION 7.2(d), AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED IN THIS AGREEMENT), (X) THIS Article 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OTHERWISE BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (Y) EXCEPT AS PROVIDED IN SECTION 3.6(a) AND SECTIOn 3.6(c), BUT SUBJECT TO THE FOREGOING TERMS OF THIS SECTION 3.8(h), PURCHASER OTHERWISE RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.

3.9            Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)            The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)            if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s or the Acquired Company’s interest in the affected Property;

(iii)            if (x) the Title Defect represents a discrepancy between (A) Seller’s or the Acquired Company’s aggregate Net Revenue Interest for any Subject Well and (B) the Net Revenue Interest stated in Schedule 2.2 for such Subject Well, and (y) there is a proportionate decrease in Seller’s or the Acquired Company’s Working Interest ownership, as applicable, for such applicable Subject Well from that set forth in Schedule 2.2 for such Subject Well, then the Title Defect Amount shall be the product of the Allocated Value of such Subject Well multiplied by a fraction, the numerator of which is the decrease in Seller’s or the Acquired Company’s aggregate Net Revenue Interest in such Subject Well and the denominator of which is Seller’s or the Acquired Company’s Net Revenue Interest stated in Schedule 2.2 for such Subject Well; provided, however, that if the Title Defect does not affect such Subject Well throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;

(iv)            if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), or (iii) of this Section 3.9, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s or the Acquired Company’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(v)            the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vi)            notwithstanding anything to the contrary in this Article 3:

(A)            an individual claim for a Title Defect for which a valid Title Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000) (the “Individual Defect Threshold”); provided, however, that if a specific Title Defect affects more than one Title Defect Property, then the Title Defect Amounts associated with such specific Title Defect may be aggregated by Purchaser for determining whether the Individual Defect Threshold is met with respect to all such Properties affected by such specific Title Defect;

(B)            except with respect to Title Defects described in Section 3.9(a)(ii) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)            there shall be no adjustment to the Purchase Price for Title Defects or Environmental Defects unless and until the aggregate of all Title Defect Amounts and Environmental Defect Amounts that exceed (or are deemed to exceed) the Individual Defect Threshold less the aggregate of all Title Benefit Amounts that exceed the Title Benefit Threshold, exceeds an amount equal to two percent (2%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Unadjusted Purchase Price. For purposes of this Section 3.9(a)(vi)(C), the Unadjusted Purchase Price shall be reduced by the Allocated Value of any Assets excluded pursuant to Section 3.4(a), Section 3.7(d), 3.7(e), or Section 3.12 and references to the Unadjusted Purchase Price in this Section 3.9(a)(vi)(C) shall be deemed and construed to reference the Unadjusted Purchase Price as reduced by any such reductions described herein.

(b)            The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)            if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)            if (x) the Title Benefit represents a discrepancy between (A) Seller’s or the Acquired Company’s Net Revenue Interest for any Subject Well and (B) the Net Revenue Interest stated with respect to such Subject Well in Schedule 2.2, and (y) there is a proportionate increase in Seller’s or the Acquired Company’s Working Interest for such applicable Subject Well from that set forth in Schedule 2.2 for such Subject Well, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Subject Well multiplied by a fraction, the numerator of which is the increase in Seller’s aggregate Net Revenue Interest in such Subject Well and the denominator of which is the Net Revenue Interest stated in Schedule 2.2 with respect to such Subject Well; provided, however, that if the Title Benefit does not affect a Subject Well throughout the entire productive life of thereof, the Title Benefit Amount determined under this Section 3.9(b)(ii) shall be reduced to take into account the applicable time period only;

(iii)            if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i) or (ii) of this Section 3.9(b), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s or the Acquired Company’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(iv)            notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only serve to offset the any applicable Title Defect Amounts and/or Environmental Defect Amounts if the Title Benefit Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000) (the “Title Benefit Threshold”).

(c)            The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)            if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)            the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the applicable Environmental Defect with the most cost-effective remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the continued, safe, and prudent operation of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a direct result of such response);

(iii)            the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder; and

(iv)            notwithstanding anything to the contrary in this Article 3, an individual claim for an Environmental Defect for which a valid Environmental Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds the Individual Defect Threshold.

3.10            Dispute Resolution.

(a)            Except as otherwise provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (collectively, “Disputed Title Matters”), on or after the date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Title Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Title Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.

(b)            Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (collectively, “Disputed Environmental Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”), and thereafter the Parties shall promptly submit such remaining Disputed Environmental Matters to the Environmental Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Environmental Matters to the Environmental Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.

(c)            In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses. The Title Arbitrator may not award Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Claim Notice or a greater Title Benefit Amount than that claimed by Seller in its position statement delivered to the Title Arbitrator. The Environmental Arbitrator may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Claim Notice.

3.11            Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (but in any event no later than five (5) Business Days following the Execution Date), Seller shall (a) prepare and send (i) notices to the holders of any Consents (including, for purposes of clarity, the Material Consents and all other consents and similar rights that are set forth on Schedule 4.8(b)) requesting the consent of each such Person to the Transactions (or a waiver of such Consent right) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are applicable to or triggered by any of the Transactions (including, for purposes of clarity, those set forth on Schedule 4.8(a)) in compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Purchaser and (b) provide Purchaser with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 3.11. Seller shall use commercially reasonable efforts to obtain all such Consents and similar approvals (or waivers thereof) and waivers of all preferential rights and other similar rights prior to the Target Closing Date; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the required Consents and waivers. Upon receipt of Seller’s written request, Purchaser shall use commercially reasonable efforts to cooperate in good faith with Seller in seeking to obtain such any and all such Consents and waivers; provided, however, that Purchaser shall not be obligated to spend any monies or undertake any obligations (other than requesting such Consents and waivers) in connection therewith. Seller covenants and agrees that it shall promptly provide written notice to Purchaser after becoming aware of any actual or threatened dispute, disagreement or proceeding affecting or with respect to any Consent, preferential rights and other similar rights affecting or relating to the Transactions.

3.12            Consent Requirements.

(a)            Subject to, and without limitation of, Section 3.12(c), unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Seller shall deliver a written notice to Purchaser on or before five (5) Business Days prior to the Target Closing Date setting forth each Material Consent which, as of such date, has not been satisfied or waived (or that is otherwise subject to an actual or threatened dispute) and Purchaser shall thereafter have the continuing right until the date that is one (1) Business Day prior to the Target Closing Date to elect to waive the receipt (or waiver) of any such Material Consent, in which case, such Material Consent shall be deemed to have been obtained prior to Closing with respect to the affected Asset(s) for all purposes of this Agreement.

(b)            In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, the Parties shall continue after Closing and until the date of the final adjustment to the Unadjusted Purchase Price under Sections 8.4(b) and/or 8.4(c), as applicable (the “Final Adjustment Date”), to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent (or waiver thereof), and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, neither Party shall be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b) in connection with obtaining (or attempting to obtain) any such Material Consent (or a waiver thereof).

(c)            In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property (or a waiver thereof) is not obtained by Closing, Purchaser shall have the right to elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Property, and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Preferred Value; (iii) such Property shall be deemed to be deleted from Exhibit A-1, Exhibit A-2 and/or Exhibit A-3 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. The Parties shall continue to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and if any such Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.3(b) is subsequently satisfied (or waived) prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Material Consent requirement is satisfied (or waived), convey the applicable Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), at its sole discretion and election, (x) pay the amount of any previous deduction from the Unadjusted Purchase Price to Seller in cash, or (y) issue to Seller an amount of Purchaser Preferred Stock equal to the reduction in the Preferred Stock Consideration received at Closing by Seller due to such unobtained Material Consent, in each case, with such valuation and payment or issuance, as applicable, being subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder.

(d)            With respect to any Surface Fee Estate that becomes an Excluded Asset by operation of Section 3.12(c), if permitted pursuant to applicable Law and agreement, until the Material Consent for such Surface Fee Estate is obtained or the Surface Fee Estate has been terminated, such Surface Fee Estate shall be held by Seller for the benefit of Purchaser. Purchaser shall pay all amounts due thereunder that would have been Assumed Obligations with respect to such Surface Fee Estate had such Surface Fee Estate been assigned to Purchaser at Closing, and Purchaser shall be responsible for the performance of any obligations that would have been an Assumed Obligation with respect to such Surface Fee Estate had such Surface Fee Estate been assigned to Purchaser at Closing.

(e)            Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, shall be accounted for pursuant to this Section 3.12.

3.13            Preferential Purchase Rights.

(a)            Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)            If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset (or portion(s) thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset (or portion(s) thereof), and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Preferred Value; (iii) such Asset (or portion(s) thereof) shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset (or portion(s) thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.

(c)            Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential purchase right) and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Preferred Value; (iii) each such affected Asset (or portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.

(d)            In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived in writing or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing; and (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), at its sole discretion and election, (x) pay the amount of any previous deduction from the Unadjusted Purchase Price to Seller in cash, or (y) issue to Seller an amount of Purchaser Common Stock equal to the reduction in the Common Stock Consideration received at Closing by Seller due to such preferential purchase right, in each case, with such valuation and payment or issuance, as applicable being subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto or (C) an Excluded Asset for any purposes hereunder.

(e)            Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be accounted for pursuant to this Section 3.13.

3.14            Limitations on Applicability. Purchaser’s right to allege Title Defects and Environmental Defects pursuant to this Article 3 shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.7(e) with respect to any Environmental Defect, Title Defect or Title Benefit claim properly reported on or before the Defect Claim Date.

3.15            Tag-Along Rights.

(a)            Purchaser acknowledges that certain of the Assets are subject to those certain tag-along rights set forth on Schedule 3.15 (the “Tag-Along Rights”), pursuant to which the holders of such tag-along rights (the “Tag Parties”) may have the right to require that Purchaser purchase certain of such Tag Parties’ beneficial or record title interests in the oil and gas leases or other mineral interests and other assets described on Schedule 3.15 (the “Tag Properties”).

(b)            With respect to the Tag Properties, promptly after the execution hereof, Seller shall deliver to the applicable Tag Parties notices of this Agreement pursuant to the express terms of such Tag-Along Rights.

(c)            To the extent any Tag Party validly and timely, in each case in accordance with the express terms of such Tag-Along Rights, exercises any option it may have under its Tag-Along Rights to sell any or all of its interest in the Tag Properties to Purchaser, then Purchaser shall use commercially reasonable efforts to enter into definitive documentation with the applicable Tag Parties to purchase such interests (and not less than such interests) in the Tag Properties on the same terms and conditions set forth herein (or such other terms as Purchaser and such Tag Parties may agree) on or after Closing in accordance with the Tag-Along Rights (such documents, “Tag-Along PSAs”), and, following execution of any such Tag-Along PSA, shall make all payments and execute and deliver all agreements and instruments required under the terms of each such Tag-Along PSA as is reasonably necessary for Purchaser to acquire the applicable Tag Properties from the applicable Tag Parties, in each case, on and subject to the terms set forth in such Tag-Along PSA.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Each Seller Party represents and warrants to Purchaser, on a joint and several basis, the following as of the Execution Date, and effective upon the Closing, as of the Closing Date:

4.1            Seller.

(a)            Each Seller Party is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Texas, and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with the power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b)            Each Seller Party has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c)            The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Seller or any Acquired Company is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller and any Acquired Company. This Agreement has been duly executed and delivered by Seller (and at Closing each other Transaction Agreement to which Seller or any Acquired Company is a party will have been duly executed and delivered by Seller or such Acquired Company), and this Agreement constitutes the valid and binding obligations of Seller, and at the Closing each other Transaction Agreement to which Seller or any Acquired Company is a party will be the valid and binding obligation of Seller or such Acquired Company, in each case, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)            The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of incorporation or formation or the limited liability company agreement or bylaws, as applicable, of Seller or any Acquired Company, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or any of its Affiliates (including any Acquired Company) is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or any of its Affiliates (including any Acquired Company) as a party in interest, or (iv) violate any Laws applicable to Seller or any of its Affiliates (including any Acquired Company), except any matters described in clauses (ii), (iii), or (iv) above which would not have a Seller Material Adverse Effect.

4.2            Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to (i) the Assets or Seller’s ownership, use or operation of the Assets, or (ii) the Acquired Companies; (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates (including any Acquired Company), which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement; and (c) none of Seller, its Affiliates (including any Acquired Company) or the Assets are subject to any material outstanding judgments, writs, orders, injunctions or decrees issued, made, entered or rendered by any Governmental Authority; provided that Seller makes no representation or warranty in this clause (c) as to any judgments, orders, writs, rules, injunctions or decrees which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.

4.3            Taxes and Assessments. Except as disclosed on Schedule 4.3:

(a)            all material Taxes that have become due and payable by the Acquired Companies (whether or not shown on a Tax Return) and all material Asset Taxes that have become due and payable by Seller or any of its Affiliates (whether or not shown on a Tax Return) have been duly and timely paid, and all Tax Returns required to be filed by Seller or any of its Affiliates (including any Acquired Company) with respect to such Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects; no claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(b)            all withholding Tax requirements imposed on the Acquired Companies or on or with respect to the Assets have been satisfied in all material respects;

(c)            there are no liens (other than liens for current period Taxes not yet due and payable) on any of the Assets or the assets of any Acquired Company attributable to unpaid Taxes;

(d)            there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax or any Tax of any Acquired Company;

(e)            no extension of time within which to file any Tax Return with respect to Asset Taxes or of any Acquired Company is currently in effect;

(f)            no audit, litigation or other proceeding with respect to Asset Taxes or any Tax of any Acquired Company has been commenced by any Governmental Authority or is presently pending, and neither Seller nor any of its Affiliates (including any Acquired Company) has received written notice of any pending claim against it from any applicable Governmental Authority for assessment of such Taxes and, to Seller’s knowledge, no such claim has been threatened;

(g)            none of the Assets is subject to any Tax partnership agreement or is otherwise required to be treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute;

(h)            no Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes), and no Acquired Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law) or as a transferee or successor;

(i)            HPC Energy is and has been since its formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from Henry TAW;

(j)            As of the Execution Date, BITS Energy is and has been since its formation, properly classified for U.S. federal income tax purposes as a partnership. As of the effectiveness of the Pre-Closing Reorganization, BITS Energy is properly classified for U.S. federal income tax purposes as an entity disregarded as separate from Henry TAW; and

(k)            BITS Energy Mgmt is and has been since its formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from Henry TAW.

4.4            Compliance with Laws. Except with respect to (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), and (iii) except as disclosed on Schedule 4.4, Seller’s and its Affiliates’ (including any Acquired Company’s) ownership and the operation of the Assets and the Acquired Companies (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties during Seller’s or any Acquired Company’s period of ownership) is and has been in substantial compliance with all applicable Laws in all material respects.

4.5            Material Contracts. Schedule 4.5 sets forth a true, complete and accurate list of all Material Contracts as of the Execution Date (including any and all amendments and supplements thereto (and all currently applicable written waivers of any of the terms thereof)). None of Seller or any of its Affiliates (any Acquired Company) or, to Seller’s knowledge, any other Person, is in material breach of or material default under any Material Contract except as disclosed on Schedule 4.5. To Seller’s knowledge, all Material Contracts are in full force and effect and constitute legal and binding obligations of Seller and/or its applicable Affiliate(s) (including any Acquired Company). Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller or any of its Affiliates (including any Acquired Company) under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller or any of its Affiliates (including any Acquired Company) of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.

4.6            Payments for Production. Neither Seller nor any of its Affiliates (including any Acquired Company) is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Exhibit A-1, Exhibit A-2 or Schedule 2.2, minimum throughput commitments covered by Section 4.22, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ (including any Acquired Company's) interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

4.7            Imbalances. Except as set forth on Schedule 4.7 and to Seller’s knowledge, as of the date set forth on Schedule 4.7, none of Seller or any of its Affiliates (including any Acquired Company) has, and its and their interests in the Assets are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated to the Properties.

4.8            Consents and Preferential Purchase Rights.

(a)            Except as set forth on Schedule 4.8(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag-along rights, drag-along rights or similar rights which, in each case, may be applicable to the direct or indirect (as applicable) sale or transfer of any right, title or interest in or to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(b)            Except as set forth on Schedule 4.8(b) and except for consents and approvals of Governmental Authorities that are customarily obtained after Closing, there are no Material Consents which may be applicable to the direct or indirect (as applicable) sale or transfer of any right, title or interest in and to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(c)            Except for Material Consents and consents and approvals of Governmental Authorities that are customarily obtained after Closing, to Seller’s knowledge Schedule 4.8(c) sets forth all approvals, consents, ratifications, waivers or other authorizations (including from any Governmental Authority) from, or permits of, or filings with, or notifications to any Person that is required to be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the Transactions (each, a “Consent”).

4.9            Liability for Brokers’ Fees. None of Purchaser or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller or any of its Affiliates (including any Acquired Company) for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.10            Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (including any Acquired Company) (whether by Seller, any of its Affiliates or a third Person). Neither Seller nor any of its Affiliates (including any Acquired Company) is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

4.11            Wells and Equipment. Except as set forth on Schedule 4.11:

(a)            all Wells have been drilled and completed within the limits permitted by all applicable Leases and Contracts and no Well is subject to penalties on allowables with regard to time periods after the Effective Date because of any overproduction or any other violation of Laws;

(b)            to Seller’s knowledge, all currently producing Wells (and related Equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and

(c)            the Properties do not contain any Equipment, dry holes, or shut in or otherwise inactive wells that Seller, its Affiliates (or in the case of Properties operated by a Third Party operator, such Third Party operator) is currently obligated by applicable Law to plug, dismantle or abandon, other than wells that have been plugged and abandoned in accordance with all applicable Laws.

provided, however, that, with respect to Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.11 are limited to the knowledge of Seller.

4.12            Non-Consent Operations. Except as set forth on Schedule 4.12, Exhibit A-2 or Schedule 2.2, none of Seller, any of its Affiliates (including any Acquired Company) or any Other Owner has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s, its Affiliates’ (including any Acquired Company’s) or any Other Owner’s interests in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.13            Outstanding Capital Commitments; Payout Balances.

(a)            Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of One Hundred Thousand Dollars ($100,000), net to the interest of Seller or the applicable Acquired Company.

(b)            To Seller’s knowledge, as of the Execution Date, the payout balance for each Well that has not reached payout status is reflected in all material respects in Schedule 4.13 as of the respective dates shown thereon.

4.14            Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets or the Acquired Companies after Closing.

4.15            Environmental. Except as set forth in Schedule 4.15:

(a)            To Seller’s knowledge, the Assets that are operated by Seller or its Affiliates, and to Seller’s knowledge, the Assets operated by third-party operators, are in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws);

(b)            To Seller’s knowledge, during the past twelve (12) months, there has been no release of Hazardous Substances on or from the Assets operated by Seller or its Affiliates, or to Seller’s knowledge from any Asset not operated by Seller or its Affiliates, for which there are material investigative or remediation obligations under Environmental Laws and for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws;

(c)            To Seller’s knowledge, Seller and/or the Acquired Companies have obtained and are maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all permits, certificates, licenses, approvals, and authorizations under applicable Environmental Laws required or necessary for its ownership or operation of the Assets as currently owned and operated by Seller and the Acquired Companies (the “Environmental Permits”), in all material respects, and no written notice of violation of the terms of such permits, certificate, licenses, approvals, and authorizations has been received by Seller or its Affiliates (including any Acquired Company) or, to Seller’s knowledge any third-party operator, the resolution of which is outstanding as of the Execution Date;

(d)            Neither Seller nor any of its Affiliates (including any Acquired Company) has entered into, and the Assets operated by Seller or its Affiliates are not subject to, and to Seller’s knowledge, no third-party operator has entered into, and the Assets operated by any third party are not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use, ownership or operation of any of the Assets;

(e)            Neither Seller nor any of its Affiliates (including any Acquired Company), and to Seller’s knowledge, no third-party operator, has received written notice from any Person of (i) any material violation of, alleged material violation of or material non-compliance with any Environmental Laws relating to the Assets or (ii) any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets, in each case, that has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller or its Affiliates (including any Acquired Company), and to Seller’s knowledge any third-party operator, has no further material obligations outstanding; and

(f)            Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates (including any Acquired Company) or that are otherwise in Seller’s or any of its Affiliates’ (including any Acquired Company’s) possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date.

(g)            This Section 4.15 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets (or the Assets’ compliance with Environmental Law) or Seller’s or the Acquired Companies’ compliance with, or violation of, Environmental Laws regarding the Assets.

4.16            Permits. Other than with respect to Environmental Laws and Environmental Permits (which are handled in Section 4.15), Seller or its Affiliates (including the Acquired Companies), and, to Seller’s knowledge, each third-party operator of the Assets has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Laws required or necessary for such Person’s and its applicable Affiliates’ ownership and/or operation of the Assets as currently owned and operated (together with the Environmental Permits, collectively, the “Permits”) and no written notice of violation of the terms of such Permits (other than the Environmental Permits) has been received by Seller or any of its Affiliates (including the Acquired Companies) or, to Seller’s knowledge, any third-party operator of the Assets, the resolution of which is outstanding as of the Execution Date.

4.17            Leases.

(a)            (i) Schedule 4.17(a) sets forth the expiration dates of the primary terms for each Lease with a primary term that will expire prior to the Target Closing Date or in the twelve (12) month period immediately following the Target Closing Date; and (ii) the fee minerals underlying the Leases identified on Schedule 4.17(a) are included in the Assets.

(b)            Except as set forth on Schedule 4.17(b), there are currently pending no written requests or written notices or demands that have been received by Seller or any of its Affiliates (including the Acquired Companies) or, to Seller’s knowledge, any third-party operator of the Assets, alleging (i) that any payment required under the Leases has not been paid or Seller, any of its Affiliates (including the Acquired Companies), or any third-party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.

(c)            Except as set forth on Schedule 4.17(c), neither Seller nor any Affiliate of Seller (including the Acquired Companies) has received and, to Seller’s knowledge, no third-party operator of the Assets has received, from any other party to any Lease, any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred and that such event constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

(d)            Except as set forth on Schedule 4.17(d), none of the Leases operated by Seller or its Affiliates, and, to Seller’s knowledge, none of the Leases operated by any third party or its Affiliates, in each case, is subject to (i) any unfulfilled obligations to drill any commitment wells within the six (6) month period immediately following Closing or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the six (6) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof.

(e)            Schedule 4.17(e) sets forth sets forth those Leases that are currently being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.

(f)            All Royalties, rentals, lease payments and other payments due and payable by Seller or any of its Affiliates (including the Acquired Companies) and, to Seller’s knowledge, payable by any third party operators of the Assets, to royalty holders, overriding royalty holders and other interest owners under or with respect to any of the Assets and any Hydrocarbons produced therefrom, measured thereby or attributable thereto (including working interest amounts), in all material respects have been properly and timely paid (or constitute Suspense Funds that are identified on Schedule 4.20).

4.18            Credit Support. Schedule 4.18 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates (including the Acquired Companies) in support of the obligations of Seller and its Affiliates (including the Acquired Companies) to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).

4.19            Insurance. Schedule 4.19(a) sets forth a true and correct list of all insurance policies maintained by or for the benefit (in each case, directly or indirectly) of Seller or its Affiliates (including the Acquired Companies) with respect to the Assets. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies are in full force and effect and enforceable in accordance with their terms. Neither Seller nor any of its Affiliates (including the Acquired Companies) has received any written notice of cancellation, termination or non-renewal of any insurance policy or refusal of coverage under any insurance policy ..Schedule 4.19(b) sets forth a list of all pending insurance claims of Seller or its Affiliates (including the Acquired Companies) or otherwise with respect to the Assets.

4.20            Suspense Funds. Schedule 4.20 sets forth a true, complete and accurate list, as of the date set forth on Schedule 4.20, of all Suspense Funds held by Seller or any of its Affiliates (including the Acquired Companies) that are attributable to the Assets, which includes, to Seller’s knowledge, with respect to all such Suspense Funds (a) the amount and value of such Suspense Funds, (b) a description of the source of such funds (including, if applicable, the applicable Property name), (c) the reason such funds are being held in suspense and (d) the name or the names of the Person(s) claiming such funds or to whom such funds are owed. To Seller’s Knowledge, as of the Execution Date, no share of Hydrocarbon proceeds attributable to Seller’s, any Other Owner’s or any Acquired Company’s interest in the Assets to which any such Person is entitled is currently being held in suspense by the applicable third-party operator or payor thereof.

4.21            Rights of Way; Surface Fee Estates; Gila Water System; Personal Property.

(a)            Except as set forth on Schedule 4.21(a), (a) Seller or the applicable Acquired Company, as applicable, holds defensible title, free and clear of all claims and liens (other than Permitted Encumbrances), to the Gila ROWs and, to Seller’s knowledge, the Surface Fee Estates; (b) each of the Rights of Way owned or held by Seller or its Affiliates (including the Acquired Companies) with respect to the Gila Water System (the “Gila ROWs”) is legal, valid, binding, enforceable and in full force and effect and, to Seller’s knowledge, each of the Rights of Way other than a Gila ROW that is owned or held by Seller or its Affiliates (including the Acquired Companies) is legal, valid, binding, enforceable and in full force and effect; (c) neither Seller nor any of its Affiliates (including the Acquired Companies) is in material breach of or in material default under any such Rights of Way; and (d) the Rights of Way (other than the Gila ROWs and Surface Fee Estates are sufficient in all material respects for the ownership and operation of the Assets (other than the Gila Water System), as currently conducted by Seller and its Affiliates (including the Acquired Companies).

(b)            The Gila ROWs are contiguous such that there are no gaps (including any gap arising as a result of any breach by Seller or its Affiliates of the terms of any such Right of Way) along the length of the Gila Water System. Each of the pipelines included in the Gila Water System transports only those substances that are permitted to be transported in such pipeline pursuant to the terms of the applicable Gila ROWs.

(c)            Seller or the applicable Acquired Company has good and valid title to the personal property included in the Assets, including the Gila Water System and all equipment, machinery, tools, fixtures and other tangible personal property and improvements, in each case, free and clear of all liens, other than Permitted Encumbrances. The Gila Water System and all other mechanical and other systems and material facilities included in and located on the Assets (in each case) are in adequate operating condition and repair, in all material respects, sufficient to conduct the business for which the Assets are held, owned and/or operated by Seller or the applicable Acquired Company, as currently conducted by such Person, ordinary wear and tear excepted.

(d)            Schedule 4.21(d) lists the only Third Party customers of Seller and its Affiliates (including the Acquired Companies) that are serviced by the Gila Water System.

4.22            Dedications; Minimum Volume Commitments.

(a)            None of Seller or any of its Affiliates (including the Acquired Companies) is a party to any Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.

(b)            Except as set forth on Schedule 4.22, none of Seller or any of its Affiliates (including the Acquired Companies) is a party to any Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.

4.23            Condemnation. As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

4.24            Other Owners.

(a)            Schedule 4.24(a) sets forth descriptions of all individual Persons who own an interest the Assets (as if such individual Person was a “Seller” hereunder) and whose interest in the Assets is included in the interests in the Assets represented in Exhibit A-1 and Schedule 2.2 or who otherwise own any portion of any Acquired Company (the “Individual Owners”);

(b)            Schedule 4.24(b) sets forth descriptions of all Affiliates of Seller who own an interest the assets described in Section 1.2(i), including those Affiliates whose interest in the Assets is included in the interests in the Assets represented in Exhibit A-1 and Schedule 2.2 or who otherwise own any portion of any Acquired Company (the “Affiliate Owners”);

(c)            From and after Closing, Purchaser shall be vested with, and the Assets conveyed to Purchaser on the Closing Date shall constitute, all of (i) the rights, titles, interests and claims of the Affiliate Owners and Individual Owners (collectively, the “Other Owners”) with respect to the Properties and other Assets (other than any Excluded Assets), and (ii) the assets, properties and rights used or held for use by Seller, its Affiliates (including the Acquired Companies) and the Individual Owners in connection with the ownership and operation of the Assets, including the development and maintenance thereof, as of the date hereof.

(d)            (i) Seller has the right to cause or direct the disposition of the assets described in Section 1.2(i) and/or interests in the Acquired Companies, in each case, owned or held by the Other Owners, including pursuant to any “drag-along” or similar rights, and (ii) such rights are sufficient for Seller to cause such assets and interests to be transferred to Seller prior to the Closing Date (the “Pre-Closing Reorganization”) in accordance with Section 6.15. Schedule 4.24(d) sets forth a true, complete and accurate list of all Contracts and other agreements and instruments pursuant to which Seller has the right to cause the Other Owners to effect the Pre-Closing Reorganization (including any and all amendments and supplements thereto). Seller has provided or made available to Purchaser complete and accurate copies of all such Contracts, agreements and instruments (including any and all amendments and supplements thereto) prior to the Execution Date, and all such instruments are in full force and effect. For the avoidance of doubt, for purposes of this Article 4, the term “Assets” (and all constituent parts thereof) shall be deemed to include all Assets after giving effect to the Pre-Closing Reorganization.

4.25            Investment Representations.

(a)            Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Common Stock and Purchaser Preferred Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)            Any distribution by Seller of shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Common Stock or Purchaser Preferred Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c)            Seller acknowledges and understands that (i) the Purchaser and its Affiliates and advisors possess material nonpublic information regarding Purchaser not known to Seller that may impact the value of the Stock Consideration (the “Information”), and that Purchaser is not disclosing the Information to Seller. Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between the Purchaser and its advisors, on the one hand, and the Seller, on the other hand. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Seller agrees that none of Purchaser, its Affiliates and its and their principals, stockholders, partners, employees and agents shall have any liability to Seller, its Affiliates and its and their principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever, due to or in connection with Purchaser’s use or non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Purchaser to disclose the Information.

4.26            Capitalization.

(a)            Schedule 4.26 lists: (i) each of the Acquired Companies and its place of organization; (ii) the number and type of any capital stock of, or other equity or voting interests in, such Acquired Company that is outstanding as of the date hereof; and (iii) the number and type of shares of capital stock of, or other equity or voting interests in, such Acquired Company that, as of the date hereof, are not owned, directly or indirectly by Seller.

(b)            All of the outstanding shares of capital stock of, or other equity of voting interests in, each Acquired Company are duly authorized, have been validly issued in accordance with the organizational documents of the applicable Acquired Company, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)            There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Seller or any of its Subsidiaries to issue or sell any equity interests of any Acquired Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Acquired Company, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)            No Acquired Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in such Acquired Company on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(e)            No Acquired Company, other than BITS Energy Mgmt.’s ownership of BITS, directly or indirectly, owns any equity interests in any Person and has not committed or agreed to make any investment in, loan any money to or purchase any equity interests of, any Person.

(f)            Each Acquired Company is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Texas, and is duly qualified to do business and is in good standing in each jurisdiction in which its Assets are located, with the power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

4.27            Sufficiency of Assets. The Henry Assets and Acquired Companies Assets constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real, personal or mixed, tangible, or intangible, that are used or necessary to conduct the business of Seller and its Affiliates (including the Acquired Companies) with respect to the Assets as currently held, owned and/or operated by Seller and its Affiliates (including the Acquired Companies).

4.28            Acquired Companies Special Warranty. Seller hereby warrants Defensible Title to the Acquired Companies Assets held by the Acquired Companies against the lawful claims of any and all Persons claiming the same, or any part thereof, by, through and under Seller and its Affiliates (including the Acquired Companies), but not otherwise, subject to and except for the Permitted Encumbrances.

4.29            Financial Statements; Books and Records.

(a)            Attached as Schedule 4.29 are true and complete copies of the (i) condensed consolidated audited financial statements of the Acquired Companies as of and for the years ended December 31, 2020, 2021 and 2022 and (ii) condensed consolidated unaudited interim financial statements of the Acquired Companies as of and for the six (6)-month period ended June 30, 2023 (the “AC Financial Statements” and such date, the “Balance Sheet Date”).

(b)            Except as set forth on Schedule 4.29, the AC Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Acquired Companies as of the dates and for the periods indicated in such AC Financial Statements, and the AC Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby.

(c)            Except as set forth on Schedule 4.29, there is no liability, debt or obligation of the Acquired Companies, whether accrued, contingent, absolute, asserted or unasserted, undetermined, matured or unmatured, liquidated or unliquidated, known or unknown, or otherwise, except for liabilities, debts and obligations (i) expressly reflected or reserved for on the face of the AC Financial Statements or disclosed in the notes thereto, (ii) that have arisen since Balance Sheet Date or the Execution Date (A) as contemplated by this Agreement or (B) otherwise in the ordinary course of the operation of the business (other than liabilities arising from any breach of any Contract to which any Acquired Company is a party, breach of warranty, tort or infringement), (iii) costs and expenses incurred in connection with the preparation for, marketing of, negotiation and consummation of, or otherwise in connection with, the transactions contemplated by this Agreement, or (iv) that would not reasonably be expected to be material to the Acquired Companies, taken as a whole,

(d)            The books and records of the Acquired Companies accurately reflect the assets, liabilities, financial condition and results of operations of the Acquired Companies in all material respects and have been maintained in accordance with reasonably good business and bookkeeping practices.

(e)            Except for any items that would constitute Indebtedness but for the fact that such items that will be released at or prior to Closing (which items are listed on Schedule 4.29(e)), the Acquired Companies have no Indebtedness.

4.30            Absence of Certain Changes. Except as set forth on Schedule 4.30, since the Balance Sheet Date:

(a)            Each Acquired Company has conducted its business (A) in the ordinary course of business consistent with past practice in all material respects, or (B) as otherwise contemplated by this Agreement;

(b)            There has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(c)            There has not been any damage to or destruction or loss of the assets of the Acquired Companies, whether or not covered by insurance, that individually or in the aggregate exceeds One Hundred Thousand Dollars ($100,000);

(d)            None of the Acquired Companies have undertaken any action that, if taken during the period from the Execution Date through the Closing Date, would require the consent of the Purchaser pursuant to Section 6.4;

(e)            There has been no (i) acceleration or delay in, or postponement of, the payment of any liabilities, or (ii) acceleration or delay in the collection of any revenue, in each case, related to the businesses or assets of the Acquired Companies; and

(f)            There is no contract or similar agreement to do any of the foregoing.

4.31            Labor/Employee Matters. None of the Acquired Companies has, or has ever had, and the Acquired Companies do not have any liabilities (contingent or otherwise) with respect to, any employees or individual independent contractor service providers.

4.32            Benefit Plans. The Acquired Companies do not and have never sponsored, maintained, contributed to or been required to maintain or contribute to, or had any liability (contingent or otherwise) with respect to, any Benefit Plan.

4.33            Powers of Attorney. Schedule 4.33 is a complete and accurate list of all powers of attorney held by any Person on behalf of any Acquired Company.

4.34            Bank Accounts; Authorized Signatories. Schedule 4.34 is a complete and accurate list of the names and addresses of all banks and other financial institutions in which any Acquired Company currently has one or more bank accounts, or safe deposit boxes, along with the numbers of such accounts and boxes and the names of all Persons authorized to draw on such accounts or access such boxes, as applicable.

4.35            Regulatory. Except as set forth in Schedule 4.35, none of the Acquired Companies or their properties (including the Acquired Companies Assets) and operations, as applicable, is subject to regulation by the Federal Energy Regulatory Commission as (a) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder, (b) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce or (c) a common carrier under the Interstate Commerce Act, as implemented by the Federal Energy Regulatory Commission pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder. No Acquired Company is subject to regulation as a public utility company or a public service company or any similar designation(s) by any state public service commission.

4.36            Limitations.

(a)            Subject to, and without limitation of, Purchaser’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Seller set forth in this Article 4, the corresponding certification in the certificate to be delivered at Closing pursuant to Section 8.2(g) as to the accuracy as of the Closing Date of the representations and warranties of Seller set forth in this Article 4, the Assignment and Bill of Sale, the special warranty of title in the Mineral Deed and the terms and provisions of the other Transaction Agreements, (i) Seller makes no other representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, advisor or other Representative of Seller or any member of Seller Group).

(b)            SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(g) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT ON THE EXECUTION DATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(c)            Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, as amended in accordance with and subject to the terms of Section 6.8(a), the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect. The Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Seller Disclosure Schedules.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller the following as of the Execution Date and, effective upon the Closing, as of the Closing Date:

5.1            Existence and Qualification. Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the state of Delaware.

5.2            Power. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

5.3            Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and at Closing each other Transaction Agreement to which a Purchaser is a party will have been duly executed and delivered by Purchaser), and this Agreement constitutes the valid and binding obligations of Purchaser, and at Closing each other Transaction Agreement to which Purchaser is a party will be the valid and binding obligation of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4            No Conflicts. Assuming compliance with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions, will not (a) violate any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any material lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest in any material respect or (d) violate any Law applicable to Purchaser in any material respect.

5.5            Consents, Approvals or Waivers. Except (a) as required in connection with the listing of the shares of Purchaser Common Stock constituting the Stock Consideration and Conversion Shares (as defined in the Certificate of Designations) on the NYSE, (b) Stockholder Approval with respect to the issuance of the Conversion Shares (as defined in the Certificate of Designations), (c) for compliance with any applicable requirements of the HSR Act, and (d) for any consent or approval of Governmental Authorities customarily obtained after Closing and assuming that Seller obtains all relevant consents to assignment or approvals it is required to obtain in connection with the Transactions contemplated hereby, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person. Without limitation of the foregoing, the consummation of the Transactions, including the issuance by Purchaser of the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration, do not and will not require any vote or approval of holders of shares of Purchaser Common Stock under applicable Law, the rules and regulations of the NYSE or the certificate of incorporation or bylaws of Purchaser, except for the Stockholder Approval.

5.6            Valid Issuance. At the Closing, the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, and such Purchaser Common Stock and Purchaser Preferred Stock will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and pursuant to the Investor Agreement, (ii) with respect to the Purchaser Preferred Stock, restrictions on conversion subject to the Stockholder Approval and (iii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such shares of Purchaser Common Stock and Purchaser Preferred Stock will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. On the Execution Date Purchaser has, and at the Closing Purchaser will have, sufficient shares of Purchaser Common Stock and Purchaser Preferred Stock that are authorized, unissued and not reserved for any other purpose to issue the shares of Purchaser Common Stock and Purchaser Preferred Stock constituting the Stock Consideration.

5.7            Capitalization. Except as set forth on Schedule 5.7:

(a)            As of the Execution Date, the authorized capital stock of Purchaser consists solely of (i) 40,000,000 shares of Purchaser Common Stock, of which 18,590,894 shares are issued and outstanding and (ii) 50,000,000 shares of Purchaser Preferred Stock, of which no shares are issued and outstanding.

(b)            All of the issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock are duly authorized and have been validly issued in accordance with the certificate of incorporation and bylaws of Purchaser, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)            Except as set forth in the SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Purchaser, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)            Purchaser does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

5.8            SEC Documents, Financial Statements, No Liabilities.

(a)            Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2022 under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and subject, in the case of interim financial statements, to normal year-end adjustments), (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Purchaser as of the dates and for the periods indicated thereon, and (vi) in the case of the Financial Statements, have been prepared in a manner consistent with the books and records of Purchaser and its subsidiaries. Since December 31, 2022, Purchaser has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law (and except to the extent any such financial statements have been corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date). The books and records of Purchaser and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)            There are no in any material respect liabilities of or with respect to Purchaser that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Purchaser as of June 30, 2023, (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023, (iii) any obligations or liabilities arising under or pursuant to or that are otherwise assumed by Purchaser pursuant to this Agreement or any other Transaction Agreement, or (iv) fees and expenses paid or incurred in connection with the Transactions.

5.9            Internal Controls; NYSE Listing Matters.

(a)            Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.

(b)            Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(c)            Since December 31, 2022, (i) Purchaser has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, (ii) Purchaser has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, and (iii) there have been no changes in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.

(d)            As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.

(e)            Purchaser is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Purchaser.

(f)            The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Purchaser has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser has been issued and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act or the listing of the Purchaser Common Stock on the NYSE.

5.10            Absence of Certain Changes. Since December 31, 2022, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

5.11            Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed prior to the Execution Date, (a) Purchaser is, and during the past two (2) years has been, in compliance with all applicable Laws in all material respects, (b) Purchaser has not received written notice of any material violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential material non-compliance with any Law.

5.12            Litigation.

(a)            Except as to specific matters disclosed in the SEC Documents filed or furnished prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there are no material actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries.

(b)            There are no material actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries.

5.13            Investment Company. Purchaser is not, and immediately after the consummation of the transactions contemplated hereby, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14            Form S-3. As of the Execution Date, Purchaser is eligible to register the shares of Purchaser Common Stock constituting the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.

5.15            Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) as of the Execution Date, it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to or as of Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, the Mineral Deed or any other Transaction Agreement, and without limitation of Purchaser’s remedies for Fraud, Purchaser acknowledges that there are no other representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the foregoing, Purchaser has otherwise relied solely upon its own independent investigation, verification, analysis, and evaluation and the terms of this Agreement and the other Transaction Agreements. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.16            Liability for Brokers’ Fees. None of Seller or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.17            Qualification; Bonding. Without limiting Section 12.4, Purchaser is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Subject to the accuracy of Seller’s representations and warranties in Section 4.18, and without limitation of Section 12.4, Purchaser has, or as of the Closing will have, posted such Credit Support, and provided such evidence of such Credit Support, in accordance with Section 12.4.

5.18            Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Neither Purchaser nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

5.19            Investment Representations.

(a)            Purchaser (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Seller Equity Interests, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Seller Equity Interests and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Seller Equity Interests for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the Seller Equity Interests have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the Seller Equity Interests will, upon acquisition thereof by Purchaser, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)            Any distribution by Purchaser of Seller Equity Interests will not be made in any manner or to any Person that will result in the offer and sale of Seller Equity Interests pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act.

5.20            Limitations.

(a)            Subject to, and without limitation of, Seller’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Purchaser set forth in this Article 5, the corresponding certification in the certificate to be delivered at Closing pursuant to Sections 8.3(g) and 8.3(h) as to the accuracy as of the Closing Date of the representations and warranties of Purchaser set forth in this Article 5, the Assignment and Bill of Sale and the terms and provisions of the other Transaction Agreements, (i) Purchaser makes no other representations or warranties, express or implied, and (ii) Purchaser expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Seller by any officer, director, employee, agent, consultant, advisor or other Representative of Purchaser or any member of Purchaser Group).

(b)            Inclusion of a matter on any of the Schedules which are referenced in this Article 5 (such Schedules, as amended in accordance with and subject to the terms of Section 6.8(b), the “Purchaser Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Purchaser Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Purchaser Material Adverse Effect. The Purchaser Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Purchaser Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Purchaser Disclosure Schedules.

Article 6
COVENANTS OF THE PARTIES

6.1            Access. Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement, Seller shall and shall cause the Acquired Companies to provide Purchaser and its Representatives reasonable access to the Assets operated by Seller or any of its Affiliates and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s or any of its Affiliates’ possession or control for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller and the Acquired Companies may do so without (a) violating applicable Laws, (b) violating any obligations to any Third Party, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, and (d) to the extent that Seller or any Acquired Company has authority to grant such access without breaching any restriction binding on Seller or any Acquired Company. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller, the Acquired Companies and any applicable Third Party operator. Subject to the terms of this Agreement, all investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller shall and shall cause the Acquired Companies to use commercially reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller or any Acquired Company) to (i) obtain permission for Purchaser to gain access from any Third Party to whom Seller or any Acquired Company owes obligations including to gain access to Third Party operated Assets to inspect the condition of the same; provided, however, that Seller shall have no liability to Purchaser (or otherwise be in breach of this agreement) for failure to obtain such operator’s permission, (ii) obtain a waiver of confidentiality obligations owed to any Third Parties or establish any necessary confidential relationships with Third Parties reasonably required to allow Purchaser to view and access the Records, and (iii) grant any access to which Seller or any Acquired Company has the authority to grant without breaching any restriction binding on Seller or any Acquired Company. Seller or its designee shall have the right to accompany Purchaser and its Representatives whenever they are on site on the Assets.

6.2            Notification of Breaches. Without limiting the Seller Group’s or the Purchaser Group’s respective rights to indemnification or to assert their respective rights to seek indemnification, as applicable, pursuant to Article 11, until the Closing,

(a)            Purchaser shall notify Seller promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)            Seller shall notify Purchaser promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If either Party has notice that (i) any of the other Party’s representations or warranties are untrue or shall become untrue in any material respect between the date hereof and the Closing Date, or (ii) any of the other Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but, in each case, if such breach of representation, warranty, covenant, or agreement shall (if curable) actually be fully cured on or before the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.3            Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) with respect to a press release or disclosure by Purchaser, after Purchaser has, if and to the extent reasonably practicable, provided Seller with the opportunity to review and provide comments to any such proposed press release or disclosure (which comments shall, if and to the extent reasonably practicable, be considered in good faith by Purchaser), (ii) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, or (iv) to such Party’s investors and members, and current or prospective financing sources, including Seller’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates with the terms of this Section 6.3. The Parties agree that neither Purchaser nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.

6.4            Operation of Business. Except (v) as set forth on Schedule 6.4-Part A, (w) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 4.13, (x) for actions taken in connection with emergency situations or as may be required by Law, (y) as expressly required by this Agreement or (z) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned, except in the case of clauses (d), (g), (j), (k), (m) or (n)), until Closing, Seller shall, and shall cause each of the Acquired Companies to:

(a)            not transfer, sell, hypothecate, encumber, or otherwise transfer or dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business and (ii) other sales and dispositions made in the ordinary course of business and not exceeding, individually, One Hundred Thousand Dollars ($100,000), or, in the aggregate, One Million Dollars ($1,000,000), in each case, for which the Purchase Price is reduced based on the consideration received (except there shall be no such reduction to the Purchase Price in the case of Equipment that is replaced, at no cost or expense to Purchaser (whether through an adjustment to the Purchase Price or otherwise) with equipment or materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets);

(b)            not (i) terminate, (ii) amend or modify (other than in a de minimis respect), or (iii) waive, release, grant, transfer or fail to enforce any significant rights under, (iv) execute, or (v) extend any Contract that, in each case, is (or upon execution would be) a Material Contract;

(c)            maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller (or the applicable Acquired Company), as applicable, and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar Contract;

(d)            (i) not amend or modify any Lease or Right of Way (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Rights of Way, to the extent, with respect to any Lease, that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller, any Acquired Company or any Third Party proposes to relinquish any such Leases or allow any such Leases to terminate or expire; provided, in no event shall Seller or any Acquired Company have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or Right of Way so long as Seller provides written notice to Purchaser at least ten (10) Business Days in advance of such termination or expiration and Purchaser expressly consents in writing to the same in its sole discretion; and, if Purchaser does not so expressly consent, then Seller (or the applicable Acquired Company), as applicable, must make the relevant payment and/or undertake the relevant operational activity to hold or extend such Lease;

(e)            operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice and, with respect to any Assets operated by Seller or its Affiliates, as a reasonably prudent operator, in substantial compliance with all applicable Laws, Permits, Contracts and Leases;

(f)            maintain the Records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller and the Acquired Companies;

(g)            not plug or abandon any well located on the Assets unless required by Law or Contract;

(h)            (i) submit to Purchaser for prior written approval, all written requests received by Seller or its Affiliates for operating or capital expenditures relating to the Assets that involve individual commitments of more than One Hundred Thousand Dollars ($100,000), net to Seller’s or the Acquired Companies’ interest, and (ii) not propose, approve or consent to (or non-consent to) any operation or activity (or series of related operations or activities) on the Assets or otherwise commit to make any capital expenditure or operating expense, in each case, reasonably anticipated to cost the owner of the Assets more than One Hundred Thousand Dollars ($100,000), net to Seller’s or the Acquired Companies’ interest; provided, however, that, notwithstanding the foregoing, the Seller and the Acquired Companies have the right to conduct any operation or activity (or propose or make a commitment to make any capital expenditure or operating expense) with respect to any of the Assets that is, in each case, primarily related to operations or activities with respect to the maintenance or replacement of any failed or malfunctioning electric submersible pump (ESP) located on the Assets if, and to the extent, the costs and expenses paid and/or incurred (or contemplated to be paid and/or incurred) in connection therewith would not, and would not reasonably be expected to, cost the owner of the affected Assets more than Two Hundred Thousand Dollars ($200,000), net to Seller’s or the Acquired Companies’ interest;

(i)            maintain in all material respects (i) all material Permits that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all Credit Support;

(j)            not elect to go non-consent pursuant to a joint operating agreement as to any proposed operation on any of the Leases or Subject Wells;

(k)            not voluntarily relinquish its position as operator to anyone other than Purchaser (or an Affiliate of Purchaser) with respect to any of the Assets operated by Seller or any Affiliate thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(l)            not waive, compromise or settle any right or claim with respect to any of the Assets, except to the extent (i) such right is an Excluded Asset or would not reasonably be expected to adversely affect (other than in a de minimis respect) the ownership, operation or value of the Assets after Closing or (ii) such claim is a Retained Obligation and would not adversely affect, or be reasonably expected to adversely affect, Purchaser or the ownership or operation of the Assets after Closing;

(m)            not (i) make, change or revoke any Tax election outside the ordinary course of business and in a manner inconsistent with past practices, (ii) change an annual accounting period, (iii) adopt or change any accounting method with respect to Taxes, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle or compromise any Tax claim or assessment, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(n)            timely pay all Taxes payable by the Acquired Companies and all Asset Taxes that become due and payable prior to the Closing (other than those being contested in good faith in appropriate proceedings);

(o)            with respect to the Acquired Companies and the Seller Equity Interests:

(i)            not materially amend or modify the organizational documents of any Acquired Company, or take any action in violation or contravention of the organizational documents of any Acquired Company;

(ii)            not transfer, sell, issue, repurchase, redeem, retire, grant, encumber or otherwise dispose of any of the Seller Equity Interests or issue any option, warrant or right relating to the Seller Equity Interests or any securities convertible into or exchangeable for any interest in any Acquired Company;

(iii)            not materially change any method of accounting or accounting practice of any Acquired Company;

(iv)            not reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Seller Equity Interests or the equity interests in any Acquired Company; and

(v)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any of the Acquired Companies; and

(p)            not enter into any agreement or commitment to do or not do, as applicable, any of the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to either of the individuals listed on Schedule 6.4-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.4-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed (except as expressly provided in the introduction to this Section 6.4) and shall be considered granted in full within five (5) Business Days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller and the Acquired Companies own undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of Third Parties (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests or exercised any applicable rights under any applicable Contracts in a manner consistent with the provisions of this Section 6.4. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Purchaser pursuant to this Section 6.4 would, in and of itself, constitute a breach of one or more of Seller’s representations and warranties in Article 4 or Seller’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Seller to which Purchaser expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements. Notwithstanding anything herein to the contrary and for the avoidance of doubt, this Section 6.4 shall cover and control with respect to the interests of the Other Owners in the Assets as if the Pre-Closing Reorganization had already occurred.

6.5            Indemnity Regarding Access. Purchaser’s access to the Assets and its (and its Affiliates and Representatives) examinations and inspections, whether under Sections 6.1, 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser waives and releases all claims against Seller, ITS Affiliates, and each member of the Seller group, arising in any way therefrom, or in any way connected therewith, eXCEPT TO THE EXTENT CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Purchaser agrees to indemnify, defend, and hold harmless Seller and each member of the Seller Group, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and other Representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, to the extent arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or other Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any indemnified Person, eXCEPT TO THE EXTENT CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS AND EXCEPT TO the EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO the DISCOVERY OF CONDITIONS EXISTING ON the ASSETS PRIOR TO THE EXECUTION DATE. SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 FOR BREACHES OF, OR INACCURACIES IN, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OR SET FORTH IN THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(g) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO ARTICLE 6 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION, AND NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO SUCH INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES AND PURCHASER EXPRESSLY AGREES THAT, SUBJECT TO THE FOREGOING LIMITATIONS, ANY RELIANCE UPON such information, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

6.6            Regulatory Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to take, or cause to be taken, promptly any actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Party in doing, any things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Seller and Purchaser shall each be responsible for one-half of all filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”).

(b)            Each of the Parties shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to (i) as promptly as commercially practicable (and in any event not more than fifteen (15) Business Days) after the date hereof (unless a later date is mutually agreed by the Parties), make all required filings under the HSR Act, (ii) make available to the other Party such information as the other Party may reasonably request in order to make any HSR Act filings or respond to information or document requests by any relevant Governmental Authority, (iii) use commercially reasonable efforts to take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other material communications or correspondence between either of the Parties, or any of their respective Affiliates, and any third party or Governmental Authority with respect to such transactions. Prior to transmitting any substantive communications, advocacy, white papers, information responses or other submissions (other than the HSR Act filing itself) to any Governmental Authority in connection with the transactions contemplated by this Agreement, each Party shall permit counsel for the other Party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Party in connection therewith. Each of the Parties agrees not to participate in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent practicable and not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate where appropriate and advisable under the circumstances. Notwithstanding anything to the contrary contained herein, any materials exchanged in connection with this Section 6.6 may be redacted or withheld to comply with contractual obligations and applicable Laws, or to address reasonable privilege or confidentiality concerns, provided that counsel to the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 6.6 as “outside counsel only.”

(c)            In furtherance and not in limitation of the foregoing, each of Parties shall use its commercially reasonable efforts to (i) respond to and comply with, as promptly as commercially practicable, any request for information or documentary material regarding the transactions contemplated by this Agreement from any relevant Governmental Authority and (ii) assist and cooperate with the other Party in doing any things necessary, proper or advisable to consummate and make effective such transactions.

(d)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser or its Affiliates be required to (and Seller and its Affiliates shall not without Purchaser’s prior written consent) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, commercial relationships, equity interests, product lines or properties, (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations, (iii) any restrictions, impairments, agreements or actions that would limit the freedom of action with respect to, or the ability to own, manage, operate, conduct and retain, any businesses, assets, commercial relationships, equity interests, product lines or properties or (iv) any other remedy, condition or commitment of any kind, in each case in order to obtain any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations or other confirmations or to avoid the commencement of any proceeding or action to prohibit the transactions contemplated by this Agreement, or to avoid the entry of, or to effect the dissolution of, any Law in any action or proceeding seeking to prohibit any of the transactions contemplated by this Agreement. Seller and its Affiliates shall not, without the prior written consent of Purchaser, offer propose, negotiate, commit to, agree to, effect, enter into or take any action, agreement, condition, commitment or remedy as described in this Section 6.6(d). Nothing in this Agreement shall require the Parties, or their respective Affiliates, to take or agree to take any action with respect to their business or operations, unless the effectiveness of such agreement or action is conditioned upon the Closing.

(e)            Further, in the event of any claim, lawsuit, action or other proceeding asserted in court or any administrative tribunal, or with any other Governmental Authority, by any Governmental Authority or other person that challenges the transactions contemplated by this Agreement, the Parties will cooperate with each other, with the advice of their respective legal counsel, in deciding on a mutually-agreed upon approach to such claim, lawsuit or other proceeding.

6.7            Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.8            Supplemental Disclosures.

(a)            Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement or amend or create any Seller Disclosure Schedules to its representations and warranties in Article 4 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Seller Disclosure Schedules and Seller shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Purchaser. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Purchaser set forth in Article 7 have been fulfilled or satisfied, the Seller Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Purchaser set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Purchaser elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Purchaser’s termination right shall be deemed waived and Purchaser shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Purchaser shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.8(a) that did not cause the conditions of Closing of Purchaser to fail to be satisfied.

(b)            Seller agrees that, with respect to the representations and warranties of Purchaser contained in this Agreement, Purchaser shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement, amend or create any Purchaser Disclosure Schedules to its representations and warranties in Article 5 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Purchaser Disclosure Schedules and Purchaser shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Seller. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Seller set forth in Article 7 have been fulfilled or satisfied, the Purchaser Disclosure Schedules to Purchaser’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Seller set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Seller elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Seller’s termination right shall be deemed waived and Seller shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Seller shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.8(b) that did not cause the conditions of Closing of Seller to fail to be satisfied.

6.9            NYSE Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock constituting the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Purchaser shall use reasonable best efforts to cause the Conversion Shares (as defined in the Certificate of Designations) to be approved for listing on the NYSE, subject to official notice issuance, upon obtaining Stockholder Approval.

6.10            Stockholder Approval. Purchaser shall use reasonable best efforts to obtain Stockholder Approval at its next annual meeting of Purchaser stockholders.

6.11            Conduct of Purchaser. Except (x) as set forth on Schedule 6.11-Part A, (y) for actions taken in as may be required by Law or (z) with the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), from the Execution Date until the Closing, Purchaser shall and shall cause its subsidiaries to:

(a)            (i) not amend the certificate of incorporation of Purchaser and (ii) not amend the bylaws of Purchaser in a manner that would adversely affect in any material respect the shares of Purchaser Common Stock or Purchaser Preferred Stock to be issued to Seller hereunder or Seller’s rights with respect thereto;

(b)            not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends or distributions (i) by a wholly-owned subsidiary of Purchaser to its parent or (ii) which constitute a Reclassification Event for which an adjustment is made pursuant to Section 2.1(c);

(c)            not reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Purchaser Common Stock or Purchaser Preferred Stock, other than withholding and sale of Purchaser Common Stock or Purchaser Preferred Stock to satisfy Income Tax withholding payments due upon vesting of employee equity awards;

(d)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(e)            not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Purchaser to be ineligible to file a registration statement on Form S-3 promulgated under the Securities Act; and

(f)            not enter into an agreement or commitment with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 6.11 shall be delivered to either of the individuals set forth on Schedule 6.11-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.11-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller.

Seller’s approval of any action restricted by this Section 6.11 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchaser’s notice) of delivery of Purchaser’s notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary during that period. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Seller pursuant to this Section 6.11 would, in and of itself, constitute a breach of one or more of Purchaser’s representations and warranties in Article 5 or Purchaser’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Purchaser to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.12            Operatorship. As soon as reasonably practicable following Closing, Seller will (and will cause its applicable Affiliates) to send out notifications of its resignation as operator under any Contracts, effective as of the Closing Date, for all Properties that Seller (or any Affiliate of Seller) currently operates and transfers to Purchaser pursuant to this Agreement. Seller makes no representation and/or warranty to Purchaser as to the transferability or assignability of operatorship of such Properties. Seller agrees, however, that, as to the Assets it or any Affiliate of it operates, it shall use its commercially reasonable efforts to support Purchaser’s effort to become successor operator of such Properties effective as of Closing and to designate, to the extent legally possible and permitted under any applicable joint operating agreement or other agreement, Purchaser as successor operator of such Properties effective as of the Closing. Purchaser acknowledges that the rights and obligations associated with such Properties are governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Notwithstanding anything to the contrary contained in this Section 6.12, the Parties shall execute Texas Railroad Commission Form P-4s for all Subject Wells currently operated by Seller or its Affiliates, naming Purchaser (or its designated Affiliate) as operator of such Subject Wells with the Texas Railroad Commission at Closing as provided in Section 8.2(m).

6.13            Financial Information.

(a)            On or prior to the signing of this Agreement, Seller has provided Purchaser with the following:

(i)            the audited consolidated balance sheet of Seller and the Acquired Companies as of both December 31, 2021 and December 31, 2022, and related consolidated statements of operations and cash flows, together with all related notes thereto and accompanied by reports thereon of the Audit Firm (as defined below), in each case, in accordance with GAAP consistently applied (the “Audited Financial Statements”);

(ii)            a reserve report of Seller and the Acquired Companies as of December 31, 2021 and December 31, 2022 covering all or substantially all of the Properties and utilizing SEC pricing that, with respect to the report delivered as of December 31, 2022, has been audited by Cawley Gillespie & Associates, Inc. or another nationally recognized petroleum engineering consultant of Seller (the “Reserve Engineer” and such report, the “Initial Reserve Reports”); and

(iii)            unaudited consolidated balance sheets of Seller and the Acquired Companies as of both December 31, 2022 and June 30, 2023 and the related statements of operations and cash flows for the six (6) month period then ended, in each case, in accordance with GAAP consistently applied, with the balance sheets being compared against the prior period’s year-end figures (e.g., December 31, 2022) and the equity statements, income statements and cash flows being compared against the figures from the same six-month period in the period year (e.g., June 30, 2022) (the “Six Month Interim Financials”).

(b)            From and after the date hereof, Seller shall use:

(i)            commercially reasonable efforts to cause the external audit firm that audits the Audited Financial Statements (the “Audit Firm”) to cooperate with Purchaser and its Representatives to cause the Audited Financial Statements to comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act; provided, however, that, upon reasonable request by Purchaser, Seller shall use commercially reasonable efforts to provide or cause to be provided information not included in the Audited Financial Statements that may be necessary for the preparation by Purchaser of any pro forma financial information;

(ii)            commercially reasonable efforts to prepare or cause to be prepared a reserve report of Seller and the Acquired Companies as of December 31, 2020, covering all or substantially all of the Properties and utilizing SEC pricing and prepared consistently with the Initial Reserve Reports (the “2020 Reserve Report”);

(iii)            commercially reasonable efforts to prepare or cause to be prepared the audited consolidated balance sheet of Seller and the Acquired Companies as of December 31, 2020 and related consolidated statements of operations and cash flows, together with all related notes thereto and accompanied by reports thereon of the Audit Firm, in each case, in accordance with GAAP consistently applied (the “Audited 2020 Financial Statement”);

(iv)            commercially reasonable efforts (A) to prepare or cause to be prepared unaudited consolidated balance sheets of Seller and the Acquired Companies as of both December 31, 2022 and September 30, 2023 and the related statements of operations and cash flows for the nine (9) month period then ended, in each case, in accordance with GAAP consistently applied, with the balance sheets being compared against the prior period’s year-end figures (e.g., December 31, 2022) and the equity statements, income statements and cash flows being compared against the figures from the same nine-month period in the period year (e.g., September 30, 2022) (the “Nine Month Interim Financials” and, together with the Six Month Interim Financials, the “Interim Financial Statements”), (B) in causing the Audit Firm to cooperate with Purchaser and its Representatives to cause the Interim Financial Statements to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act, and (C) to prepare or cause to be prepared an income statement of Seller and the Acquired Companies for the period from October 1, 2023 through Closing in accordance with GAAP;

(v)            commercially reasonable efforts as soon as reasonably practicable after the Execution Date and in any event no later than twenty (20) days after the Closing Date, to deliver the 2020 Reserve Report, Nine Month Interim Financials to Purchaser; and

(vi)            commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives, on a commercially reasonable basis to provide, in each case at Purchaser’s sole cost and expense, such assistance as is reasonably requested by Purchaser in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Purchaser to the extent reasonably deemed necessary or advisable by Purchaser to fund any portion of the Purchase Price (the “Financing”); provided that such requested assistance does not unreasonably interfere with operations of Seller or its Affiliates or its or their respective assets and that any information requested by Purchaser is reasonably available to Seller or any of its Affiliates or its or their Representatives.

(c)            At Purchaser’s request, after the date of this Agreement for up to two (2) years after the Closing Date (the “Records Period”), Seller agrees to use commercially reasonable efforts to make available to Purchaser and its Affiliates and their Representatives any and all Records to the extent in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Purchaser, its Affiliates and their Representatives in order to prepare financial statements in connection with Purchaser’s or its Affiliates’ debt or equity securities offerings or filings, if any, that are required by the SEC, under securities Laws applicable to Purchaser and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act, in connection with the transactions contemplated by this Agreement (the “Purchaser Financial Statements”).

(d)            During the Records Period, Seller shall use commercially reasonable efforts to cause its accountants, counsel, agents and other Persons to cooperate with Purchaser and its Representatives in connection with the preparation by Purchaser of the Purchaser Financial Statements that are required to be included in any filing by Purchaser or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm and the Reserve Engineer to (i) provide its consent to be named as an expert in (A) any filings that may be made by Purchaser under the Securities Act or required by the SEC under securities laws applicable to Purchaser or any report required to be filed by Purchaser under the Exchange Act in connection with the transactions contemplated by this Agreement or in connection with the Financing or (B) any prospectus or offering memorandum or (ii) to provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period. If reasonably requested, Seller shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(e)            In no event shall Seller or any of its Affiliates or Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to this Section 6.13(a) through (d); provided, however, the Parties agree that all costs and expenses associated with the preparation of the 2020 Reserve Report pursuant to Section 6.13(b)(ii), the Audited 2020 Financial Statement pursuant to Section 6.13(b)(iii), and the Nine Month Interim Financials pursuant to Section 6.13(b)(iv) shall be borne equally by Seller and Purchaser. Purchaser shall be responsible for all other fees and expenses related to the actions contemplated by Section 6.13(a) through (d), including the compensation of any contractor or advisor of Seller or any of its Affiliates or Representatives. Accordingly, notwithstanding anything to the contrary herein, Purchaser shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor of Seller or any of its Affiliates or Representatives) incurred in connection with the cooperation of Seller as contemplated by this Section 6.13. Further, Purchaser shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Seller and its Affiliates and Representatives under Section 6.13(a) through (d) (other than to the extent resulting from the fraud, gross negligence, bad faith or willful misconduct of Seller or any of its Affiliates or Representatives).

6.14            Further Actions. Subject to the terms of this Agreement, including the limitations set forth in Section 6.6 (Regulatory Approvals), and without limitation of each Party’s respective rights and remedies under this Agreement, each Party shall use commercially reasonable efforts to take such actions as may be necessary to consummate the transactions contemplated by this Agreement.

6.15            Pre-Closing Reorganization. Reasonably promptly after the Execution Date, Seller and its Affiliates shall take all steps and actions reasonably necessary in connection therewith to consummate the transactions contemplated by the Pre-Closing Reorganization. Such steps shall specifically include:

(a)            (i) within five (5) Business Days of the Execution Date, under and in accordance with the BITS LPA, deliver a written “call notice” pursuant to Section 9.07 of the BITS LPA to each of the “Class B Non-Voting Partners” (as defined in the BITS LPA) thereunder, directing each such Class B Non-Voting Partner to transfer its interest in BITS Energy to Henry Resources, (ii) promptly thereafter provide Purchaser with copies of each such notice delivered, and (iii) thereafter, take all reasonable efforts to cause each of such Non-Voting Partners to comply with such Person’s obligations under the BITS LPA, including Section 9.07 and Section 9.11 thereof.

(b)            (i) within five (5) Business Days of the Execution Date, under and in accordance with the Pre-Closing Reorganization Documents listed as #3 and #4 on Schedule 4.24(d), deliver a written “drag-along notice” pursuant to Article XVI.M.2 (of Pre-Closing Reorganization Document #3) and Article XVI.L.2 (of Pre-Closing Reorganization Document #4), respectively, to each of the “Non-Operators” (as defined in such Pre-Closing Reorganization Documents) thereunder, requesting that each such Non-Operator transfer to the applicable “Henry Non-Operator” (as defined in such Pre-Closing Reorganization Documents) (or, if more than one Henry Non-Operator, to Henry Energy) all of such Non-Operator’s interest in the “Contract Area” (as defined in such Pre-Closing Reorganization Documents) thereunder, (ii) promptly thereafter provide Purchaser with copies of each such notice delivered, and (iii) thereafter, take all reasonable efforts to cause each of such Non-Operators to comply with such Person’s obligations under such Pre-Closing Reorganization Documents to transfer all of such Non-Operator’s interest in the Contract Area to Seller, including the applicable provisions of such subparts of Article XVI thereof.

(c)            (i) within five (5) Business Days of the Execution Date, under and in accordance with each of the Pre-Closing Reorganization Documents listed as #2 on Schedule 4.24(d), deliver a written “drag-along notice” pursuant to Section C(3) of such Pre-Closing Reorganization Documents to each of the “Participants” (as defined in such Pre-Closing Reorganization Documents) thereunder, requesting that each such Participant transfer to Henry Energy all of such Participant’s “Interests” (as defined in such Pre-Closing Reorganization Documents) thereunder, (ii) promptly thereafter provide Purchaser with copies of each such notice delivered, and (iii) thereafter, take all reasonable efforts to cause each of such Participants to comply with such Person’s obligations under such Pre-Closing Reorganization Documents to transfer their Interests to Seller, including the applicable provisions of Section C(3) thereof.

(d)            Notwithstanding the fact that the BITS LPA is not an Excluded Asset, Seller and Purchaser agree that any and all liabilities, Damages, duties, or obligations associated with Seller’s compliance (or non-compliance) with the terms of the applicable Pre-Closing Reorganization Documents (including the BITS LPA) as it relates to the Pre-Closing Reorganization, including the obligation to pay the Other Owners any consideration owed to such Persons under the Pre-Closing Reorganization Documents, shall expressly be Excluded Assets hereunder (collectively, the “Pre-Closing Reorganization Liabilities”).

(e)            On or before the date that is five (5) Business Days prior to the Closing Date, the Seller Parties shall deliver evidence satisfactory to Purchaser in its sole discretion that the Pre-Closing Reorganization has been effected in accordance with the terms of the Pre-Closing Reorganization Documents and this Agreement.

Article 7
CONDITIONS TO CLOSING

7.1            Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver in writing, on or prior to Closing of each of the following conditions:

(a)            (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Purchaser to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect;

(b)            Purchaser shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Purchaser Material Adverse Effect), all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)            On the Closing Date, no injunction, order, award or other Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued, entered, enacted or promulgated and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing by or before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Seller or any Affiliate of Seller resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price;

(e)            The shares of Purchaser Common Stock constituting the Stock Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(f)            Purchaser shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3; and

(g)            All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired.

7.2            Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waiver, on or prior to Closing of each of the following conditions:

(a)            (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Seller set forth in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Seller to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality or Seller Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.2(a);

(b)            Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Seller Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)            On the Closing Date, no injunction, order, award or other Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued, entered, enacted or promulgated and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing by or before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a), 2.3(b) and 2.3(j) shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price;

(e)            Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2;

(f)            All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired; and

(g)            Seller shall have delivered evidence satisfactory to Purchaser in its sole discretion that all equity interests in the Acquired Companies that are held by any Other Owner have been vested in Seller prior to the Closing.

Article 8
CLOSING

8.1            Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Jackson Walker LLP located at 1401 McKinney Street Houston, Texas 77010, at 10:00 a.m., local time, on October 31, 2023 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, on the date that is three (3) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.

8.2            Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)            Counterparts of the Mineral Deed, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)            Counterparts of the (i) Surface Deed (Energy), duly executed and acknowledged by Henry Energy, in sufficient duplicate originals to allow recordings in all appropriate jurisdictions and offices, and (ii) Surface Deed (Moriah), duly executed and acknowledged by Moriah Henry, in sufficient duplicate originals to allow recordings in all appropriate jurisdictions and offices;

(d)            Counterparts of the Assignment and Assumption Agreement, duly executed by Seller;

(e)            Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(f)            Letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser;

(g)            A certificate from Seller duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(h)            A validly executed IRS Form W-9 of each Seller Party;

(i)            Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.6, copies of such notices;

(j)            Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(k)            Originals of executed and acknowledged releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets (including, for purposes of clarity, UCC-3s) to the extent securing indebtedness for borrowed money of the Seller or its Affiliates, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;

(l)            A counterpart of the Registration Rights Agreement, duly executed by Seller (or its designee(s) pursuant to Section 2.1(d), as applicable);

(m)            Appropriate change of operator forms for the Assets operated by Seller or any of its Affiliates, designating Purchaser as operator of such Assets;

(n)            The Preliminary Settlement Statement, duly executed by Seller;

(o)            Joint written instructions to the Escrow Agent to (as applicable in accordance with Section 3.8(e)) (i) retain the Preferred Stock Deposit, which Purchaser Preferred Stock, after Closing, shall become part of the Defect Escrow Shares, (ii) disburse to Seller a portion of the Preferred Stock Deposit equal to the Preferred Stock Deposit, minus the Defect Escrow Shares, or (iii) disburse to Seller all of the Preferred Stock Deposit;

(p)            A counterpart of the Transition Services Agreement, duly executed by Seller;

(q)            A counterpart of the Investor Agreement, duly executed by Seller;

(r)            Payment of the Suspense Adjustment Amount, by wire transfer of immediately available funds to an account of Purchaser designated in writing prior to Closing; and

(s)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser, including any documents from Seller’s designee(s) pursuant to Section 2.1(d) for such designee to receive all or a portion of the Stock Consideration.

8.3            Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller (or, in the case of the items specified in clauses (a) and (l) below, to Seller’s designee pursuant to Section 2.1(d), as applicable), among other things, the following:

(a)            A number of shares of (i) Purchaser Common Stock equal to the Closing Common Stock and (ii) Purchaser Preferred Stock equal to the Closing Preferred Stock;

(b)            The excess of Defect Escrow Shares, minus the Preferred Stock Deposit, to the Escrow Agent as provided in Section 3.8(e), if applicable;

(c)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d)            Counterparts of the Mineral Deed, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e)            Counterparts of each of the Surface Deeds, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(f)            Counterparts of the Assignment and Assumption Agreement, duly executed by Purchaser;

(g)            Assignments in the applicable form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(h)            A certificate duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(i)            Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.6, copies of such notices;

(j)            Evidence of replacement of all Credit Support to the extent required pursuant to Section 12.4;

(k)            Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(l)            A counterpart of the Registration Rights Agreement, duly executed by Purchaser;

(m)            The Preliminary Settlement Statement, duly executed by Purchaser;

(n)            A counterpart of the Transition Services Agreement, duly executed by Purchaser;

(o)            Joint written instructions to the Escrow Agent to (as applicable in accordance with Section 3.8(e)) (i) retain the Preferred Stock Deposit, which Purchaser Preferred Stock, after Closing, shall become part of the Defect Escrow Shares, (ii) disburse to Seller a portion of the Preferred Stock Deposit equal to the Preferred Stock Deposit, minus the Defect Escrow Shares, or (iii) disburse to Seller all of the Preferred Stock Deposit;

(p)            A counterpart of the Investor Agreement, duly executed by Purchaser; and

(q)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

8.4            Closing Payment, Closing Consideration and Post-Closing Adjustments.

(a)            Not later than five (5) Business Days prior to the Target Closing Date, Seller shall in good faith prepare and deliver to Purchaser, using and based upon the best information available to Seller, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the adjusted Purchase Price for the Assets as of the Closing Date, after giving effect to all adjustments set forth in Section 2.3, including the Suspense Adjustment Amount (the “Closing Payment”). In addition to setting forth the Closing Payment amount, the Preliminary Settlement Statement shall also reflect Seller’s good faith estimations of the Stock Consideration to be issued to Seller at Closing pursuant to this Agreement and any other Stock Consideration that will not be issued to Seller at Closing, with such estimates being determined in accordance with Section 2.6 and as follows:

(i)            The Preferred Stock Consideration to be issued to Seller at Closing (the “Closing Preferred Stock”) shall be adjusted as follows: (A) by subtracting the Deposit therefrom; (B) by subtracting the Defect Escrow Shares (if any) therefrom; and (C) in the event that the net adjustments to the Purchase Price estimated pursuant to Section 8.4(a) are negative (without taking into effect any adjustments represented by the Defect Escrow Shares or the Suspense Adjustment Amount), by subtracting a number of shares of Purchaser Preferred Stock equal to such downward adjustment divided by the Per Share Preferred Value. For the avoidance of doubt, the adjustments set forth in subpart (C) of this Section 8.4(a)(i) shall be rounded up or down (as appropriate) to result in a whole number of shares of Purchaser Preferred Stock based on the Per Share Preferred Value. For the avoidance of doubt, the Suspense Adjustment Amount shall be paid by Seller in cash to Purchaser at Closing.

(ii)            The Common Stock Consideration to be issued to Seller at Closing (the “Closing Common Stock” and, together with the Closing Preferred Stock, the “Closing Consideration“) shall not be adjusted other than as set forth in subpart (iii) below. If and only if the net adjustments to the Purchase Price estimated pursuant to Section 8.4(a) are positive (without taking into effect any adjustments represented by the Defect Escrow Shares), then Purchaser shall pay such upward adjustment to Seller at Closing in cash, by wire transfer of immediately available funds, to a bank account identified by Seller in writing in the Preliminary Settlement Statement.

(iii)            Notwithstanding anything in this Section 8.4 to the contrary, if and to the extent that any Tag Party validly exercises its Tag-Along Right, then the Closing Preferred Stock and Closing Common Stock amounts shall be further adjusted (after taking into account the adjustments in subparts (i) and (ii) above) as follows: (A) the Closing Preferred Stock shall be increased by a number of shares of Purchaser Preferred Stock equal to (for each applicable Tag-Along Right that is exercised) the (1) the purchase price for the Tag Properties covered by such validly exercised Tag-Along Right, to the extent and only to the extent such purchase price will be paid in Purchaser Common Stock, divided by (2) the Per Share Preferred Value; and (B) the Closing Common Stock shall be decreased by a number of shares of Purchaser Common Stock equal to (for each applicable Tag-Along Right that is exercised) the (1) the purchase price for the Tag Properties covered by such validly exercised Tag-Along Right, to the extent and only to the extent such purchase price will be paid in Purchaser Common Stock, divided by (2) the Per Share Common Value;

(iv)            Seller shall supply to Purchaser reasonable documentation in the possession or control of Seller and its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes.

(v)            The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price and Stock Consideration at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller (with any amendments or modifications thereto that were so agreed between the Parties) will be used to adjust the Unadjusted Purchase Price and Stock Consideration at Closing.

(vi)            For purposes of clarity, Purchaser’s failure to propose any changes to the Preliminary Settlement Statement and/or Purchaser’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Purchaser’s rights hereunder (including, for purposes of clarity, Purchaser’s right to dispute any adjustment or amount set forth in the Preliminary Settlement Statement in connection with the final calculation and determination of the Purchase Price pursuant to Section 8.4(b) and/or 8.4(c), as applicable).

(b)            As soon as reasonably practicable after the Closing but not later than the one hundred twentieth (120th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the adjusted Purchase Price (the “Final Settlement Statement”) and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment, and the resulting adjustments to the Stock Consideration, determined in the same manner as set forth in Section 2.6 and Section 8.4(a). Seller shall make such reasonable documentation as is in Seller’s or any of its Affiliates’ possession or control available to support the final figures set forth in the Final Settlement Statement. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such Final Settlement Statement from Seller (as such time period may be extended as described below, the “Purchaser Comment Deadline”), Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement. Seller may deliver a written report to Purchaser on or prior to the Purchaser Comment Deadline reflecting any changes that Seller proposes to be made to the Final Settlement Statement as a result of additional information received after the Final Settlement Statement was first prepared and delivered to Purchaser hereunder (and if any such written report is delivered by Seller to Purchaser on or after the date that is five (5) Business Days before the Purchaser Comment Deadline, then the Purchaser Comment Deadline will be automatically extended for five (5) Business Days). If Purchaser does not deliver such report to Seller on or before the Purchaser Comment Deadline, Purchaser shall be deemed to have agreed with Seller’s Final Settlement Statement, and such Final Settlement Statement shall become final and binding upon the Parties.

(c)            The Parties shall undertake to agree on the Final Settlement Statement of the Purchase Price and Stock Consideration no later than ninety (90) days after the delivery to Purchaser of Seller’s initial Final Settlement Statement. In the event that the Parties cannot reach agreement on the final Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of KPMG LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If Purchaser and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of KPMG LLP’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the Purchaser Comment Deadline without delivery by Purchaser to Seller of any written report with respect to the Final Settlement Statement under Section 8.4(b) or (ii) the date on which the Parties or the Accounting Arbitrator, as applicable, finally determine the Purchase Price (any such finally determined amount, the “Final Price”), the Parties shall true up on such final determinations.

(i)            If the Final Price (less the Deposit and the Defect Escrow Amount (if applicable)) exceeds the Closing Payment, then Purchaser shall pay such excess in cash, by wire transfer of immediately available funds, to a bank account identified by Seller in writing.

(ii)            If the Final Price (less the Deposit and the Defect Escrow Amount (if applicable)) is less than the Closing Payment, then Seller shall pay such excess in cash, by wire transfer of immediately available funds, to a bank account identified by Purchaser in writing.

(d)            Purchaser shall use commercially reasonable efforts to assist Seller in preparation of the Final Settlement Statement under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing (but in no event shall Purchaser be obligated to pay or incur any funds in connection with providing such assistance).

Article 9
TAX MATTERS

9.1            Allocation of Taxes.

(a)            Seller shall be allocated and bear (i) all Asset Taxes attributable to any Tax period ending prior to the Effective Date, (ii) all Asset Taxes attributable to the portion of any Straddle Period ending immediately prior to the Effective Date, (iii) all Taxes payable by the Acquired Companies (other than Asset Taxes) attributable to any Tax period ending on or before the Closing Date and (iv) all Taxes payable by the Acquired Companies (other than Asset Taxes) attributable to the portion of any Straddle Period ending on the Closing Date, provided, however, with respect to both clauses (i) and (ii), that Purchaser shall be allocated and bear Asset Taxes associated with the Hydrocarbons produced from, or attributable to, the Properties and sold during the period up to but excluding the Effective Date, if the amount earned from the sale is not received by Seller prior to the Cut-Off Date. Purchaser shall be allocated and bear (A) all Asset Taxes attributable to any Tax period beginning on or after the Effective Date, (B) all Asset Taxes attributable to the portion of any Straddle Period beginning on the Effective Date, (C) all Taxes payable by the Acquired Companies (other than Asset Taxes) attributable to any Tax period beginning after the Closing Date, and (D) all Taxes payable by the Acquired Companies (other than Asset Taxes) attributable to the portion of any Straddle Period beginning after the Closing Date; provided, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of any such Taxes that consist of penalties, interest or additions to tax to the extent attributable to a breach by Seller of the representations set forth in Section 4.3.

(b)            For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Taxes that are imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand, (iv) Taxes payable by the Acquired Companies that are not Asset Taxes but imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by prorating each such Tax based on the number of days in the applicable Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand, and (v) Taxes payable by the Acquired Companies that are not Asset Taxes (and that are not described in clause (ii) or (iv)) and that pertain to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the applicable Acquired Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the applicable Acquired Company were closed at the close of the Closing Date. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)            To the extent the actual amount of a Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 9.1.

9.2            Tax Returns. Without limiting Purchaser’s indemnification rights pursuant to Section 11.2(b), after the Closing Date, Purchaser shall (i) file (or cause to be filed) all Tax Returns with respect to Asset Taxes or the Acquired Companies (other than Seller Consolidated Returns or Seller Pass-Through Returns) that are required to be filed after the Closing Date that relate to any Tax period ending before the Effective Date (with respect to Asset Taxes) or on or before the Closing Date (with respect to Taxes payable by the Acquired Companies other than Asset Taxes) or any Straddle Period on a basis consistent with past practice except to the extent otherwise required by Law; provided that Purchaser shall use its reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and Purchaser shall incorporate any reasonable comments received from Seller up to five (5) days prior to the due date therefor and timely file any such Tax Return, and (ii) pay (or cause to be paid) prior to delinquency, all Taxes relating to any Tax period that ends before or includes the Effective Date (with respect to Asset Taxes) or on or before the Closing Date (with respect to Taxes payable by the Acquired Companies other than Asset Taxes) that become due after the Closing Date. In the case of any Tax Return described in clause (i) that includes Taxes that are allocable to Seller pursuant to Section 9.1(a), Purchaser shall send to Seller a statement that apportions the Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a), and the applicable Seller Party shall promptly pay the amount shown as allocable to Seller on such statement. Seller shall file (or cause to be filed) all Seller Consolidated Returns and Seller Pass-Through Returns and shall pay (or cause to be paid), prior to delinquency, all Taxes due with respect thereto. The Parties agree that (A) this Section 9.2 is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable taxing authority and (B) nothing within this Section 9.2 shall be interpreted as altering the manner in which Taxes are allocated and economically borne by the Parties.

9.3            Transfer Taxes. To the extent that any Transfer Taxes are payable, Purchaser will be responsible for one hundred percent (100%) of all Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall agree, upon request, to reasonably cooperate in good faith to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated herein.

9.4            Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.5            Refunds. Seller shall be entitled to any and all refunds and credits of Seller Taxes. If Purchaser or its Affiliates receives a refund or credits of Taxes to which Seller is entitled pursuant to this Section 9.5, Purchaser shall forward, and shall cause its Affiliates to forward, to Seller the amount of any such refund within ten (10) days after such credit or refund is received. Purchaser shall be entitled to any and all refund of, or credits with respect to, Taxes allocated to Purchaser pursuant to Section 9.1(a) and Section 9.1(b); provided, however, that neither Seller nor Purchaser shall be entitled to any refund of Taxes allocated to it pursuant to Section 9.1(a) and Section 9.1(b) (even if, in the case of Seller, such refund is an Excluded Asset) if Seller or Purchaser, as the case may be, did not economically bear such Taxes. If a Party or its Affiliate receives a refund of Taxes to which the other Party is entitled pursuant to this Section 9.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.

9.6            Pre-Purchase Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority that relate to any Asset Taxes or Taxes payable by the Acquired Companies (other than Taxes payable with respect to Seller Consolidated Returns or Seller Pass-Through Returns) for any Tax period ending prior to the Effective Date (with respect to Asset Taxes) or on or before the Closing Date (with respect to Taxes payable by the Acquired Companies other than Asset Taxes) or any Straddle Period (each, a “Pre-Purchase Tax Proceeding”). Seller shall have the option to control the conduct and resolution of any Pre-Purchase Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date (with respect to Asset Taxes) or on or before the Closing Date (with respect to Taxes payable by the Acquired Companies other than Asset Taxes). Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any such Pre-Purchase Tax Proceeding from Purchaser. If Seller elects to control a Pre-Purchase Tax Proceeding, Seller shall (i) keep Purchaser informed of the progress of any such Pre-Purchase Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Pre-Purchase Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Purchase Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Pre-Purchase Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Pre-Purchase Tax Proceeding that Seller does not elect to control or any Pre-Purchase Tax Proceeding that relates to any Straddle Period; provided, that, Purchaser shall (I) keep Seller informed of the progress of any such Pre-Purchase Tax Proceeding, (II) provide Seller with copies of material correspondence with respect to any such Pre-Purchase Tax Proceeding, (III) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Purchase Tax Proceeding (at Seller’s cost), and (IV) not effect any settlement or compromise of any such Pre-Purchase Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. Seller shall control any inquiries, audits, examinations or proposed adjustments by any Governmental Authority that relate to any Seller Consolidated Return or Seller Pass-Through Return. In the event of a conflict between the provisions in this Section 9.6 and those in Section 11.4, this Section 9.6 shall control.

9.7            Allocation of Purchase Price. After the Closing, the Parties shall cooperate in good faith to allocate the Unadjusted Purchase Price, Assumed Obligations, and all other items constituting consideration for applicable Income Tax purposes (to the extent known) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with Schedule 2.2 (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such agreed-upon Allocation on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their respective Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with such agreed-upon Allocation except with the agreement of the other Party or as required by applicable Law; provided, however, that nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation and neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

9.8            Push-Out Election for Acquired Companies. The Parties agree that, with respect to any federal income Tax Return required to be filed by any Acquired Company for any period ending on or before the Closing Date, if the Acquired Company receives a notice of final partnership adjustment as described in Section 6226 of the Code with respect to such Tax Return, the Acquired Company shall make (and shall cause its “partnership representative” to make) an election under Section 6226(a) of the Code.

9.9            Intended Tax Treatment. The Parties agree that the purchase and sale of the Assets pursuant to this Agreement shall be treated for U.S. federal (and applicable state and local) income tax purposes as the purchase and sale of the Assets in a taxable transaction governed by Section 1001 of the Code. Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such treatment.

Article 10
TERMINATION

10.1            Termination. This Agreement may be terminated at any time prior to Closing:

(a)            by the mutual prior written consent of Seller and Purchaser;

(b)            by either Seller or Purchaser if the Closing has not occurred on or before December 12, 2023 (the “Outside Date”);

(c)            by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c), 7.1(d) or 7.1(g)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason any such condition is unsatisfied (including any material breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Purchaser’s receipt of written notice thereof from Seller;

(d)            by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c), 7.2(d) or 7.2(f)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason any such condition is unsatisfied (including any material breach by Seller of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Seller’s receipt of written notice thereof from Purchaser;

(e)            by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order or other Law; or

(f)            by Seller, on or after the second (2nd) Business Day after the Execution Date, if, at the time Seller seeks to exercise its rights pursuant to this Section 10.1(f), Purchaser has not deposited the Deposit with the Escrow Agent;

provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b), 10.1(c) or 10.1(d), as applicable, if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes any condition with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(f), 7.2(a), 7.2(b), 7.2(e) or 7.2(g) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1 (in the case of a failure by Seller) or Section 7.2 (in the case of a failure by Purchaser) have been satisfied or waived.

10.2            Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, (a) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Sections 4.9, 4.36, 5.16, 5.20, 6.3, 6.5, 11.4 (as it relates to claims under Section 6.5), 12.2, 12.3, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.16, 12.17, and 12.18, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement and (b) there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective Affiliates, partners, officers, owners, shareholders, members, officers, directors, managers, employees, agents or other Representatives except as expressly set forth in this Section 10.2, Section 10.3 and the Non-Disclosure Agreement, which Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms.

10.3            Distribution of Deposit and Remedies Upon Termination; Specific Performance.

(a)            In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been fulfilled, satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied by or on behalf of Purchaser at or in connection with Closing, all of which Purchaser stands ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Section 10.1(b) or 10.1(d) because the conditions precedent to the obligations of Purchaser set forth in Section 7.2 are not satisfied as of such time solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing, in its sole discretion, to either: (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Purchaser’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Purchaser causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, in which case, Purchaser shall be entitled (1) to receive the entirety of the Deposit for the sole account and use of Purchaser and (2) to recover an amount equal to Purchaser’s reasonable and documented out-of-pocket costs and expenses paid or incurred in connection with negotiating the Transactions, up to an amount not to exceed One Million Dollars ($1,000,000). In the case of clause (B) above, not later than two (2) Business Days following Purchaser’s election to terminate this Agreement, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Deposit to Purchaser.

(b)            In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been fulfilled, satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied by or on behalf of Seller at or in connection with Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 10.1(b) or 10.1(c) because the conditions precedent to the obligations of Seller set forth in Section 7.1 are not satisfied as of such time solely as a result of the breach or failure of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing either (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Seller’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Seller causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) to terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, and receive the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder without waiving or releasing the Purchaser’s obligations under the provisions that remain in effect following a termination pursuant to Section 10.2(a). Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty. In the case of clause (B) above, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Deposit to Seller.

(c)            If this Agreement is terminated for any reason other than the reasons set forth in Sections 10.3(a) or 10.3(b), Purchaser shall be entitled to receive the entirety of the Deposit, free of any claims by Seller or any other Person with respect thereto. In such event, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Deposit to Purchaser.

(d)            Notwithstanding anything to the contrary herein but subject to the other terms and provisions of this Section 10.3, if a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing (including, if applicable pursuant to Section 10.3(a) above, the obligation of Seller to consummate the Closing, but specifically excluding the obligation of Purchaser to consummate the Closing), the other Party may seek specific performance of such covenant or agreement at any time prior to the valid termination of this Agreement without the necessity of posting bond or furnishing other security. Each Party understands and agrees that the other Party may suffer irreparable damage as a result of it failing to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing. Accordingly, each Party waives any right it may have to challenge the enforceability of this Agreement by a decree of specific performance and agrees it will not argue in any proceeding that the requirements for specific performance have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of this Agreement.

Article 11
INDEMNIFICATION; LIMITATIONS

11.1            Assumed Obligations. Subject to, and without limitation of, Purchaser’s rights to indemnity under this Article 11, the terms of Article 3 (including Purchaser’s rights and remedies arising thereunder) and the Special Warranties or any adjustments to the Unadjusted Purchase Price set forth in Section 2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, and, for purposes of clarity, excluding the Retained Obligations, the “Assumed Obligations”):

(a)            all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;

(b)            obligations to pay working interests, Royalties and other Suspense Funds held by Seller as of the Closing Date (with respect to such Suspense Funds, solely to the extent Purchaser receives a downward adjustment to the Purchase Price at Closing pursuant to Section 2.3 in respect thereof);

(c)            obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;

(d)            subject to the terms of Article 3 and the Special Warranties, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date;

(e)            subject to the terms of Article 3, all Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and

(f)            following the expiration of the applicable survival periods described in Sections 11.6(b)(i) and 11.6(b)(iii) with respect thereto, the Retained Obligations described in Sections 11.2(b), 11.2(e) and 11.2(i).

11.2            Retained Obligations. Notwithstanding the terms of Section 11.1, the Assumed Obligations shall not include, and Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), any and all liabilities, Damages, duties, or obligations, known or unknown, to the extent they are attributable to, arise out of or in connection with, or are based upon (collectively, the “Retained Obligations”):

(a)            the Excluded Assets (including the ownership or operation thereof);

(b)            matters required to be borne, paid or retained by Seller under Sections 2.3 and 2.4;

(c)            Seller Taxes;

(d)            any personal injury or death attributable to, or arising out of, Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(e)            the off-site disposal of any Hazardous Substances, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or other materials of any nature generated by or on behalf of Seller or any of its Affiliates or otherwise produced from or attributable to any of the Assets and taken from a location that is on or within any of the Assets to a location that is not on or within any of the Assets, to the extent that such disposal occurred prior to the Closing Date;

(f)            any fines or penalties of Governmental Authorities levied at any time against Seller or any of its Affiliates, or imposed or assessed at any time related to or arising out of Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(g)            the actions, suits, proceedings and other matters set forth on Schedule 4.2 (or that should have been set forth on Schedule 4.2 in order for Seller’s representation in Section 4.2 to have been true and correct at and as of the Execution Date and the Closing);

(h)            the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the ownership or operation of the Assets prior to the Closing Date;

(i)            any payment, nonpayment, mispayment or miscalculation by or on behalf of Seller or any of its Affiliates of any Royalties, similar Lease burdens or other production proceeds owing to Working Interest owners and escheat obligations, in each case, attributable to periods prior to the Effective Date (excluding, however, Suspense Funds that are properly held in suspense and for which a downward adjustment to the Purchase Price is made at Closing pursuant to Section 2.3(g));

(j)            any Employee Liabilities or Benefit Plan Liabilities; or

(k)            the ownership and operation of the Acquired Companies to the extent attributable to periods of time prior to the Closing Date.

11.3            Indemnification.

(a)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives (collectively, the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)            caused by, arising out of, or resulting from, the Assumed Obligations;

(ii)            caused by, arising out of, or resulting from, Purchaser’s breach or nonfulfillment of, or failure to perform, any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(h), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the FRAUD, gross negligence or willful misconduct of any indemnified person, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b).

(b)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Seller (jointly and severally) shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:

(i)            caused by or arising out of, or resulting from, the Retained Obligations;

(ii)            caused by, arising out of, or resulting from, Seller’s breach or nonfulfillment of, or failure to perform, any of Seller’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section 8.2(g), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person.

(c)            Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, and without limitation of the Special Warranties from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.5 and 6.7, which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section 2.3), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates respectively delivered by each Party at Closing pursuant to Sections 8.2(g) and 8.3(h), as applicable, is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, in Section 2.3) and if no such right of indemnification (or, with respect to the representations and warranty in Section 4.7, right under Section 2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3) and in the case of Fraud, and without limitation of the Special Warranties, upon Closing, each Party releases, remises, and forever discharges the other Party and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the oil pollution act of 1990, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person, invitee, or third party, and whether or not caused by a pre-existing condition.

(d)            The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

11.4            Indemnification Actions. All claims for indemnification under Section 6.5, Section 9.4 or Section 11.3 shall be asserted and resolved as follows:

(a)            For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.5 or Section 9.4 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).

(b)            To make a claim for indemnification under Section 6.5, Section 9.4 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 6.5, Section 9.4 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.

(c)            In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.5, Section 9.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)            If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.4(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)            If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.

(g)            Any claim for indemnity under Section 6.5, Section 9.4 or this Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or Representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 6.5, Section 9.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.

11.5            Casualty and Condemnation.

(a)            Subject to, and without limitation of, Seller’s representations, warranties, covenants and agreements made pursuant to this Agreement, if Closing occurs, then, from and after the Effective Date, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.

(b)            If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then:

(i)            Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s);

(ii)            Seller shall use commercially reasonable efforts to mitigate (or attempt to mitigate) any Damages resulting from, or relating to, such Casualty Loss;

(iii)            Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to proceed with Closing; and

(iv)            Seller, at the Closing, shall pay to Purchaser all sums paid or credited to Seller or any of its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the relevant Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s (and, if applicable, its Affiliates’) right, title and interest (if any) in and to any and all insurance claims, unpaid awards and other rights against any third Persons arising out of or in connection with such Casualty Loss insofar as with respect to the Assets.

(c)            Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any Casualty Loss without the prior written consent of Purchaser.

11.6            Limitation on Actions.

(a)            The representations and warranties of Seller in Article 4 (excluding, for purposes of clarity, the Seller Fundamental Representations and Seller’s representations and warranties in Sections 4.3, 4.7 and 4.28), the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 8.2(g), and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days, the representations and warranties of Seller set forth in Section 4.7 shall survive the Closing until the Cut-Off Date and the representations and warranties of Seller set forth in Section 4.28 shall survive the Closing for a period of thirty-six (36) months. The representations and warranties of Purchaser in Article 5 (excluding the Purchaser Fundamental Representations), and the corresponding representations, warranties, and affirmations given in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(h), shall, in each case, survive the Closing for a period of twelve (12) months. The covenants and agreements of the Parties to be performed at any time from and after Closing shall survive Closing until fully performed, subject to the applicable limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance).

(b)            The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance). The indemnity in Section 11.3(b)(i) shall survive the Closing (i) as set forth in Sections 2.3 and 2.4 with respect to Section 11.2(b), (ii) for the applicable statute of limitations period plus thirty (30) days with respect to Section 11.2(c), (iii) for a period of three (3) years with respect to Section 11.2(i), (iv) for a period of four (4) years with respect to Sections 11.2(e), and 11.2(h), (v) for a period of twelve (12) months with respect to Section 11.2(k) and (vi) without time limit with respect to Sections 11.2(a), 11.2(d), 11.2(f), 11.2(g) and 11.2(j). The indemnities in Section 11.3(a)(i) shall continue without time limit.

(c)            Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), for an individual matter until and unless the amount of the liability for Damages with respect to which Seller has an obligation to indemnify the Purchaser Group pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), (ii) with respect to which Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), and (iii) which exceed the Individual Indemnity Threshold exceeds an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price.

(d)            Purchaser shall not have any liability for any indemnification under Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations, for which the following limitations shall not apply), for an individual matter until and unless the amount of the liability for Damages with respect to which Purchaser has an obligation to indemnify the Seller Group pursuant to the terms of Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations) exceeds the Individual Indemnity Threshold.

(e)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties in Section 4.3), for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price, and (ii) under this Article 11 for aggregate Damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price; provided, however, that the limitations set forth in this Section 11.6(e) shall not apply to any Damages (or any related indemnity obligations) to the extent arising out of or based upon Fraud.

(f)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(g)            Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group and Purchaser shall be subrogated to the rights of any Indemnified Person that is a member of the Seller Group, in each case, against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by such Party pursuant to Article 11 to the extent that a Party pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group or Seller Group, as applicable, who is indemnified pursuant to Article 11 shall assign or otherwise cooperate with Seller or Purchaser, as applicable, in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Seller Group or Purchaser Group, as applicable, has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller or Seller Group Indemnified Person shall remit to Purchaser, as applicable, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group or Seller Group, as applicable, from a third Person and which relates to Damages for which (but only to the extent) such member of the Seller Group or Purchaser Group, as applicable, has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(h)            Neither Seller nor Purchaser shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been affirmatively and expressly waived in writing by the other Party.

(i)            As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under Section 6.5, Section 9.4 or this Article 11 for, and “Damages” shall not include, (i) loss of profits, to the extent consequential, or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties or to the extent such damages constitute direct damages under Texas law), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

(j)            Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred, and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and Seller Material Adverse Effect contained in such representation or warranty shall be disregarded.

Article 12
MISCELLANEOUS

12.1            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2            Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	Henry Energy LP

Henry Resources LLC

Moriah Henry Partners LLC
3525 Andrews Hwy

Midland, TX 79703

Attention:      Michel E. Curry

Email:              mcurry@henryresources.com

With a copy to (which shall not constitute notice):

Jackson Walker LLP

1401 McKinney Street

Suite 1900

Houston, TX 77010
Attention:       Joe F. Flack
Telephone:     713-752-4305
Email:               jflack@jw.com

If to Purchaser:	Vital Energy, Inc.

521 East 2nd Street, Suite 1000
Tulsa, Oklahoma 74120
Attention: Mark Denny
Telephone: (918) 858-5272
Email: mark.denny@vitalenergy.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Telephone: (713) 546-7431
Email: stephen.szalkowski@lw.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3            Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), 10.2 and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto (including the Pre-Closing Reorganization), including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

12.4            Replacement of Credit Support. The Parties understand that none of the Credit Support, if any, posted by Seller or any Affiliate thereof (other than any Acquired Company) with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Credit Support that is listed on Schedule 4.18 (other than those held by any Acquired Company) as is necessary for Purchaser to own and, if applicable, operate the Assets, and shall cooperate in good faith with Seller to assist Seller in causing, effective as of the Closing, the cancellation or return to Seller of the Credit Support that is listed on Schedule 4.18 and posted by Seller or its Affiliates (other than those held by any Acquired Company); provided, however, that if, as of the Closing Date, Purchaser is unable to (a) obtain replacements of any such Credit Support and/or (b) the cancellation of or return to Seller of any such Credit Support, then, Purchaser shall indemnify and reimburse Seller for any costs, expenses or other Damages paid or incurred by Seller under or pursuant to such Credit Support resulting from the ownership or operation of the any of the applicable Assets from and after the Closing Date until such time as Purchaser is able to obtain such replacements of such Credit Support and/or the cancellation of or return to Seller of any such Credit Support, as applicable, following the Closing Date.

12.5            Records.

(a)            As soon as practicable, but in no event later than twenty (20) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b). Notwithstanding anything to the contrary herein, Seller shall cooperate in good faith with Purchaser (at no additional cost or expense to Seller) to cause the Records to be delivered to Purchaser in the format or formats that are reasonably requested by Purchaser.

(b)            Seller may retain a copy of all data and materials related to the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to Income Tax matters related to the Assets. Seller may retain copies of any other Records, including geological, geophysical, production, land and similar data and studies.

(c)            Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.

12.6            Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

12.7            Venue; Waiver of Jury Trial. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(c) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

12.8            Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9            Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10            Assignment. Other than as permitted by Section 9.4, no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets, but Purchaser shall remain liable for its obligations hereunder. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.11            Entire Agreement. This Agreement, the Non-Disclosure Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, nor agreement of the other Party or its Representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Non-Disclosure Agreement and, as such, upon Closing the Non-Disclosure Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Non-Disclosure Agreement shall survive in accordance with its terms. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership or other partnership relationship and none shall be inferred.

12.12            Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

12.13            No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 6.5, Section 9.4, Section 12.19 and Article 11, which rights shall be exercised through the applicable Party. Accordingly, references to the indemnification rights of Purchaser or Seller under this Agreement shall be deemed to include the indemnification rights of the Purchaser Group or the Seller Group, as applicable.

12.14            Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15            Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16            References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term and (h) as used in this Agreement and without limitation of Section 12.21, the term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

12.17            Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

12.18            Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation of Section 10.2, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and Purchaser and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties). Notwithstanding anything herein to the contrary in this Section 12.18 or any other provision of this Agreement to the contrary, nothing in this Section 12.18 shall be construed as limiting any Person’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas Law.

12.19            Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

12.20            Reliance. Notwithstanding anything to the contrary in this Agreement, each Party has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of the other Party’s express indemnification obligations set forth in this Agreement or any other documents contemplated as a part of this transaction and all of the other Party’s express representations, warranties, covenants and agreements set forth in this Agreement and in each other document contemplated as a part of this transaction (including, for purposes of clarity, the Special Warranties).

12.21            Joint and Several Liability of Sellers. The Parties understand and agree that Henry Energy, Henry Resources and Moriah Henry shall be jointly and severally liable for the liabilities and obligations of Seller under this Agreement, including, but not limited to, Seller’s indemnity obligations pursuant to Article 11, and a default by any person or entity comprising the Seller shall be a default by every person and entity comprising the Seller.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

HENRY ENERGY LP

By:	/s/ David Blesdoe
Name:	David Blesdoe
Title:	President

HENRY RESOURCES LLC

By:	/s/ David Blesdoe
Name:	David Blesdoe
Title:	President

MORIAH HENRY PARTNERS LLC

By:	/s/ David Blesdoe
Name:	David Blesdoe
Title:	President

Signature Page to Purchase and Sale Agreement

PURCHASER:

VITAL ENERGY, INC.

By:	/s/ Jason Pigott
Name:	Jason Pigott
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Exhibit Form

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2023 (the “Closing Date”), is entered into by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Henry Resources LLC, a Texas limited liability company, Henry Energy LP, a Texas limited partnership, and Moriah Henry Partners LLC, a Texas limited liability company (each, an “Investor” and, collectively, the “Investors”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain Purchase and Sale Agreement, dated as of September 13, 2023, by and among the Company, as purchaser, and the Investors, as sellers (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Company has issued to the Investors [___] shares (the “Issued Common Shares”) of Common Stock (as defined herein) and [___] shares (the “Issued Preferred Shares”) of Preferred Stock (as defined herein) in accordance with the terms of the Purchase Agreement;

WHEREAS, resales by the Holders of the Issued Common Shares and shares of Common Stock issuable upon conversion of the Issued Preferred Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of such shares; and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which the Company hereby grants the Holders certain registration rights under the Securities Act and other rights with respect to the Registrable Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1      As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” means, with respect to any Shelf Underwritten Offering or Piggyback Underwritten Offering, the shares of Common Stock that the Company proposes to include in such Underwritten Offering for its own account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Holder” means any record holder of Registrable Securities.

“Holder Securities” means (a) with respect to any Shelf Underwritten Offering, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders and (b) with respect to any Piggyback Underwritten Offering, the Registrable Securities requested to be included in such Piggyback Underwritten Offering by the Piggybacking Holders.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Investor” has the meaning set forth in the introductory paragraph.

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“Issued Common Shares” has the meaning set forth in the recitals.

“Issued Preferred Shares” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Maple Registration Rights Agreement” means that certain registration rights agreement, dated as of [___], 2023, between the Company and Maple Energy Holdings, LLC.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 2.10.

“Opt-Out Notice” has the meaning set forth in Section 2.10.

“Other Holder Securities” means the “Holder Securities” as defined in each of the Maple Registration Rights Agreement and the Tall City Registration Rights Agreement, as applicable.

“Other Holders” means the “Holders” as defined in each of the Maple Registration Rights Agreement and the Tall City Registration Rights Agreement, as applicable.

“Permitted Transferee” means (a) with respect to each Investor or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of such Investor or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Preferred Stock” means the 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock of the Company, par value $0.01 per share.

“Proceeding” means an action, claim, suit, arbitration, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

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“Registrable Securities” means (a) the Issued Common Shares and any shares of Common Stock issuable upon conversion of the Issued Preferred Shares and (b) any securities issued or issuable with respect to any shares described in the preceding clause (a) by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144, or (iii) (1) such Registrable Security and all other Registrable Securities held by the Holder of such Registrable Security are freely tradeable by such Holder without volume or other limitations or requirements under Rule 144 and (2) such Holder and its Affiliates collectively hold less than five percent (5%) of the outstanding shares of Common Stock.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent reserve engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent all Holders in an applicable Shelf Underwritten Offering or Piggyback Underwritten Offering, not to exceed $25,000 per Shelf Underwritten Offering or Piggyback Underwritten Offering, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments, and supplements to such registration statement, and including pre- and post-effective amendments and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Requesting Holders” has the meaning set forth in Section 2.2(a).

“Required Shelf Filing Date” means the fifth (5th) Business Day after the Closing Date, or such other date as may be agreed to by the parties hereto in writing.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

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“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Tall City Registration Rights Agreement” means that certain registration rights agreement, dated as of [__], 2023, by and among the Company, Tall City Property Holdings III LLC and Tall City Operations III LLC.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a “well-known seasoned issuer” as such term is defined in Rule 405.

Section 1.2      References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

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ARTICLE II
REGISTRATION RIGHTS

Section 2.1      Shelf Registration.

(a)            On or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 (such Registration Statement and any other Registration Statement contemplated by Section 2.1(b) or Section 2.1(c), the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof; provided, however, that, if the Company is a WKSI at time of filing of the Shelf Registration Statement, the Shelf Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission pursuant to Rule 462(e). The Company shall notify the Holders of the effectiveness of the Shelf Registration Statement no later than one (1) Business Day after the Shelf Registration Statement becomes or is declared effective.

(b)            The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities pursuant to Rule 415; provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) file a new Shelf Registration Statement on Form S-3 or any equivalent or successor form, upon the effectiveness of which the Company may withdraw the Shelf Registration Statement on Form S-1. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)            The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement as to all Holders pursuant to Section 6.1.

(d)            When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.2      Underwritten Shelf Offering Requests.

(a)            In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $25 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Company (provided that each such underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Requesting Holders holding a majority of the shares of Common Stock requested to be included in such Underwritten Offering by the Requesting Holders) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Shelf Underwritten Offerings during any 12-month period (and no more than one (1) Shelf Underwritten Offering in any 90-day period).

(b)            If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders and any Opt-Out Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders (other than the Requesting Holders) shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have two (2) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

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(c)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holders of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially and adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of shares of Common Stock that the Requesting Holders are so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)            first, the Holder Securities, pro rata among the Holders based on the number of Registrable Securities each requested to be included, and

(ii)            second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Shelf Underwritten Offering).

(d)            The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)            Each Holder shall have the right to withdraw its Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

Section 2.3      Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or initial effectiveness of the Shelf Registration Statement or any amendment thereto (without regard to the Required Shelf Filing Date) (b) delay effecting a Shelf Underwritten Offering or (c) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to sixty (60) consecutive days, if the Board determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company and that the disclosure of such pending financing or other transaction in any such prospectus would materially and adversely affect the Company’s ability to consummate such pending financing or other transaction, (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (iii) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of ninety (90) days in any 180-day period or exceed an aggregate of one hundred twenty (120) days in any 12-month period; provided, further, that (1) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective, and (2) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in any 180-day period or 12-month period shall be reduced by the number of days in such period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b).

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Section 2.4      Piggyback Registration Rights.

(a)            Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder (other than any Opt-Out Holder), which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered to the Holder pursuant to this Section 2.4(a), each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)            Each Piggybacking Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)            If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering), would materially and adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)            if the Piggyback Underwritten Offering is initiated for the account of the Company:

(1)            first, the Company Securities,

(2)            second, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included, pro rata among the Holders and the Other Holders based on the number of shares of Common Stock each requested to be included, and

(3)            third, to the extent that the number of Company Securities plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering);

(ii)            if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any Other Holder(s):

(1)            first, the Other Holder Securities for whose account the Piggyback Underwritten Offering is initiated, pro rata among such Other Holders based on the number of shares of Common Stock each requested to be included,

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(2)            second, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and any Other Holder Securities for whose account the Piggyback Underwritten Offering was not initiated, pro rata among such Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) and the Holders and Other Holders covered in Section 2.4(c)(ii)(2) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)            fourth, to the extent that the number of Other Holder Securities covered in Section 2.4(c)(ii)(1), Holder Securities and Other Holder Securities covered in Section 2.4(c)(ii)(2) and the shares of Common Stock that such other Persons covered in Section 2.4(c)(ii)(3) is less than the Section 2.4 Maximum Number of Shares, any Company Securities;

(iii)            if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (excluding the Other Holders):

(1)            first, the Holder Securities and Other Holder Securities, pro rata among such Holders or Other Holders based on the number of shares of Common Stock each requested to be included,

(2)            second, to the extent that the number of securities of such Holders or Other Holders covered in Section 2.4(c)(iii)(1) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(3)            third, to the extent that the number of Holder Securities, Other Holder Securities and the shares of Common Stock that such other Persons covered in Section 2.4(c)(iii)(2) is less than the Section 2.4 Maximum Number of Shares, any Company Securities; or

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(iv)            if the Piggyback Underwritten Offering is initiated after the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (including the Other Holders):

(1)            first, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering),

(2)            second, to the extent that the number of shares of Common Stock proposed to be included by such other Persons is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included (to the extent not covered in Section 2.4(c)(iv)(1)), pro rata among the Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include (to the extent not covered by Section 2.4(c)(iv)(1)), pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)            fourth, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities and the shares of Common Stock covered in Section 2.4(c)(iv)(3) proposed to be included is less than the Section 2.4 Maximum Number of Shares, any Company Securities.

Section 2.5      Participation in Underwritten Offerings.

(a)            In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)            Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

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(c)            In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of any Underwritten Offering Filing for such Piggyback Underwritten Offering and (ii) to execute and deliver any agreements and instruments being executed by all Holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such Piggyback Underwritten Offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating Holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns ten percent (10%) or more of the outstanding shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) sixty (60) days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

Section 2.6      Registration Procedures.

(a)            In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)            promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder thereof set forth in such Registration Statement;

(ii)            furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)            if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

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(iv)            use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor “comfort” letters, legal opinions or reports of the independent reserve engineers of the Company relating to the oil and gas reserves of the Company;

(v)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)            otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii)            provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)            in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent reserve engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

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(ix)            use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)            promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)            cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)            enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through thirty (30) days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(xiii)            cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)            Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

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Section 2.7      Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8      Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.9      No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

Section 2.10      Opt-Out Notices. Any Holder may deliver notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering or Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 2.2 or Section 2.4, as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

ARTICLE III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1      Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

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Section 3.2      Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

Section 3.3      Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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Section 3.4      Contribution.

(a)            If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)            The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1      Rule 144.

(a)            With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(i)            make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the date hereof;

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(ii)            file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)            so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2      Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (a) such shares of Common Stock are sold pursuant to an effective registration statement or (b) a registration statement covering the resale of such shares of Common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least ten percent (10%) of the outstanding shares of Common Stock following the third (3rd) anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (a) entering into customary confidentiality agreements with any prospective transferees, (b) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (c) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

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ARTICLE V
TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities and other rights under this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if (a) such Transferee is (i) a Permitted Transferee of such Holder or (ii) acquiring at least $25 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock is then listed or quoted for the five trading days immediately preceding the applicable determination date, and (b) such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1      Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of or convertible into Common Stock that constitute Registrable Securities; provided, however, that Article III, Section 4.2 and this Article VI (other than Section 6.6) shall survive any termination hereof.

Section 6.2      Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 6.3      Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 6.4      Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

Section 6.5      Governing Law; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

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Section 6.6      Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.7      Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.8      Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

(a)            If to the Company, to:

Vital Energy, Inc.

521 E. 2nd Street, Suite 1000

Tulsa, Oklahoma 74120

Attention: Mark Denny

Email: mark.denny@vitalenergy.com

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christopher Centrich

Email: ccentrich@akingump.com

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(b)            If to the Investors, to

[_______]

[_______]

[_______]

Attention: [_______]

Email: [_______]

with a copy to (which shall not constitute notice):

[_______]

[_______]

[_______]

Attention: [_______]

E-mail: [_______]

(c)            If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 6.9      Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.10      Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.11      Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 6.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow]

22

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

VITAL ENERGY, INC. a Delaware corporation

By:
Name: Jason Pigott
Title: President and Chief Executive Officer

Signature Page To Registration Rights Agreement

HENRY RESOURCES LLC a Texas limited liability company

By:
Name: [●]
Title: [●]

HENRY ENERGY LP a Texas limited partnership

By:
Name: [●]
Title: [●]

MORIAH HENRY PARTNERS LLC a Texas limited partnership

By:
Name: [●]
Title: [●]

Signature Page To Registration Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [____], 2023, by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Henry Resources, LLC, a [____] limited liability company, Henry Energy LP, a [___] limited partnership, and the Holders from time to time party thereto (as amended, supplemented, or otherwise modified from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of [Common Stock] [and] [Preferred Stock] of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

2.	Agreement. Transferee (i) agrees that the shares of [Common Stock] [and] [Preferred Stock] of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she, or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of [Common Stock] [and] [Preferred Stock] and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email:

Exhibit Form

EXHIBIT E

CERTIFICATE OF DESIGNATIONS

OF

2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK

OF

VITAL ENERGY, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

VITAL ENERGY, INC., a Delaware corporation (the “Company”), certifies that pursuant to the resolutions of the Finance Committee of Board of Directors adopted on [___], 2023, the creation of 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation and the Bylaws, are fixed as follows:

1.            Designation and Amount; Ranking. (a) There shall be created from the 50,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “2.0% Cumulative Mandatorily Convertible Series A Preferred Stock,” par value $0.01 per share, and the authorized number of shares for issuance of Series A Preferred Stock shall be 4,977,272. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b)            The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case, as provided more fully herein.

2.            Definitions. As used herein, the following terms shall have the following meanings:

(a)            “Accumulated Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Series A Preferred Stock prior to the Issue Date.

(b)            “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144.

(c)            “Average VWAP” means, with respect to a specified period, the arithmetic mean of the Daily VWAP per share of Common Stock for each Trading Day in such period.

(d)            “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(e)            “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(f)            “Bylaws” shall mean the Fourth Amended and Restated Bylaws of the Company, as may be amended, amended and restated, or otherwise modified from time to time.

(g)            “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(h)            “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, dated as of December 19, 2011, as amended to date and as may be further amended, amended and restated, or otherwise modified from time to time.

(i)            “Clause A Distribution” shall have the meaning specified in Section 8(c).

(j)            “Clause B Distribution” shall have the meaning specified in Section 8(c).

(k)            “Clause C Distribution” shall have the meaning specified in Section 8(c).

(l)            “close of business” shall mean 5:00 p.m. (New York City time).

(m)            “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, subject to Section 8(o).

(n)            “Company” shall have the meaning specified in the preamble.

(o)            “Conversion Rate” shall have the meaning specified in Section 7(a).

(p)            “Daily VWAP” shall mean, for any Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the Company’s Common Stock (or any successor thereto) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading of the primary trading session on such Trading Day (including any extensions thereof) (or if such volume weighted average price is not available, the market value of one share of Common Stock on such Trading Days, as the Board of Directors reasonably determines in good faith using a volume weighted average method). The “Daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours (including any extensions thereof).

(q)            “Distributed Property” shall have the meaning specified in Section 8(c).

(r)            “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1, of each year, commencing on [October 1], 2023.

(s)            “Dividend Period” shall mean the period commencing on and including a dividend payment date and ending on but excluding the next succeeding dividend payment date, with the exception that the first Dividend Period shall commence on and include the Issue Date and end on but exclude the first scheduled dividend payment date.

(t)            “Dividend Rate” shall mean the rate per annum of 2.0% per share of Series A Preferred Stock on the Liquidation Preference; provided that such rate shall automatically increase to (i) 5.0% on September 15, 2024, and (ii) 8.0% on September 15, 2025.

(u)            “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, December 15, March 15, June 15 and September 15, as the case may be, immediately preceding such Dividend Payment Date.

(v)            “Governmental Authority” shall mean (a) any national, supranational, federal, state, provincial, county, municipal or local government or any entity exercising executive, legislative, judicial, quasi-judicial, arbitral, regulatory, taxing or administrative functions of or pertaining to government and (b) any agency, commission, division, bureau, department, court, tribunal, instrumentality, authority, quasi-governmental authority or other political subdivision of any government, entity or organization described in the foregoing clause (a), in each case, whether U.S. or non-U.S.

(w)            “Holder” shall mean a holder of record of the Series A Preferred Stock.

(x)            “Issue Date” shall mean [____], 2023, the original date of issuance of the Series A Preferred Stock.

(y)            “Junior Stock” shall mean the Common Stock, all other classes of the Company’s common stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(z)            “Last Reported Sale Price” of the shares of Common Stock on any Trading Day means (i) unless clause (ii) or (iii) applies, the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are traded; (ii) if the shares of Common Stock are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the shares of Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; or (iii) if the shares of Common Stock are not so traded or quoted, the average of the mid-point of the last bid and ask prices for the shares of Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(aa)      “Law” shall mean any Order, law, statute, regulation, code, ordinance, policy, rule, consent decree, consent order or other requirement of any Governmental Authority.

(bb)      “Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $54.96.

(cc)      “Mandatory Conversion Date” shall have the meaning specified in Section 7(b).

(dd)      “Market Disruption Event” shall mean the occurrence or existence on any Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the thirty (30) minutes prior to the scheduled close of trading on such Trading Day.

(ee)      “open of business” shall mean 9:00 a.m. (New York City time).

(ff)      “Order” shall mean any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with a Governmental Authority of competent jurisdiction.

(gg)      “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(hh)      “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(ii)            “Received Dividend” shall have the meaning specified in Section 8

(jj)      “Redemption” shall have the meaning specified in Section 13(a).

(kk)      “Redemption Date” shall have the meaning specified in Section 13(c).

(ll)      “Redemption Notice” shall have the meaning specified in Section 13(c).

(mm)      “Redemption Price” shall have the meaning specified in Section 13(b).

(nn)      “Reference Property” shall have the meaning specified in Section 8(o).

(oo)            “Reorganization Event” shall have the meaning specified in Section 8(o).

(pp)      “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(qq)      “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(rr)      “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(ss)      “Series A Preferred Stock” shall have the meaning specified in the preamble.

(tt)      “Spin-Off” shall have the meaning specified in Section 8(c).

(uu)      “Stockholder Approval” shall mean the approval by holders of a majority of the issued and outstanding shares of Common Stock eligible to vote, required by the applicable rules and regulations of the New York Stock Exchange (or any successor entity) from the stockholders of the Company with respect to the issuance of the shares upon conversion of the shares of Series A Preferred Stock.

(vv)      “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ww)      “Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

(xx)            “Transfer Agent” shall mean [Equiniti Trust Company], acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with ten (10) days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(yy)      “Trigger Event” shall have the meaning specified in Section 8(c).

(zz)      “Valuation Period” shall have the meaning specified in Section 8(c).

3.            Dividends.

(a)            Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate. Dividends on the Series A Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends), and shall be paid in cash, as provided pursuant to Section 4. Dividends shall be payable in arrears on each Dividend Payment Date (commencing on [October 1], 2023) to the holders of record of Series A Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)            No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period, unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(c)            No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash, which shall not exceed $54.96 per fractional share, in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration or retired for value (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by (i) conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash, which shall not exceed $54.96 per fractional share, solely in lieu of fractional shares of any such shares of Parity Stock or Junior Stock and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless, in either case of clause (i) or (ii), above, all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Stock bear to each other.

(d)            Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

4.            Method of Payment of Dividends.

(a)            Dividends on the Series A Preferred Stock shall be payable entirely in cash.

(b)            If a Dividend Payment Date falls on a day that is not a Business Day, the dividend to be made on such Dividend Payment Date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date.

5.            Voting. (a) The shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(i)            So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by Law, the Company shall not, without the affirmative vote or consent (which shall not be unreasonably withheld) of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock voting or consenting, as the case may be, separately as one class, (A) create, authorize or issue any class or series of Parity Stock or Senior Stock (or any security convertible into Parity Stock or Senior Stock) or (B) amend the Company’s constituent documents by merger or otherwise so as to affect adversely the rights, preferences, privileges or voting rights of Holders, including, without limitation, provisions relating to dividends, conversion rights and ranking.

(ii)            In all cases in which Holders shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.

(b)            The Company may authorize, increase the authorized amount of, or issue any class or series of Junior Stock, without the consent of the Holders, and in taking such actions the Company shall not be deemed to have affected, and any amendment of the Certificate of Incorporation of the Company that effects such actions shall not be deemed to affect, adversely the rights, preferences, privileges or voting rights of Holders specified herein.

6.            Liquidation Rights.

(a)            In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders an amount of cash per share equal to the greater of (x) the Liquidation Preference and (y) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such liquidation, winding-up or dissolution, in each case plus Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)            Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c)            After the payment in full to the Holders of the preferential amounts provided for in this Section 6, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

(d)            In the event the assets of the Company available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 6 and all amounts to which such holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

7.            Mandatory Conversion. (a) Following receipt of Stockholder Approval, the Company shall convert all outstanding shares of the Series A Preferred Stock into shares of Common Stock, in which case each Holder will receive, for each share of Series A Preferred Stock being converted, a number of shares of Common Stock in aggregate equal to the Conversion Rate. The initial conversion rate for the Series A Preferred Stock is 1 share of Common Stock per share of Series A Preferred Stock (the “Conversion Rate”).

(b)            To exercise the mandatory conversion right described in this Section 7, the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) announcing such a mandatory conversion. The Company shall also give notice by mail or by publication to the Holders (not later than two Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series A Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no earlier than [five] Business Days and no later than [20] Business Days after the date on which the Company issues the press release described in this Section 7(b).

(c)            In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 7(b) shall state, as appropriate: (i) the Mandatory Conversion Date; and (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock.

(d)            On and after the Mandatory Conversion Date, all rights of Holders of such Series A Preferred Stock shall terminate, except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 7. Upon conversion, the Company will deliver to each Holder a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being converted by such Holder multiplied by the then applicable Conversion Rate (with shares of Common Stock issued in whole integral multiples, rounded down in lieu of any fractional shares that a Holder would be entitled to receive) on the third (3rd) Business Day immediately following the relevant conversion date.

8.            Adjustment of Conversion Rate. The Conversion Rate shall be adjusted, without duplication, from time to time by the Company as follows, except that the Conversion Rate shall not be adjusted if Holders participate in any of the dividends or distributions described in this Section 8 (other than (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding shares of Series A Preferred Stock, without having to convert their shares of Series A Preferred Stock as if they held a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately after the close of business on the date for determination of holders of Common Stock entitled to receive such distribution, multiplied by the number of shares of Series A Preferred Stock held by such Holders at such time (any such dividend or distribution to the holders of Common Stock in which Holders participate, a “Received Dividend”).

(a)            If the Company issues or otherwise distributes shares of Common Stock as a dividend or distribution to all or substantially all holders of the shares of Common Stock (other than any Received Dividend), or if the Company effects a share split or share combination of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the “ex” date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR’ =	the new Conversion Rate in effect immediately after the open of business on such “ex” date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such “ex” date or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 8 shall become effective immediately after the open of business on the “ex” date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (a) is announced or declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been announced or declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than (i) as a result of a reverse share split or share combination or (ii) with respect to the readjustment of the Conversion Rate as described in the immediately preceding sentence).

For purposes of this Section 8, “effective date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(b)            If the Company distributes to all or substantially all holders of shares of Common Stock any rights or warrants entitling them for a period of not more than 45 days from the record date of such distribution to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the shares of Common Stock on the ten (10) consecutive Trading Days immediately preceding the date that such distribution was first publicly announced (other than any Received Dividend), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the “ex” date for such distribution;

CR’ =	the new Conversion Rate in effect immediately after the open of business on the “ex” date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on the “ex” date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the date “ex” date for such distribution.

Any increase in the Conversion Rate made under this Section 8(b) shall become effective immediately after the open of business on the “ex” date for such distribution.

For purposes of this Section 8(b), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than such average of Last Reported Sale Prices of the shares of Common Stock, and in determining the aggregate exercise price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. To the extent that any such rights or warrants are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be decreased, effective as of the time of such expiration, to the Conversion Rate that would then be in effect if such rights or warrants had not been so distributed. If any such dividend or distribution in this clause (b) is announced or declared but not paid or made, the new Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been announced or declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the readjustment of the Conversion Rate as described in the two immediately preceding sentences).

(c)            If the Company distributes shares of the Company’s Capital Stock, evidences of the Company’s indebtedness, other assets or property of the Company or rights or warrants to acquire its Capital Stock or other securities to all or substantially all holders of shares of Common Stock, excluding:

(i)            dividends or distributions of shares, or of rights or warrants to purchase or subscribe for shares, of Common Stock as to which the provisions of Section 8(a) or 8(b) shall apply;

(ii)            dividends or distributions paid exclusively in cash as to which the provisions of Section 8(d) shall apply;

(iii)            distributions of Reference Property pursuant to a Reorganization Event specified in Section 8(o);

(iv)            any distribution constituting a Received Dividend; and

(v)            Spin-Offs as to which the provisions set forth below in this Section 8(c) shall apply

(any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights or warrants, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the “ex” date for such distribution;

CR’ =	the new Conversion Rate in effect immediately after the open of business on the “ex” date for such distribution;

SP0 =	the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of Common Stock on the “ex” date for such distribution.

Any increase made under the portion of this Section 8(c) set forth above shall become effective immediately after the open of business on the “ex” date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding shares of Series A Preferred Stock, without having to convert its shares of Series A Preferred Stock, the amount and kind of Distributed Property that such Holder would have received if such Holder had held a number of shares of Common Stock equal to the applicable Conversion Rate in effect immediately after the close of business on the date for determination of holders of Common Stock entitled to receive such distribution, multiplied by the number of shares of Series A Preferred Stock held by such holder at such time. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 8(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the average of Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such distribution. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the readjustment of the Conversion Rate as described in the immediately preceding sentence).

With respect to an adjustment pursuant to this Section 8(c) where there has been a payment of a dividend or other distribution on the shares of Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 x	FMV + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the “ex” date of the Spin-Off;

CR’ =	the new Conversion Rate in effect immediately after the open of business on the “ex” date of the Spin-Off;

FMV =	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of shares of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to shares of Common Stock were to such Capital Stock or similar equity interest) over the ten (10) consecutive Trading Day period commencing on (and including) the “ex” date of the Spin-Off (such period, the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of the shares of Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall be determined on the last Trading Day of the Valuation Period but shall become effective and be given effect at the open of business on the “ex” date of such Spin-Off; provided, however, that if the relevant Mandatory Conversion Date occurs during the Valuation Period, in determining the Conversion Rate, references in the preceding paragraph with respect to ten (10) consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the “ex” date of such Spin-Off to (but excluding) such Mandatory Conversion Date.

If any such distribution described in this Section 8(c) is declared or announced but not paid or made, the new Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared or announced. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the readjustment of the Conversion Rate as described in the immediately preceding sentence).

For purposes of this Section 8(c) (and subject in all respects to Section 8(i)), rights or warrants distributed by the Company to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 8(c) (and no adjustment to the Conversion Rate under this Section 8(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and “ex” date with respect to new rights or warrants with such rights (in which case the existing rights or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other such event (of the type described in the immediately preceding sentence) with respect thereto that was deemed to effect a distribution of rights or warrants, in each case for which an adjustment to the Conversion Rate under this Section 8(c) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted, effective as of the date of such final redemption or purchase, to give effect to such distribution, deemed distribution or Trigger Event or other such event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of shares of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted, effective as of such expiration or termination date, as if such rights and warrants had not been issued.

For purposes of Section 8(a), Section 8(b) and this Section 8(c), if any dividend or distribution to which this Section 8(c) is applicable (other than a Spin-Off) has the same “ex” date as one or both of:

(A)            a dividend or distribution of shares of Common Stock to which Section 8(a) is applicable (the “Clause A Distribution”); or

(B)            a dividend or distribution of rights or warrants to which Section 8(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 8(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 8(c) with respect to such Clause C Distribution shall first be made, and (2) the “ex” date for the Clause B Distribution, if any, shall be deemed to immediately follow the “ex” date for the Clause C Distribution and any Conversion Rate adjustment required by Section 8(b) with respect to the Clause B Distribution shall then be made immediately after the adjustment pursuant to clause (1), except that, if determined by the Company, any shares of Common Stock that become outstanding as a result of the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the open of business on the “ex” date” within the meaning of Section 8(b), and (3) the “ex” date for the Clause A Distribution, if any, shall be deemed to immediately follow the “ex” date for the Clause C Distribution or the Clause B Distribution, as the case may be, and any Conversion Rate adjustment required by Section 8(a) with respect to the Clause A Distribution shall then be made immediately after the adjustments pursuant to clauses (1) and (2), except that, if determined by the Company, any shares of Common Stock that become outstanding as a result of the Clause A Distribution shall not be deemed to be “outstanding immediately prior to the open of business on such “ex” date” within the meaning of Section 8(a).

(d)            If the Company distributes any cash dividend or distribution to all or substantially all holders of shares of Common Stock, other than (i) distributions of Reference Property pursuant to a Reorganization Event specified in Section 8(o) and (ii) any Received Dividend, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 - C

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the “ex” date for such dividend or distribution;

CR’ =	the new Conversion Rate in effect immediately after the open of business on the “ex” date for such dividend or distribution;

SP0 =	the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such dividend or distribution; and

C =	the amount of such cash dividend or distribution the Company distributes to one share of Common Stock.

Any increase in the Conversion Rate made under this Section 8(d) shall become effective immediately after the open of business on the “ex” date for such dividend or distribution. If any dividend or distribution described in this Section 8(d) is announced or declared but not so paid or made, the new Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been announced or declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, without having to convert its shares of Series A Preferred Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the “ex” date for such cash dividend or distribution. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the readjustment of the Conversion Rate as described in the immediately preceding sentence).

(e)            If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for shares of Common Stock (other than an odd-lot tender), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Days commencing on (and including) the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’ =	the new Conversion Rate in effect immediately after the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of any shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’ =	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange pursuant to such tender or exchange offer); and

SP’ =	the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period commencing on (and including) the Trading Day next succeeding the date such tender or exchange offer expires.

The increase in the Conversion Rate under this Section 8(e) shall be determined on the last Trading Day of such ten (10) Trading Day period but shall become effective and be given effect at the close of business on the tenth (10th) Trading Day immediately following (and including) the Trading Day next succeeding the date such tender or exchange offer expires; provided, however, that if the relevant Mandatory Conversion Date occurs within such ten (10) Trading Day period, in determining the Conversion Rate, references in the preceding paragraph with respect to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the Trading Day next succeeding the expiration date of such tender or exchange offer to (but excluding) such Mandatory Conversion Date.

If the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but the Company or Subsidiary is ultimately prevented by applicable law from effecting all or any portion of such purchases or all such purchases are rescinded, the new Conversion Rate shall be decreased, effective as of the date the Board of Directors determines that applicable law so prevents, or rescinds, such purchases, to the Conversion Rate that would be in effect if such tender or exchange offer had not been made or had been made only in respect of such purchases that had been effected. For the avoidance of doubt, if the application of the formula in the preceding paragraph would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the readjustment of the Conversion Rate as described in the immediately preceding sentence).

(f)            If:

(x)            any distribution or transaction that requires a Conversion Rate adjustment pursuant to subsection (a), (b), (c), (d) or (e) of this Section 8 has not yet resulted in an adjustment to the Conversion Rate on a given Mandatory Conversion Date, and

(y)            a Holder will not be entitled to participate in the relevant distribution or transaction as a holder of the shares such Holder will receive on settlement of the related conversion (because such Holder will not be a holder of record of such shares on the related record date), then the Company shall adjust the number of shares of Common Stock that the Company will deliver to such Holder in respect of such conversion of shares of Series A Preferred Stock in a manner the Company reasonably determines to be appropriate to reflect the relevant distribution or transaction.

(g)            Notwithstanding this Section 8 or any other provision of this Certificate of Designations, if a Conversion Rate adjustment becomes effective on any “ex” date as specified in Section 8(a) through (e), and the Mandatory Conversion Date is on or after such “ex” date and on or prior to the related record date and a Holder would be treated as the record holder of shares of Common Stock as of the related Mandatory Conversion Date pursuant to Section 8(b) based on an adjusted Conversion Rate otherwise becoming effective on such “ex” date then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment otherwise becoming effective on such “ex” date shall not be made for such converting Holder; and, instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock such Holder is entitled to receive upon conversion on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(h)            Except as stated in this Certificate of Designations, the Company will not adjust the Conversion Rate for the issuance or acquisition of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. The applicable Conversion Rate will not be adjusted:

(i)            upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)            upon the issuance of any shares of Common Stock or restricted stock units or rights (including shareholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii)            upon the issuance of any shares of Common Stock pursuant to any right or warrant or exercisable, exchangeable or convertible security not described in this Section 8(h) and outstanding as of the Issue Date;

(iv)            upon the repurchase of any shares of Common Stock pursuant to an odd lot tender offer or an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 8(e);

(v)            for a change solely in the par value of the shares of Common Stock; or

(vi)            for accrued and unpaid interest, if any.

(i)            If the Company adopts a shareholder rights plan, then upon conversion of the shares of Series A Preferred Stock, in addition to the shares of Common Stock, Holders will receive the rights under the rights plan, unless prior to any conversion, the shareholder rights plan expires or terminates or the rights have separated from the shares of Common Stock in accordance with such rights plan, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed, to all holders of shares of Common Stock, Distributed Property consisting of such rights as described in Section 8(c), subject to readjustment in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to a shareholder rights plan will not otherwise trigger a Conversion Rate adjustment pursuant to Section 8(b) or (c).

(j)            In addition to those adjustments required by subsections (a), (b), (c), (d) and (e) of this Section 8, and to the extent permitted by applicable law and applicable listing rules of any U.S. national securities exchange on which the shares of Common Stock are then listed, (i) the Company in its sole discretion from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days and (ii) the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of shares of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each share of Series A Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(k)            Adjustments to the Conversion Rate shall be calculated to the nearest one-ten thousandth (1/10,000) of a share.

(l)            For purposes of this Section 8, (i) the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) the dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed a dividend or distribution of shares of Common Stock. The Company shall not make or issue any dividend or distribution on shares of Common Stock held in treasury of the Company.

(m)            If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Series A Preferred Stock, the Company or an applicable withholding agent may withhold on cash dividends, shares of Common Stock or sales proceeds paid, subsequently paid or credited with respect to such Holder or his successors or assigns.

(n)            If the Company shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(o)            In the case of:

(i)            any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)            any consolidation, merger or combination involving the Company,

(iii)            any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)            any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. The Company and its Subsidiaries shall not become a party to any Reorganization Event unless its terms are consistent with this Section 8(o). Notwithstanding Section 7(b), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 8. The provisions of this Section 8 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(p)            The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such maximum number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock or the payment or partial payment of dividends declared on Series A Preferred Stock that are payable in Common Stock.

(q)            The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock or the payment or partial payment of a dividend on Series A Preferred Stock in Common Stock, shall be made without charge to the converting Holder or recipient of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

9.            Dividends Upon Conversion. If dividends are required to be paid in cash with respect to the Dividend Period during which a Mandatory Conversion Date occurs:

(a)            if such Mandatory Conversion Date occurs before the Dividend Record Date for such Dividend Period, any accrued and unpaid dividends (to, but not including, such Mandatory Conversion Date) on the shares of Series A Preferred Stock subject to such conversion shall be paid in cash on such Mandatory Conversion Date; and

(b)            if such Mandatory Conversion Date occurs on or after the Dividend Record Date for such Dividend Period but on or before the Dividend Payment Date for such Dividend Period, any such dividends (to, but not including, such Mandatory Conversion Date) shall be paid in cash on the relevant Dividend Payment Date.

10.            No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion of the Series A Preferred Stock. If, upon conversion of the Series A Preferred Stock, a Holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

11.            Rights as Stockholders. The Series A Preferred Stock will not entitle their Holders to any of the rights of a stockholder of the Company, except as expressly provided in this Certificate of Designations.

12.            Legends. (a) Each share of Series A Preferred Stock shall bear a legend in substantially the following form:

“THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.            REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT] [IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”)][ IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT)], AND

2.            AGREES FOR THE BENEFIT OF VITAL ENERGY, INC., (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT:

(A)            TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)            PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)            TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK OR A BENEFICIAL INTEREST HEREIN.

HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE REGISTERED HOLDER HEREOF HAS AGREED NOT TO TRANSFER THIS SECURITY WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY PURSUANT TO THE TERMS OF THAT CERTAIN INVESTOR AGREEMENT, DATED AS OF [___], 2023, BY AND BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF.”

(b)            Each share of Common Stock issuable upon conversion of the Series A Preferred Stock shall bear a legend in substantially the following form:

“THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.            REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT] [IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”)][ IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT)], AND

2.            AGREES FOR THE BENEFIT OF VITAL ENERGY, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)            PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)            TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF COMMON STOCK OR A BENEFICIAL INTEREST HEREIN.

HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

13.            Company Redemption.

(a)            At any time and from time to time, from and after the Issue Date, to the extent not prohibited by Law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, in cash at a redemption price per share of Series A Preferred Stock equal to the Redemption Price (as defined below) on the terms and subject to the conditions set forth in this Section 13 (a “Redemption”).

(b)            The total price for each share of Series A Preferred Stock redeemed pursuant to this Section 13 shall be an amount per share of Series A Preferred Stock (the “Redemption Price”) equal to the greater of (i) the Liquidation Preference of such share of Series A Preferred Stock plus Accumulated Dividends, and (ii) the Average VWAP for the twenty (20) consecutive Trading Day period ending on the date immediately preceding the Redemption Date.

(c)            Any election by the Company pursuant to this Section 13 shall be made by delivery to the Holders of written notice (the “Redemption Notice”) of the Company’s election to redeem, at least ten (10) calendar days but no more than sixty (60) calendar days prior to the elected redemption date (each such date, a “Redemption Date”), which Redemption Notice shall state:

(i)            that an Redemption is being made and the number of shares of Series A Preferred Stock being redeemed; and

(ii)            (1) the Redemption Price, (2) the bank or trust company with which the aggregate Redemption Price shall be deposited on or prior to the Redemption Date, and (3) the Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Redemption Date).

(d)            Any Redemption Notice may, at the Company's discretion, be subject to one or more conditions precedent.

(e)            Any Redemption that is effected pursuant to this Section 13 shall be made on a pro rata basis among all Holders in proportion to the number of shares of Series A Preferred Stock held by such Holders.

(f)            On or before any Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank, trust company or exchange agent having an office in New York City in trust for the benefit of such Holders. On the Redemption Date, the Company shall cause to be paid in cash the applicable aggregate Redemption Price for such shares of Series A Preferred Stock to such Holders at an account or accounts designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates (if the shares are certificated) for such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.

(g)            If any shares of Series A Preferred Stock are not redeemed on the Redemption Date for any reason, until such shares are redeemed, all such unredeemed shares of Series A Preferred Stock shall remain outstanding and entitled to all of the designations, powers, preferences and relative, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designations, including the right to accumulate and receive dividends thereon as set forth in Section 3 until the date on which the Company redeems and pays in full the Redemption Price for such Series A Preferred Stock.

14.            Miscellaneous Provisions. (a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)            Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c)            The shares of Series A Preferred Stock shall be issuable only in whole shares.

(d)            All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)            Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f)            Holders shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Company.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this ___ day of [_____], 2023.

VITAL ENERGY, INC.

By:
Name:
Title:

Attest:
Name:
Title:

Signature Page to

Certificate of Designations of

2.0% Cumulative Mandatorily Convertible Series A Preferred Stock

Exhibit Form

EXHIBIT F

FORM OF INVESTOR AGREEMENT

Dated as of [•], 2023

By and Among

Vital Energy, Inc.

and

Henry Energy LP, Henry Resources LLC and Moriah Henry Partners LLC

INVESTOR AGREEMENT, dated as of [____], 2023 (this “Agreement”), by and among Vital Energy, Inc., a corporation incorporated under the laws of Delaware (the “Company”), and Henry Energy LP, a Texas limited partnership, Henry Resources LLC, a Texas limited liability company, and Moriah Henry Partners LLC, a Texas limited liability company (each, an “Investor” and, collectively, the “Investors”).

WITNESSETH:

WHEREAS, on September [__], 2023, the Company and the Investors entered into a Purchase and Sale Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), pursuant to which, among other things, the Investors agreed to sell, and the Company agreed to purchase, the Investors’ right, title and interest in and to the Investors’ oil and gas properties and related assets and contracts on the terms and subject to the conditions set forth in the Purchase and Sale Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Purchase and Sale Agreement, in connection with the closing of the transaction contemplated thereby (the “Closing”), the Investors have received shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and shares of 2.0% Cumulative Mandatory Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”); and

WHEREAS, in connection with and pursuant to the Purchase and Sale Agreement, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors’ ownership of the Company shares and to establish certain rights, restrictions and obligations of the Investors with respect to such shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

VOTING AGREEMENT; TRANSFERS; STANDSTILL

1.1            Transfer Restrictions.

(a)            Notwithstanding anything to the contrary contained herein, no Investor Party shall Transfer any shares of Preferred Stock without the prior written consent of the Company.

(b)            Notwithstanding anything to the contrary contained herein, no Investor Party shall Transfer any Voting Securities:

(i)            to any Person or Group if, after giving effect to such Transfer, such Person or Group would, to such Investor Party’s knowledge, Beneficially Own 5% or more of the outstanding Voting Securities;

(ii)            on any given day in an amount greater than 20% of the average daily trading volume of the Common Stock for the 20-trading day period immediately preceding the date of such Transfer; or

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(iii)            to any Activist Stockholder or material competitor of the Company;

except, in each case, in a Transfer effected solely through a bona fide Underwritten Offering (as defined in the Registration Rights Agreement (as defined below)) pursuant to an exercise of the registration rights provided in the Registration Rights Agreement or one or more open market transactions pursuant to Rule 144 under the Securities Act, as long as the Investor Party making such Transfer does not have knowledge that the Transfer would otherwise violate any of the foregoing clauses (i), (ii) or (iii).

(c)            The restrictions set forth in Section 1.1(a) and (b) shall not apply to Transfers of Voting Securities or shares of Preferred Stock (1) to the Company or its Subsidiaries or any of their respective Affiliates, (2) in any tender offer or exchange offer that has been at any time recommended by, or approved by, the board of directors of the Company (the “Company Board”) or (3) pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination in one or a series of related transactions (i) involving the Company or any of its Affiliates pursuant to which more than 50% of the Voting Securities or the consolidated total assets of the Company and its Affiliates, taken as a whole, would be acquired or received by any Person (other than the Company or its Subsidiaries) or (ii) involving the Investors or any Affiliate of the Investors pursuant to which more than 50% of the consolidated total assets of the Investors and its Affiliates, taken as a whole, would be acquired or received by any Person (other than the Investors or their respective Subsidiaries).

(d)            The Investors acknowledge and agree that, prior to the Stockholder Approval, pursuant to requirements of the New York Stock Exchange, the shares of Common Stock received by the Investors at Closing (the “Issued Common Shares”) will not be entitled to vote on a proposal to approve the issuance of shares of Common Stock upon conversion of the Preferred Stock to be voted on at a meeting of the Company’s stockholders, and the shares of Common Stock will bear a legend to that effect. The Investors acknowledge and agree that such legend shall not be removed, and shall be applicable to any transferees of the Issued Common Shares, prior to the Stockholder Approval.

(e)            Each Investor agrees to use its commercially reasonable efforts to provide written notification to the Company within five (5) Business Days after the end of each calendar quarter in which any Investor Party has transferred any Voting Securities the number of Voting Securities transferred by the Investor Parties during such quarter and (other than in the case of a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in the Registration Rights Agreement or one or more open market transactions pursuant to Rule 144 under the Securities Act in which the identity of the Transferees is not reasonably ascertainable) the identity of any Transferee; provided, that any public disclosure (including pursuant to the Exchange Act or the Securities Act) regarding a Transfer will be deemed to have satisfied such notification obligations pursuant to this sentence with respect to such Transfer.

(f)            The right of any Investor Party to Transfer Voting Securities or shares of Preferred Stock Beneficially Owned by such Person is subject to the restrictions set forth in this Section 1.1, and no Transfer by any Person of Voting Securities or shares of Preferred Stock Beneficially Owned by such Person may be effected except in compliance with this Section 1.1. Any Transfer or attempted Transfer of Voting Securities or shares of Preferred Stock in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

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1.2            Standstill Provisions.

(a)            From the Closing Date until the termination of the Standstill Period, neither an Investor nor any of its Affiliates shall (or shall permit any of their respective Representatives, acting on the behalf of or at the direction of any of them), directly or indirectly:

(i)            acquire, agree to acquire, propose or offer to acquire, facilitate the acquisition or ownership of, or solicit the acquisition of, by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of any Voting Securities, or securities of the Company that are convertible, exchangeable or exercisable into Voting Securities, other than as a result of (x) the conversion of the shares of Preferred Stock into Common Stock in accordance with the certificate of designations for the Preferred Stock and (y) any stock split, stock dividend, subdivision, recapitalization or similar reorganization of Voting Securities effected by the Company;

(ii)            deposit any Voting Securities into a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other Contract, or grant any proxy with respect to any Voting Securities (other than to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company);

(iii)            enter, agree to enter, publicly propose or offer to enter into, or make any public announcement with respect to, any merger, business combination, recapitalization, restructuring, change in control transaction, sale of all or a material portion of the assets of the Company or any of its Subsidiaries or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Company Board and there has otherwise been no breach of this Section 1.2 in connection with or relating to such transaction);

(iv)            make, or knowingly and publicly facilitate, encourage or otherwise participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any Voting Securities;

(v)            call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company, including action by written consent;

(vi)            form, join or in any way participate in a Group (other than a Group which consists solely of the Investors and one or more of their respective Affiliates), with respect to any Voting Securities;

(vii)            otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company;

(viii)            sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Voting Securities to any third party;

(ix)            advise or knowingly assist or encourage or enter into discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities; or

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(x)            publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing;

provided that, notwithstanding anything to the contrary in this Section 1.2(a), (1) each Investor and any of its Affiliates may at any time (A) initiate and engage in private discussions with, and submit non-public, confidential proposals to, the Company Board (or any committee or other designee thereof) or (B) make a confidential request to the Company seeking an amendment or waiver of this Section 1.2(a), in each case so long as such proposals or requests do not require public disclosure and the making of such proposal or request would not reasonably be expected to require the Company to make a public announcement of its receipt and (2) for the avoidance of doubt, (x) the consummation of the transactions contemplated by the Purchase and Sale Agreement and (y) such Investor’s exercise of its rights or the performance of its obligations under any other Transaction Document shall not be deemed violations of this Section 1.2(a).

(b)            Each Investor further agrees that, during the Standstill Period, neither such Investor nor any of its Affiliates shall (or shall permit any of their respective Representatives, acting on the behalf of or at the direction of any of them), directly or indirectly (x) publicly request the Company to amend or waive any provision of this Section 1.2 (including this sentence) or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or any other matter described in this Section 1.2.

1.3            Voting Agreements.

(a)            At all times during the Standstill Period, each Investor shall, and shall cause each of its Affiliates to, cause all Voting Securities Beneficially Owned by it to be counted as present for purposes of establishing a quorum.

(b)            At all times during the Standstill Period, each Investor shall, and shall cause each of its Affiliates to, cause to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) on or in accordance with the proxy card mailed by the Company to the stockholders of the Company in connection with the solicitation of any proxy (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company), in the following manner:

(i)            in favor of all those persons nominated to serve as directors of the Company by the Company Board or the Nominating, Corporate Governance, Environmental and Social Committee of the Company Board,

(ii)            in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm,

(iii)            in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation Committee of the Company Board and (z) in accordance with the recommendation of the Company Board with respect to any proposal brought by any stockholder of the Company (including any proposal pursuant to Rule 14a-8 under the Exchange Act), and

(iv)            in accordance with the recommendation of the Company Board with respect to all matters relating to any merger, acquisition or business combination transaction involving the Company or any of its Subsidiaries or equity issuance of the Company, to the extent such matters are to be voted upon by the stockholders of the Company (including through action by written consent), in accordance with the recommendation of the Company Board. Except as set forth in this Section 1.3(b), neither an Investor nor any of its Affiliates shall be under any obligation by virtue of this Agreement to vote in the same manner as recommended by the Company Board or any other Person, or in any other manner, other than in its sole discretion.

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(c)            No Investor shall vote on any proposal to approve the issuance of shares of Common Stock upon conversion of the shares of Preferred Stock submitted to the Company’s stockholders at the Company’s annual or special meeting of stockholders.

Article II

REPRESENTATIONS AND WARRANTIES

2.1            Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company as follows:

(a)            Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)            The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) its organizational documents or (z) any material contract or agreement to which it is a party.

(c)            The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d)            This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

2.2            Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)            The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) its organizational documents or (z) any material contract or agreement to which it is a party.

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(c)            The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by all necessary corporate action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d)            This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Article III

DEFINITIONS

3.1            Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Activist Stockholder” means, as of any date of determination, a Person (other than the Investors, the Company and their respective Affiliates (and, in the case of the Investors, the Investors’ Affiliates)) that has, directly or indirectly through its Affiliates, whether individually or as a member of a group, within the three (3) year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person, unless otherwise specified, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings; provided, however, that the Investors shall not be deemed Affiliates of the Company or any of its Subsidiaries for purposes of this Agreement.

“Applicable Law” means, with respect to any Person, all applicable U.S., non-U.S. or transnational federal, state or local Laws.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Business Dav” means a day, other than a Saturday or Sunday or public holiday in New York, New York on which banks are open in New York, New York for general commercial business.

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“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“Equity Interest” means any share of capital stock or other class of equity securities of a Person, whether voting or non-voting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Investor Parties” means the Investors and their respective Affiliates.

“Laws” means laws, statutes, binding Orders, rules, and regulations, ordinances, directives, treaties, rules of common law and rules of any applicable SRO.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Person” an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, foundation, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [_____], 2023, by and between the Company and the Investors.

“Representatives” means an Investor’s or any of its Affiliates’ respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (iii) any other securities exchange.

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“Standstill Period” means the period beginning on the Closing and ending on the date that is thirty (30) days after the date on which the Investor Parties cease to Beneficially Own at least 10% of the outstanding Voting Securities.

“Stockholder Approval” means the approval by holders of a majority of the issued and outstanding shares of Common Stock (excluding the Issued Common Shares), required by the applicable rules and regulations of the New York Stock Exchange (or any successor entity) from the stockholders of the Company with respect to the issuance of shares of Common Stock upon conversion of the shares of Preferred Stock.

“Subsidiary” means, with respect to any Person, another Person with respect to which the first Person holds, directly or indirectly, (a) an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body or (b) more than 50% of the equity interests.

“Transaction Document” means this Agreement, the Purchase and Sale Agreement, the Transition Services Agreement (as defined in the Purchase and Sale Agreement) and the Registration Rights Agreement.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap, put option, derivative, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, derivative, put option, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise; provided that a “Transfer” will not include (A) the granting of a pledge, lien or other security interest over any capital stock or interest in any capital stock to a nationally recognized bank or broker- dealer in connection with any bona fide financing arrangements (including any bona fide margin loan transaction) entered into with any such nationally recognized bank or broker-dealer, or the ability of such a bank or broker-dealer to foreclose on and Transfer such capital stock or interest in any capital stock and any foreclosure or Transfer by such a bank or broker-dealer, as long as such bank or broker-dealer agrees with the relevant Transferee (with the Company as an express third party beneficiary of such agreement) that following such foreclosure it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed public offering or a sale effected through a broker dealer) any such foreclosed capital stock or interest in any capital stock without the Company’s prior written consent, or the enforcement of any rights related thereto or (B) any indirect Transfer of Equity Interests of the Company by virtue of an issuance of a direct or indirect Equity Interest in the Investors, any of its Affiliates or any of their respective securityholders. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

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3.2            Other Defined Terms.

Term	Section

Agreement	Preamble
Closing	Recitals
Common Stock	Recitals
Company	Preamble
Company Board	1.1(b)
Investor	Preamble
Issued Common Shares	1.1(d)
Preferred Stock	Recitals
Purchase and Sale Agreement	Recitals

3.3            Interpretation. Whenever used: the words “include,” “includes” and “including” shall he deemed to be followed by the phrase “without limitation,” and the words “hereof,” “hereunder” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular provision of the Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute, rule or regulation means such statute, rule or regulation as amended or supplemented from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings and captions herein are for convenience of reference only and do not affect the construction or interpretation of any of the provisions hereof. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The word “or” when used in this Agreement is not exclusive. If, and as often as, there is any change in the outstanding shares of the Company Common Stock by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization or exchange or similar reorganization of shares, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. Any reference to “written” or “in writing” refers to printing, typing and other means of reproducing words (including electronic media) in a visible form, including e-mail. To the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

Article IV

MISCELLANEOUS

4.1            Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the first date on which the Investors cease to Beneficially Own any Voting Securities or shares of Preferred Stock; provided, however, that the representations and warranties of the Investors and the Company in Section 2.1 and Section 2.2, respectively, and this Article IV shall survive any termination of this Agreement.

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4.2            Notices.

(a)            Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, email or overnight courier to the recipient’s address as set forth below or to such other address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(i)	if to the Company, to:

Name:	Vital Energy, Inc.
Address:	521 E. 2nd Street, Suite 1000 Tulsa, Oklahoma 74120
Attention:	Mark Denny
Email:	mark.denny@vitalenergy.com

with a copy to (which shall not be considered notice):

Name:	Akin Gump Strauss Hauer & Feld LLP
Address:	1111 Louisiana Street, 44th Floor Houston, Texas 77002
Attention:	Christopher Centrich
Email:	ccentrich@akingump.com

(ii)	if to the Investors, to:

Name:	[________]
Address:	[________] [________]
Attention:	[________]
Email:	[________]

with a copy to (which shall not be considered notice):

Name:	[________]
Address:	[________] [________]
Attention:	[________]
Email:	[________]

(b)            A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, or overnight courier; or (ii) at the time of transmission if sent by email (receipt confirmation requested).

4.3            Amendments and Waivers. Each of the parties hereto agrees that no provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by the Company and the Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

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4.4            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5            Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

4.6            Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of electronic signature or by e-mail delivery of an electronic data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or e-mail delivery of an electronic data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic signature or e-mail delivery of an electronic data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

4.7            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

4.8            Governing Law: Jurisdiction: WAIVER OF JURY TRIAL.

(a)            This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

(b)            The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware; provided, that if such court does not have jurisdiction, any such action shall be brought exclusively in any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.2 shall be deemed effective service of process on such party.

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(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9            Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

4.10            No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

VITAL ENERGY, INC.

By:
Name:
Title:

[Signature Page to Investor Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

HENRY ENERGY LP

By:
Name:
Title:

HENRY RESOURCES LLC

By:
Name:
Title:

MORIAH HENRY PARTERS LLC

By:
Name:
Title:

[Signature Page to Investor Agreement]